As filed with the Securities and Exchange Commission on November 12, 2026

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NAUTICUS ROBOTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3569	87-1699753
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

17146 Feathercraft Lane, Suite 450

Webster, Texas 77598

(281) 942-9069

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Ferrier

General Counsel

Nauticus Robotics, Inc.

17146 Feathercraft Lane, Suite 450

Webster, Texas 77598

(281) 942-9069

(Name and address, including zip code, and telephone number, including area code, of agent for service of process)

With copies to:

Amelia Zhang, Esq.	Lawrence Metelitsa, Esq.
Norton Rose Fulbright US LLP	Steven A. Lipstein, Esq.
1550 Lamar Street, Suite 2000	Lucosky Brookman LLP
Houston, Texas 77010	101 Wood Avenue South 5th Floor
(713) 651-5151	Woodbridge, New Jersey 08830
(732) 395-4400

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement on Form S-1.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this Registration Statement on Form S-1 on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement on Form S-1 shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement on Form S-1 shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2026

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT ON FORM S-1 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

Shares

 10.00% Series E Convertible Preferred Stock

NAUTICUS ROBOTICS, INC.

This prospectus relates to the offer and sale from time to time by Nauticus Robotics, Inc. (“us,” “we,” or the “Company”) of up to             shares of the Company’s 10.00% Series E Convertible Preferred Stock, which we refer to as our Series E Preferred Stock.

DIVIDENDS

Subject to the preferential rights, if any, of the holders of any class or series of capital stock of the Company ranking senior to the Series E Preferred Stock as to dividends, the holders of the Series E Preferred Stock will be entitled to receive cumulative dividends at the annual rate of 10% on the stated value thereof. Dividends on the Series E Preferred Stock will accrue and be cumulative from, and including, the date of original issue by us of the Series E Preferred Stock.

Dividends will be payable, in arrears, on the date that is one hundred twentieth (120th) calendar day following the initial issuance date and thereafter quarterly on the first trading day of each subsequent fiscal quarter of the Company, each of which we refer to as a “dividend payment date”. The dividends are payable to each record holder of the Series E Preferred Stock in shares of our common stock so long as there has been no Equity Conditions Failure, as defined in the certificate of designation with respect to the Series E Preferred Stock (the “Certificate”), and the Company may, at its option, elect to pay the dividend in cash or a combination of payment in cash and a payment in dividend shares. Notwithstanding the foregoing, if a holder holds, as of the applicable dividend record date, less than 50% of the then issued and outstanding shares of Series E Preferred Stock, all dividends payable to such holder shall be paid in cash. Prior to the second anniversary of the Initial Issuance Date, and for so long as any shares of Series E Preferred Stock remain outstanding, the Company will maintain a fully funded cash reserve in an amount sufficient to pay at least two years of dividends on all shares of Series E Preferred Stock then outstanding. Failure to establish or maintain the required dividend cash reserve will constitute a Triggering Event under the Certificate.

See “Description of Series E Preferred Stock-Dividends” for more details.

CONVERSION RIGHTS

Subject to certain limitations, holders of Series E Preferred Stock will have the right to convert some or all of their shares of Series E Preferred Stock on any trading day into shares of our common stock (with any fractional share rounded up to the nearest whole share) at the then-applicable conversion rate. The conversion rate for each Preferred Share is determined by dividing the Conversion Amount of such Series E Preferred Stock (which includes the stated value thereof, any accrued and unpaid dividends, and any other amounts then owed to the holder) by the then-applicable Conversion Price. The initial Conversion Price is $ per share of common stock, and is subject to adjustment as described herein.

In addition to the foregoing optional conversion right, each holder will have the right, at its option and at any time other than during any MVLS Eligibility Period (as defined in the Certificate), to elect an Alternate Conversion of all or any portion of its shares of Series E Preferred Stock at the Alternate Conversion Price, which is generally the lower of (i) the then-applicable Conversion Price and (ii) a percentage of the lowest VWAP of the common stock during the applicable measuring period, subject to the Floor Price then in effect.

Following the occurrence of a Triggering Event, each holder may also elect a Triggering Event Conversion at the Triggering Event Conversion Price.

All conversions are subject to the Beneficial Ownership Limitation described in this prospectus.

See “Description of Series E Preferred Stock—Conversion Rights” for more details.

REDEMPTION AND REPURCHASE

At any time, the Company will have the right to redeem all, but not less than all, of the then-outstanding shares of Series E Preferred Stock by delivering an irrevocable written notice of redemption to all holders of Series E Preferred Stock not less than 20 trading days and not more than 40 trading days prior to the date on which such redemption shall occur (the “Company Optional Redemption Date”). The Company’s optional redemption notice may be conditioned upon the consummation of a specified refinancing transaction or a Going Private Transaction as defined in the Certificate. The “Company Optional Redemption Price” payable for each share of Series E Preferred Stock subject to redemption will equal 120% of the Conversion Amount of such share as of the applicable Company Optional Redemption Date.

See “Description of Series E Preferred Stock—Company Optional Redemption” for more details.

LISTING; COMMON STOCK

No public market currently exists for Series E Preferred Stock. We have applied to list the Series E Preferred Stock on The Nasdaq Capital Market under the symbol “KITTP.” If the listing is approved, we expect trading to commence within 5 days after the date the Series E Preferred Stock is first issued. The listing of the Series E Preferred Stock on The Nasdaq Capital Market is a condition precedent for the issuance of the Series E Preferred Stock. Our common stock is listed on The Nasdaq Capital Market under the symbol “KITT.” On November 6, 2026, the last reported sale price of our common stock was $1.25 per share.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	For additional information about underwriting compensation, see “Underwriting.”

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all the shares of Series E Preferred Stock offered by this prospectus.

Our business and an investment in the Series E Preferred Stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 12 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We expect to deliver the Series E Preferred Stock in book-entry form through the facilities of The Depository Trust Company on or about           , 2026.

Sole Book-Running Manager

R.F. Lafferty

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any applicable prospectus supplement prepared by us or on our behalf. We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section entitled under “Where You Can Find More Information.”

Unless the context indicates otherwise, the terms “Nauticus Robotics,” “Nauticus,” the “Company,” “we,” “us,” and “our” refer to Nauticus Robotics, Inc., a Delaware corporation, and its subsidiaries. Unless noted otherwise, all share and per share information for all periods presented in this prospectus has been retroactively adjusted for the reverse stock splits of our issued and outstanding shares of our common stock at a ratio of 1-for-8, which became effective as of April 21, 2026, and at a ratio of 1-for-6, which became effective as of September 24, 2026. The documents incorporated by reference, including the financial statements, may not reflect the reverse stock splits.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any and all statements contained in this prospectus and in the documents incorporated herein by reference that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Those statements appear in this prospectus and in the documents incorporated herein by reference, and include statements regarding the intent, belief, or current expectations of the company and management that are subject to known and unknown risks, uncertainties, and assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Except as required by applicable law, we undertake no obligation to update or revise any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section of this prospectus titled “Risk Factors” and the following:

●	We are an early-stage company with a history of losses and expect to incur significant expenses for the foreseeable future.

●	The consolidated financial statements incorporated by reference into this prospectus have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) assuming the Company will continue as a going concern. However, substantial doubt exists about the Company’s ability to continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

●	We identified a material weakness in our internal control over financial reporting which we are working to remediate. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

●	If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.

●	A significant amount of our revenues is derived from a limited number of customers. A material portion of our revenue may be generated by sales to government entities, which are subject to a number of uncertainties, challenges, and risks.

●	If we fail to effectively manage our limited financial and intellectual resources, we may not be able to design, develop, manufacture, market, and launch new generations of our robotic systems successfully.

●	Our operating and financial projections rely on management assumptions and analyses. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

●	We may be unable to raise sufficient affordable capital needed to fund and grow our business.

●	If we are successful in commercializing our products and services, our revenue will be concentrated in a limited number of models and a limited number of operating units for the foreseeable future.

●	We may not be able to enforce or protect our intellectual property rights, or third parties may claim we infringe their intellectual property rights.

●	Defects, glitches, or malfunctions in our products or the software that operates them, failure of our products to perform as expected, connectivity issues or operator errors could result in product recalls, lower than expected return on investment for customers, and could cause harm to operators and significant safety concerns, each of which could adversely affect our results of operations, financial condition and our reputation.

●	Our ability to manufacture products of sufficient quality on schedule is unproven, and delays in the design, production and launch of our products and services could harm our business, financial condition, results of operations, cash flows, reputation and prospects.

●	We are or may be subject to risks associated with strategic alliances or acquisitions and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

●	We are highly dependent on the services of our senior management and other key employees and if we are unable to attract and retain a sufficient number of qualified employees, our ability to design, manufacture and launch our products, provide services, operate our business and compete could be harmed.

●	We incur significant expenses and administrative burdens as a public company, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, reputation and prospects.

●	We may be subject to various new or changing product regulations and environmental laws and regulations, which could cause significant fines and liability, or otherwise adversely affect our business, financial condition, results of operations, cash flows, reputation and prospects.

●	We are subject to cybersecurity risks to our operational systems, security systems, infrastructure, integrated software in our products and data processed by us or third-party vendors.

●	Issues in the development and use of artificial intelligence (“AI”) may result in reputational harm or liability, and failure to introduce new and innovative products that have AI capabilities could put us at a competitive disadvantage.

●	We are subject to anti-corruption laws and anti-money laundering laws in countries in which we conduct activities, and any violations of such regimes may result in investigations, criminal liability and could adversely affect our business, financial condition, results of operations and prospects.

●	We are dependent on our suppliers, some of which are currently single or limited source suppliers, and the inability or other failure of these suppliers to deliver necessary components of our products at prices and volume and with specifications and performance characteristics acceptable to us, could have a material adverse effect on our business, financial condition, results of operations, cash flows, reputation and prospects. We have not yet identified all of the suppliers that we are likely to rely on to support future commercialization of our core products.

●	We operate in a competitive industry that is subject to rapid technological change, and we expect competition to increase.

●	Our financial results may vary significantly from period to period due to fluctuations in our operating costs, demand for our products and services, seasonal variation and other factors.

●	As part of growing our business, we may undertake acquisitions, from time to time. If we fail to successfully select, execute, or integrate our acquisitions, our business, results of operations and financial condition could be materially adversely affected, and our stock price could decline.

●	We are subject to risks associated with conducting business internationally, including legal, regulatory, and compliance risks that differ significantly from those applicable to our domestic operations.

●	Changes in U.S. and international trade laws and policies, including the imposition of new or increased tariffs and duties, could adversely affect our business, financial condition, results of operations, and cash flows.

●	We pursue U.S. government contracts, which often are only partially funded, subject to immediate termination and heavily regulated and audited. The termination or failure to fund, or negative audit findings for one or more of these contracts have an adverse impact on business, financial conditions, results of operation and cash flows.

●	We have government customers which subjects us to risks including early termination, audits, investigations, sanctions and penalties.

●	We may issue a significant number of shares or equity-linked securities in the future in connection with investments or acquisitions or other efforts to raise capital, which may cause dilution to, or otherwise adversely affect, our stockholders.

●	Future offering of debt or equity securities may rank senior to our common stock.

●	If certain holders of common stock sell a significant portion of their securities, it may negatively impact the market price of the shares of our common stock and such holders still may receive significant proceeds.

●	The market price of our common stock is volatile, and you may lose some or all of your investment.

●	If we are unable to maintain compliance with Nasdaq’s listing criteria, including their minimum bid price rule and minimum market value and stockholder equity requirement, Nasdaq may delist our securities.

●	We are an emerging growth company and smaller reporting company, and as such are subject to various risks unique only to emerging growth companies, including, but not limited to, risks associated with taking advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, which could, among other things, make our securities less attractive to investors and may make it more difficult to compare our performance with certain public companies.

●	We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to investors, thereby making public warrants worthless. We may redeem outstanding Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock and the convertible debentures.

●	Currently our outstanding warrants, shares of our Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock and certain outstanding convertible debentures and convertible term loans are all exercisable or convertible into shares of common stock. Any future exercise of such outstanding warrants or conversion of such Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock or the convertible debentures or convertible term loans would increase the number of shares of common stock eligible for future resale in the public market and result in dilution to our stockholders.

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INDUSTRY AND MARKET DATA

This prospectus and the documents incorporated herein by reference include industry data and forecasts that we obtained from industry publications and surveys, as well as public filings and internal company sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Any statements as to our ranking, market position, or market estimates are based on third-party forecasts, management’s estimates and assumptions about our markets and our internal research. We have not independently verified such third-party information, nor have we ascertained the underlying economic assumptions relied upon in those sources, and we cannot assure you of the accuracy or completeness of any such information contained in this prospectus or in any document incorporated by reference herein. Such data involve risks and uncertainties and is subject to change based on various factors, including those discussed under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

PROSPECTUS SUMMARY

This summary highlights selected information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Industry and Market Data” and our financial statements and the related notes incorporated by reference in this prospectus, before deciding to invest in our securities. Unless the context requires otherwise, the words “Nauticus Robotics,” “Nauticus,” the “Company,” “we,” “us,” and “our” refer to Nauticus Robotics, Inc., a Delaware corporation, and its subsidiaries.

Our Company

Business Overview

We are a technology-driven company specializing in the development of advanced fully electric autonomous robotic solutions for subsea applications. Our portfolio includes autonomous, untethered underwater vehicles (AUVs), tethered robotic remotely operated vehicles (ROVs), electric robotic manipulators, a platform-agnostic robotic operating system, and related consulting and prototype services with a strong alignment to offshore energy and national security interests. The technology solutions enable autonomous operations for both the commercial and defense sectors.

Our addressable markets include upstream, midstream, and downstream oil and gas, defense, offshore renewables, seafloor telecommunications, aquaculture, port security, oceanographic research, and subsea mining. Currently, our primary focus is on oil and gas operations and defense applications.

We were formed in September 2022 as the result of a business combination between Nauticus Robotics, Inc.’s predecessor (CleanTech) and Nauticus Robotics Holdings Inc. (formerly known as Houston Mechatronics, Inc.). We completed our first successful survey utilizing our autonomous subsea vehicle, Aquanaut®, in the fourth quarter of 2024.

Our common stock trades on the Nasdaq Capital Market under the stock ticker symbol “KITT.”

Competitive Differentiation & Technology

To effectively enter markets dominated by legacy solutions, Nauticus has developed innovative, value-driven technologies. The Company’s flagship autonomous fully electric vehicle, Aquanaut®, provides advantages over conventional tethered Remotely Operated Vehicles (ROVs) and untethered Autonomous Underwater Vehicles (AUVs), including:

●	Enhanced capability to operate in deep and complex environments without the limitations of tether management.

●	Reduction in operational costs and carbon footprint through the use of smaller deployment vessels and elimination of onboard generators, resulting in lower greenhouse gas emissions, and quieter operations to minimize ecological impact.

●	Increased mission efficiency through autonomous execution versus manual control, reducing crew requirements and improving safety.

●	Enhanced data collection, with higher fidelity providing actionable insight.

●	Capability under development of collecting physical samples, providing valuable data for regulatory compliance, asset integrity, and damage assessments.

●	Capability under development in defense scenarios by eliminating surface vessel presence.

The Aquanaut® autonomous vehicle represents the next generation of subsea robotics integrating eight independent thrusters to precisely propel and position a hull to maximize efficiency and enable high-resolution data collection, and autonomous fully electric manipulation comparable to traditional ROV operations.

Product Portfolio

Aquanaut® Autonomous Vehicles

Nauticus Robotics has three autonomous vehicles. Two vehicles have been completed and the third vehicle remains under assembly.

The Aquanaut® vehicle has demonstrated superior capabilities in safety assurance, operational efficiency, asset integrity, and regulatory compliance through its ability to collect high-resolution subsea data. The Aquanaut® vehicle is engineered to operate to a depth of up to 2,300 meters.

Nauticus ToolKITT™ Software Suite

Nauticus ToolKITT™ is a sophisticated software platform that governs Nauticus’ suite of robotic products. It enables robots to perceive their environment, navigate in three dimensions, make autonomous decisions, and execute tasks with minimal human intervention. Nauticus ToolKITT™ relies on the Robot Operating System (ROS), leveraging an open-source framework to accelerate development and deployment. The software is hardware-agnostic, enabling deployment across various robotic platforms.

Nauticus ToolKITT™ has been deployed on third party commercial ROVs and competing robotic platforms, enhancing Nauticus’ ability to offer advanced inspection and intervention services. This software also plays a critical role in next-generation inspection services, a key industry need for ensuring the integrity of subsea pipelines and offshore infrastructure. Nauticus ToolKITT™ has been installed and operated as part of Nauticus’ ROV program.

Olympic Arm™ Electric Manipulator

The Olympic Arm is a fully electric subsea manipulator designed for complex intervention tasks on both work-class ROVs and Aquanaut. Its patented electric actuators replace traditional hydraulic systems, offering:

●	Greater precision and control for delicate operations.

●	An environmentally friendly design utilizing biodegradable oil.

●	Simplified deck-side repairs and extended operational reliability.

●	Engineered to work to a depth of 2,300 meters.

The next-generation manipulator is currently in development in-house with an emphasis on improving repair efficiency and durability.

Defense Solutions

Nauticus is a specialized technology and engineering services company focused on delivering innovative solutions to the defense sector. As a nimble and highly adaptive firm, the Company can bridge the gap between emerging commercial technologies and mission-critical ocean centric defense applications, supporting military and government agencies in addressing evolving operational requirements. The Company’s core capabilities include:

●	Advanced R&D & Prototyping - Rapid development of next-generation technologies, from AI-driven analytics to autonomous systems.

●	Systems Integration - Adapting and integrating commercial technologies into existing defense infrastructure.

●	Unmanned Systems & Robotics - Developing and enhancing autonomous systems for defined mission applications.

●	Distributed Acoustic Sensing – Supporting the development and deployment of subsea fiber-optic sensing networks for maritime monitoring and underwater infrastructure protection.

●	Mine Detection & Recovery – Developing subsea robotic solutions to support the detection, identification, and recovery of underwater mines.

●	Agility & Innovation - As a nimble technology company, Nauticus operates with unmatched flexibility, rapidly pivoting to meet evolving defense needs and are unencumbered by legacy solutions.

The team has experience executing successful projects within Defense Innovation Unit’s commercial technology initiatives and Defense Advanced Research Agency’s high-risk, high-reward programs.

Nauticus announced on January 30, 2025, a Strategic Subsea Alliance with Leidos Holdings, Inc (NYSE: LDOS). The alliance builds on a successful prior collaboration between the two organizations, which was praised by their mutual customer for its seamless execution and constructive collaboration. This new alliance aims to combine the companies’ complementary expertise to develop next-generation autonomous underwater systems capable of tackling increasingly complex missions.

SeaTrepid ROV Services

On March 20, 2025, Nauticus acquired substantially all of the assets and business of SeaTrepid International LLC and its affiliates (“SeaTrepid”). SeaTrepid provides subsea robotic services to customers with ROVs. The ability of SeaTrepid’s ROVs and Nauticus’ Aquanaut to seamlessly communicate at depth unlocks new service opportunities, enabling two autonomous systems to collaborate in delivering cutting edge underwater solutions.

Market Opportunity

According to Research and Markets, published in May 2025, the global Offshore AUV & ROV Market grew from $1.53 billion in 2024 to $1.69 billion in 2025, with a projected compound annual growth rate (CAGR) of 10.28%, reaching $2.75 billion by 2030.

Nauticus Robotics™ is positioned to capitalize on this expanding market by offering disruptive technology solutions that improve data quality, safety, emissions reduction, and cost efficiency. The Company’s autonomous systems and data analytics provide a competitive advantage as industries shift toward automation and sustainability in subsea operations. Each of its product lines is complementary to the others working together as a system, and also can be marketed independently. The Nauticus ToolKITT™ software is platform agnostic, and can be installed on third party ROVs. Similarly, the Olympic Arm can be installed and operate on third party ROVs.

International Operations

The potential addressable market for Nauticus Robotics products and services is global. While current operations are concentrated in the United States, Nauticus Robotics is also actively pursuing business opportunities outside the United States, including opportunities in Brazil and the United Arab Emirates.

Corporate Information

The address of our principal executive offices is 17146 Feathercraft Lane, Suite 450, Webster, Texas 77598. Our phone number is (281) 942-9069. Our website address is www.nauticusrobotics.com. The contents of our website do not constitute part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at our website.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.nauticusrobotics.com. Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

Recent Developments

Issuance of Original Issue Discount Senior Secured Convertible Debenture Due 2026

On July 20, 2026, we issued an Original Issue Discount Senior Secured Convertible Debenture Due 2026, in the aggregate principal amount of $1,500,000.00 (the “Additional Note”), to an institutional investor (“Investor”), which is convertible into 32,895 shares of our common stock calculated at a conversion price of $45.60. The Additional Note was issued pursuant to the securities purchase agreement dated as of November 4, 2024 (the “Securities Purchase Agreement”) with certain investors including Investor, as previously described in our Current Report on Form 8-K filed with the Securities Exchange Commission on November 5, 2024 (the “November 5 Form 8-K”). The Additional Note has the same terms as the Notes under the Securities Purchase Agreement as described in the November 5 Form 8-K and, as extended pursuant to the Holder’s exercise of its extension right discussed below, will mature on September 9, 2027, or such earlier date as is required or permitted to be repaid under such Additional Note.

Maturity Date Extension Of Original Issue Discount Senior Secured Convertible Debentures

On September 9, 2026, we received a Holder Notice and Confirmation of Extension of Maturity Date (the “Notice”) from an institutional investor (the “Holder”) with respect to certain outstanding Original Issue Discount Senior Secured Convertible Debentures (the “Debentures”) issued pursuant to the Securities Purchase Agreement as previously described in the November 5 Form 8-K. The Debentures covered by the Notice are registered in the Holder’s name or are Debentures for which the Holder has authority to exercise the maturity date extension right as described in the November 5 Form 8-K. As of the date of the Notice, the Debentures had an aggregate outstanding principal amount of $3,985,000.

In accordance with the terms of each Debenture, the Holder duly exercised its right to extend the maturity date of each such Debenture by one year, from September 9, 2026 to September 9, 2027 (the “Extensions”). The Extensions became effective upon delivery of the Notice by the Holder to the Company in accordance with Section 9(a) of each Debenture. The Company’s acknowledgment confirms receipt and recordation of the Extensions and is not a condition to the Extensions’ effectiveness.

The Extensions apply to the entire outstanding principal amount of each Debenture and the related accrued or subsequently accruing interest, liquidated damages and other amounts owing under the Debentures. Interest and other amounts continue to accrue in accordance with the existing terms, and the Debentures remain convertible and enforceable through the extended maturity date, unless earlier converted, redeemed, accelerated or otherwise paid in accordance with their terms.

No amendment fee, consent fee or other additional consideration is payable by the Company for the Extension. The Notice exercises an existing contractual right and does not otherwise amend, waive or modify the Debentures or the related transaction documents. The existing guaranties, liens, security interests and priority arrangements remain in effect, and the Notice does not provide for a novation, repayment or reissuance of the Debentures.

Amendments to the Term Loan Agreement

As previously disclosed by the Company in its filings with the SEC, pursuant to the terms of the Senior Secured Term Loan Agreement, dated as of September 18, 2023 (as amended, restated, amended and restated, restructured, supplemented, waived and/or otherwise modified from time to time, the “Term Loan Agreement”), by and among the Company, as borrower, the lenders from time to time party thereto (the “Lenders”) and ATW Special Situations Management LLC, as collateral agent (in such capacity, the “Collateral Agent”), the Lenders agreed to make Loans to the Company which Loans are convertible, in whole or in part, into shares of Common Stock of the Company at an initial Conversion Price of $6.00 ($93,312 post-splits) subject to adjustment from time to time as provided in the Term Loan Agreement. Pursuant to Section 25(c) of the Term Loan Agreement, the Term Loan Agreement, including the Conversion Price, may be amended with the written consent of the Company and the Required Lenders, and any amendment reducing the Conversion Price shall only be effective with respect to the Loan made by any Lender with the written consent of such Lender. On October 25, 2025, the Company entered into an Amendment Agreement to the Term Loan Agreement with each Lender, pursuant to which the conversion price was reduced to $84.48 for the period ending on November 7, 2025. On May 11, 2026, the Company entered into a Second Amendment to the Term Loan Agreement with each Lender, pursuant to which the conversion price was reduced to $13.20 for the period ending on May 21, 2026. On June 1, 2026, the Company entered into a Third Amendment to the Term Loan Agreement with each Lender, pursuant to which the conversion price was reduced to $10.80 for the period ending on June 15, 2026.

On August 12, 2026, the Company entered into a Fourth Amendment to the Term Loan Agreement (the “Fourth Amendment”) with each Lender, pursuant to which the conversion price was reduced to $10.80 for the period ending on August 13, 2026.

Between September 15 and September 17, 2026, the Company entered into separate Fifth Amendments to the Term Loan Agreement with each Lender, each dated as of September 14, 2026 (collectively, the “Fifth Amendment”). The conditions to effectiveness of the Fifth Amendment were satisfied on September 17, 2026, including the required execution and delivery of the Collateral Agent Acknowledgment and Consent. Pursuant to the Fifth Amendment, the Maturity Date was extended to January 31, 2028.

On September 30, 2026, the Company entered into separate Sixth Amendments to the Term Loan Agreement (collectively the “Sixth Amendment”) with each Lender including the execution and delivery of a Collateral Agent Acknowledgment and Consent, pursuant to which the conversion price was reduced to $1.488 for the period ending on October 2, 2026.

1-for-6 Reverse Stock Split

On September 23, 2026, we filed a certificate of amendment to its Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Certificate of Amendment”) to effect a 1-for-6 reverse stock split (the “1-for-6 Reverse Stock Split”) of the shares of the Company’s common stock, par value $0.0001 per share. The Certificate of Amendment became effective at 8:01 PM Eastern Time on September 24, 2026, and shares began trading on a split-adjusted basis at market open on September 25, 2026. No fractional shares were issued in connection with the reverse stock split, but were instead rounded up to the nearest whole share. Our board of directors approved the Certificate of Amendment to meet the share bid price requirements of the NASDAQ Capital Market. At our annual meeting held on May 27, 2026, the Company’s stockholders approved the board of directors to enact one or more reverse splits of its shares at a range of ratios that includes the Reverse Stock Split ratio.

The trading symbol for our common stock remains “KITT.” The Company was assigned a new CUSIP number (63911H 504) in connection with the reverse split.

All options, warrants and other convertible securities of the Company outstanding immediately prior to the effectiveness of the Certificate of Amendment were adjusted in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and other convertible securities and subject to rounding to the nearest whole share.

Each stockholder’s percentage ownership interest in the Company and proportional voting power remain virtually unchanged by the Certificate of Amendment, except for minor changes and adjustments that will result from rounding fractional shares into whole shares. The rights and privileges of the holders of shares of the Company’s common stock will be substantially unaffected.

Private Placement Equity Investment

On September 25, 2026, we issued a press release announcing that it has entered into a non-binding letter of intent (the “LOI”) with a strategic investor contemplating a private placement equity investment of up to $50 million in the Company to support its short- and long-term commercial objectives. The investment terms of the LOI are non-binding and do not obligate the investor to provide funding.

The proposed investment remains subject to, among other matters, due diligence, negotiation and execution of definitive agreements, applicable approvals and satisfaction of any closing conditions. Depending on the final terms, the investment could result in dilution to existing stockholders and/or a change of control of the Company. There can be no assurance that definitive agreements will be entered into or that the proposed transaction will be completed on the terms currently contemplated, or at all.

Waiver of September 30, 2026 Triggering Event

On each of September 23, 2026 and September 30, 2026, we received an executed waiver from one holder of its Series C Convertible Preferred Stock (the “Series C Preferred Stock”).

On September 30, 2026, we further received an executed waiver from a holder of its Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

On September 30, 2026, we further received an executed waiver from a holder of its Series B Convertible Preferred Stock (the “Series B Preferred Stock”, and together with Series A Preferred Stock and Series C Preferred Stock, the “Preferred Stock”).

Section 5(a)(xv) of the certificate of designations for each series of Preferred Stock provides that a Triggering Event (as defined in the applicable certificate of designations) occurs if any shares of the applicable series of Preferred Stock remain outstanding on or after September 30, 2026 (the “Specified Event”).

Each of such holder waived the respective Specified Event for the period beginning September 30, 2026 and continuing through and including December 31, 2027 (the “Waiver Period”).

Solely to the extent attributable to the respective Specified Event during the period covered by the applicable waiver, the holder waived the increase in the dividend rate to the default rate of 18% per annum (or the maximum lawful rate, if lower), related incremental dividends, and the right to a Triggering Event Conversion (as defined in the applicable certificate of designations), including the 125% multiplier applied to the Conversion Amount (as defined in the applicable certificate of designations) (a 25% premium) and any related surviving alternate conversion period, in each case with respect to the applicable series of Preferred Stock. The applicable waiver also relieves the Company of the related Triggering Event notice requirement with respect to the applicable series of Preferred Stock and provides that the applicable Specified Event is disregarded for purposes of the applicable Equity Conditions (as defined in the applicable certificate of designations) and the other consequences specified in the waiver.

None of the waivers affects the existing 120% calculation of the Conversion Amount, ordinary conversion rights, Alternate Optional Conversion rights and otherwise applicable dividend terms with respect to the applicable series of Preferred Stock. It does not waive any other Triggering Event, breach or default or rights arising independently of the applicable Specified Event. Upon expiration of the Waiver Period, the Specified Event and its consequences apply prospectively if any shares of the applicable series of Preferred Stock remain outstanding, without reviving consequences waived for the applicable Waiver Period.

Each of the waivers became effective upon execution by the applicable holder and delivery to the Company. Each of the waivers applies only to the respective holder’s rights with respect to the applicable series of Preferred Stock and does not bind any other holder the Company’s preferred stock or waive rights under another instrument.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the U.S. federal securities laws. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act to comply with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have not elected to avail ourselves of this extended transition period and, as a result, we will be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

Implications of Being a Smaller Reporting Company

We are also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies. We will remain a smaller reporting company until the end of the fiscal year in which (1) we have a public common equity float of more than $250 million, or (2) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

THE OFFERING

Issuer	Nauticus Robotics, Inc.

Securities Offered	10.00% Series E Convertible Preferred Stock, which we refer to as the “Series E Preferred Stock”

Amount Offered	Up to Shares of Series E Preferred Stock

Public Offering Price	$ per share of Series E Preferred Stock

Settlement	We expect to deliver the Series E Preferred Stock in book-entry form through the facilities of The Depository Trust Company on or about .

Liquidation Preference	Upon a liquidation, dissolution or winding up, an amount per share of Series E Preferred Stock, payable in cash, equal to the greater of (i) 125% of the Conversion Amount of such share on the date of payment and (ii) the amount per share the holder would receive if such share were converted into common stock immediately prior to the date of such payment. See “Description of Series E Preferred Stock—Liquidation Preference.”

Regular Dividend Payment Dates	The date that is one hundred twentieth (120th) calendar day following the initial issuance date and thereafter, the first trading day of each subsequent fiscal quarter.

Dividend Record Dates	The twentieth (20th) calendar day immediately preceding the applicable regular dividend payment date, provided that, if such day is not a business day, the dividend record date shall be the immediately preceding business day.

Regular Dividends

The Series E Preferred Stock will accumulate cumulative dividends, which we refer to as “regular dividends,” at a rate per annum equal to 10.00% on the stated value thereof. Regular dividends will be payable in arrears on each regular dividend payment date to the preferred stockholders of record as of the applicable dividend record date.

Regular dividends will be payable in a number of fully paid and nonassessable shares of our common stock equal to the quotient of (1) the amount of dividend payable on such regular dividend payment date less any cash dividend and (2) the Dividend Conversion Price in effect on such regular dividend payment date (“Dividend Shares”) so long as no Equity Conditions Failure exists, provided that the Company may, at its option and following notice to each holder, elect to pay any dividend in cash or in a combination of cash and Dividend Shares. If a holder holds, as of the applicable dividend record date, fewer than 50% of the then issued and outstanding shares of Series E Preferred Stock, all dividends payable to such holder will be paid in cash. Prior to the second anniversary of the Initial Issuance Date, and for so long as any shares of Series E Preferred Stock remain outstanding, the Company will maintain a fully funded cash reserve in an amount sufficient to pay at least two years of dividends on all shares of Series E Preferred Stock then outstanding. Failure to establish or maintain the required dividend cash reserve will constitute a Triggering Event under the Certificate.

Conversion at the Option of the Preferred Stockholders

Subject to certain limitations, holders of Series E Preferred Stock will have the right to convert some or all of their shares of Series E Preferred Stock on any trading day into shares of our common stock (with any fractional share rounded up to the nearest whole share) at the then-applicable conversion rate. The conversion rate for each Preferred Share is determined by dividing the Conversion Amount of such Series E Preferred Stock (which includes the stated value thereof, any accrued and unpaid dividends, and any other amounts then owed to the holder) by the then-applicable Conversion Price. The initial Conversion Price is $           per share of common stock, and is subject to adjustment as described herein.

In addition to the foregoing optional conversion right, each holder will have the right, at its option and at any time other than during any MVLS Eligibility Period, to elect an Alternate Conversion of all or any portion of its shares of Series E Preferred Stock at the Alternate Conversion Price, which is generally the lower of (i) the then-applicable Conversion Price and (ii) a percentage of the lowest VWAP of the common stock during the applicable measuring period, subject to the Floor Price then in effect.

Following the occurrence of a Triggering Event, each holder may also elect a Triggering Event Conversion at the Triggering Event Conversion Price.

All conversions are subject to the Beneficial Ownership Limitation described in this prospectus.

Optional Redemption

We will have the right, at our election, to redeem all, and not less than all, of the Series E Preferred Stock at any time for cash (a “Company Optional Redemption”). The redemption price for any Company Optional Redemption will be a cash amount equal to 120% of the Conversion Amount of the Preferred Shares being redeemed as of the applicable redemption date (the “Company Optional Redemption Price”). For purposes of the foregoing, the “Conversion Amount” means, with respect to each Preferred Share, the sum of (i) the stated value thereof, (ii) all accrued and unpaid dividends on such Preferred Share and (iii) any other amounts then owed to the holder pursuant to the Certificate of Designations or any other transaction document.

If a Triggering Event has occurred and is continuing as of the redemption notice date and/or redemption date, the redemption price will equal 110% of the Company Optional Redemption Price. In connection with a Going Private Transaction, the redemption price will equal the Change of Control Election Price (as defined in the Certificate of Designations) rather than the Company Optional Redemption Price described above.

Voting Rights	Holders of Series E Preferred Stock generally will have no voting rights, except with respect to certain amendments to our organizational documents to the extent adversely altering or changing the preferences, rights, privileges, powers, or restrictions of the Series E Preferred Stock, increase or decrease of the authorized number of shares of Series E Convertible Preferred Stock and certain other limited circumstances described in this prospectus and as otherwise required by law. See “Description of Series E Preferred Stock—Voting Rights.”

Ranking	The Series E Preferred Stock will rank as follows:

●	senior to our common stock and to each series of preferred stock of the Company junior in rank to the Series E Preferred Stock (including, without limitation, the Series D Preferred Stock of the Company) (the “Junior Stock”);

●	on parity with certain series of the existing preferred stock of the Company (including, without limitation, the Series A Preferred Stock, the Series B Preferred Stock and Series C Preferred Stock of the Company) any future class or series of our capital stock expressly designated as ranking on parity with the Series E Preferred Stock (the “Parity Stock”);

●	junior to any future class or series of the Company’s capital stock expressly designated as ranking senior to the Series E Preferred Stock (the “Senior Preferred Stock”); and

●	structurally junior to all the Company’s existing and future indebtedness (including subordinated indebtedness and any indebtedness convertible into our common stock or preferred stock) and other liabilities with respect to assets available to satisfy claims against the Company and structurally subordinated to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) existing or future subsidiaries of the Company.

Without the prior written consent of the required holders, the Company shall not authorize or issue any Senior Preferred Stock or Parity Stock, or any Junior Stock having a maturity, redemption or repayment date prior to the second anniversary of the initial issuance date of the Series E Preferred Stock.

The required holders are (i) the lead investor or any affiliate thereof, holding shares of Series E Preferred Stock or (ii) if the lead investor holds no shares of Series E Preferred Stock, holders of at least a majority of the Series E Preferred Stock then outstanding.

Transfer Agent, Paying Agent and Conversion Agent for Series E Preferred Stock	Continental Stock Transfer & Trust Company

Listing	No public market currently exists for the Series E Preferred Stock. We intend to apply to list the Series E Preferred Stock on The Nasdaq Capital Market under the symbol “KITTP.” If the listing is approved, we expect trading to commence within 5 days after the date the Series E Preferred Stock is first issued.

The Nasdaq Capital Market Symbol for Our Common Stock	Our common stock is listed on The Nasdaq Capital Market under the symbol “KITT.” On November 6, 2026, the last reported sale price of our common stock was $1.25 per share.

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million, after deducting the underwriting discounts and commissions and our estimated offering expenses. We intend to use the unrestricted net proceeds from this offering for general corporate purposes and for working capital.

Risk Factors	Investing in the Series E Preferred Stock involves risks. See “Risk Factors.”

Material U.S. Federal Income Tax Considerations	For a description of material U.S. federal income tax consequences of purchasing, owning, converting and disposing of the Series E Preferred Stock and owning and disposing of the shares of our common stock received in respect of the Series E Preferred Stock, see “Material United States Federal Income Tax Considerations.”

Book-Entry Form	We will initially issue the Series E Preferred Stock in the form of one or more global certificates registered in the name of Cede & Co., as nominee of The Depository Trust Company (which we refer to as “DTC”), which we will deposit with the transfer agent as custodian for DTC. Beneficial interests in global certificates will be shown on, and transfers of Series E Preferred Stock represented by global certificates will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue physical certificates representing any Series E Preferred Stock. See “Description of Series E Preferred Stock—Book Entry, Settlement and Clearance.”

Shares Outstanding After This Offering

Immediately after the consummation of this offering,            shares of Series E Preferred Stock, and 2,643,176 shares of our common stock will be outstanding.

The number of shares of our common stock that will be outstanding immediately after this offering as shown above is based on 2,643,176 shares outstanding as of September 30, 2026 (after giving effect to the 1-for-6 Reverse Stock Split). The number of shares outstanding as of September 30, 2026 as used throughout this prospectus, unless otherwise indicated, excludes (each of the numbers below being adjusted to give effect to the 1-for-6 Reverse Stock Split):

	●	138 shares of common stock issuable upon exercise of stock options outstanding under our equity incentive plans, with a weighted-average exercise price of $5,271.76 per share;

	●	1,263 shares of common stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $11.50 per share;

	●	104,868 shares of common stock issuable upon conversion of outstanding convertible debentures;

	●	14,569 shares of common stock issuable upon conversion of outstanding convertible term loans;

	●	14,483,447 shares of common stock issuable upon conversion of outstanding convertible preferred equity; and

	●	750,000 shares of common stock available for future issuance under our 2022 Omnibus Incentive Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described under “Risk Factors” in our most recent annual report on Form 10-K as supplemented or updated in our most recent quarterly report on Form 10-Q, any current report on Form 8-K, as well as any accompanying prospectus supplement, together with all of the other information included or incorporated by reference in this prospectus and in any accompanying prospectus supplement, including our financial statements and related notes, before deciding whether to purchase our securities.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future. The Company is supplementing the risk factors previously disclosed in its Annual Report on Form 10-K for the year ended December 31, 2025, as amended (the “Form 10-K”) and in its most recent quarterly report on Form 10-Q for the period ended June 30, 2026 (the “Form 10-Q”) with the following risk factors. These risk factors should be read in conjunction with the risk factors included in the Form 10-K and the Form 10-Q.

Risks Relating to the Series E Preferred Stock and This Offering

The Series E Preferred Stock will be junior to our existing and future indebtedness and any senior preferred stock, structurally junior to the liabilities of our subsidiaries and subject to the rights and preferences of any other class or series of preferred stock then outstanding.

If we liquidate, dissolve or wind up, whether voluntarily or involuntarily, then our assets will be available to distribute to our equity holders, including holders of the Series E Preferred Stock, only if all of our then-outstanding indebtedness is first paid in full. The remaining assets, if any, would then be allocated among the holders of our equity securities in accordance with their respective liquidation rights. If we issue any liquidation senior stock in the future, then the amounts due upon that liquidation senior stock must be paid in full before any payments can be made on the Series E Preferred Stock. If any assets remain after any liquidation senior stock is paid in full, those assets will be distributed pro rata among holders of the Series E Preferred Stock and any liquidation parity stock. There may be insufficient remaining assets available to pay the liquidation preference and unpaid accumulated dividends on the Series E Preferred Stock. If we issue any dividend senior stock in the future, such dividend senior stock could contain provisions that prohibit us from paying accumulated dividends on the Series E Preferred Stock or purchasing, redeeming or acquiring the Series E Preferred Stock until and unless we first pay accumulated dividends in full on such dividend senior stock. As of September 30, 2026, we had approximately $23 million in aggregate principal amount of consolidated indebtedness outstanding, which would rank senior to the Series E Preferred Stock.

In addition, our subsidiaries will have no obligation to pay any amounts on the Series E Preferred Stock. If any of our subsidiaries liquidates, dissolves or winds up, whether voluntarily or involuntarily, then we, as a direct or indirect common equity owner of that subsidiary, will be subject to the prior claims of that subsidiary’s creditors, including trade creditors and preferred equity holders. We may never receive any amounts from that subsidiary, and, accordingly, the assets of that subsidiary may never be available to make payments on the Series E Preferred Stock.

We may not have sufficient funds to pay dividends in cash on the Series E Preferred Stock, or we may choose not to pay dividends in cash on the Series E Preferred Stock. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends.

We expect to fund any dividends paid in cash on the Series E Preferred Stock primarily through additional capital raising activities. However, our ability to declare and pay cash dividends on the Series E Preferred Stock will depend on many factors, including the following:

●	our financial condition, including the amount of cash we have on hand;

●	the amount of cash, if any, generated by our operations and financing activities (including our ability to raise additional capital from the equity capital markets on favorable terms or at all);

●	our anticipated financing needs, including the amounts needed to service our indebtedness or other obligations;

●	the degree to which we decide to reinvest any cash generated by our operations or financing activities to fund our future operations;

●	the ability of our subsidiaries to distribute funds to us;

●	regulatory restrictions on our ability to pay dividends, including under the Delaware General Corporation Law;

●	our ability to sell equity securities under new at-the-market offering programs; and

●	contractual restrictions on our ability to pay dividends.

As described under the caption “Description of Series E Preferred Stock—Dividends,” dividends will generally be payable in Dividend Shares so long as there has been no Equity Conditions Failure as of the relevant dividend notice date and through the applicable dividend date. The Company may elect to pay any dividend (or portion thereof) in cash (a “Cash Dividend”), or in a combination of a Cash Dividend and Dividend Shares. Notwithstanding the foregoing, if a holder holds, as of the applicable dividend record date, less than 50% of the then issued and outstanding shares of Series E Preferred Stock, all dividends payable to such holder shall be paid in cash. In addition, if we fail to declare and pay accumulated dividends on the Series E Preferred Stock in full, then the value of the Series E Preferred Stock will likely decline. Prior to the second anniversary of the Initial Issuance Date, and for so long as any shares of Series E Preferred Stock remain outstanding, the Company will maintain a fully funded cash reserve in an amount sufficient to pay at least two years of dividends on all shares of Series E Preferred Stock then outstanding. Failure to establish or maintain the required dividend cash reserve will constitute a Triggering Event under the Certificate.

Provisions contained in the instruments governing our future indebtedness may restrict or prohibit us from paying cash dividends on the Series E Preferred Stock. If the terms of our indebtedness restrict or prohibit us from paying dividends, then we may seek to refinance that indebtedness or seek a waiver that would permit the payment of dividends. However, we may be unable or may choose not to refinance the indebtedness or obtain a waiver.

Under the Delaware General Corporation Law, we may declare dividends on the Series E Preferred Stock only out of our “surplus” (which generally means our total assets less total liabilities, each measured at their fair market values, less statutory capital), or, if there is no surplus, out of our net profits for the current or the immediately preceding fiscal year. We may not have sufficient surplus or net profits to declare and pay dividends on the Series E Preferred Stock in cash.

If we fail to declare and pay full dividends on the Series E Preferred Stock, then we will be prohibited from paying dividends on our common stock and any other junior securities, subject to limited exceptions. Although we do not currently pay dividends on our common stock, we may decide to do so in the future. In that case, a reduction or elimination of dividends on our common stock may cause the trading price of our common stock to decline, which, in turn, will likely depress the value of the Series E Preferred Stock.

Not all events that may adversely affect the value of the Series E Preferred Stock and our common stock will result in an adjustment to the conversion rate.

The conversion rate is subject to adjustment for certain events, including:

●	certain stock dividends, splits and combinations;

●	the issuance of common stock for a consideration per share less than the then conversion price, including certain options, convertible securities or variable price securities; and

●	voluntary reduction as determined by our board of directors.

See “Description of Series E Preferred Stock— Anti-Dilution Adjustments.” We are not required to adjust the conversion rate for other events, such as certain tender or exchange offers or an issuance of certain excluded securities below the conversion price, that may adversely affect the value of the Series E Preferred Stock and the trading price of our common stock. An event may occur that adversely affects the preferred stockholders and the value of the Series E Preferred Stock and the trading price of the underlying shares of our common stock but that does not result in an adjustment to the conversion rate.

The Series E Preferred Stock has only limited voting rights.

The Series E Preferred Stock confers no voting rights except with respect to certain amendments to our organizational documents to the extent adversely altering or changing the preferences, rights, privileges, powers, or restrictions of the Series E Preferred Stock, increase or decrease of the authorized number of shares of Series E Convertible Preferred Stock and certain other limited circumstances described in this prospectus and except as required by the Delaware General Corporation Law. Except in such limited circumstances, holding Series E Preferred Stock will not confer the right to vote on an as-converted basis with holders of our common stock on matters on which our common stockholders are entitled to vote. For example, holders of Series E Preferred Stock do not have the right to vote in the general election of our directors and do not have any additional voting rights upon non-payment of regular dividends such as the right to elect any directors to our board of directors. Accordingly, the voting provisions of the Series E Preferred Stock may not afford you with meaningful protections for your investment.

We may issue preferred stock in the future that ranks equally with or senior to the Series E Preferred Stock with respect to dividends and liquidation rights, which may adversely affect the rights of preferred stockholders.

With the prior written consent of the required holders (which means (i) the lead investor or any affiliate thereof, holding shares of Series E Preferred Stock or (ii) if the lead investor holds no shares of Series E Preferred Stock, holders of at least a majority of the Series E Preferred Stock then outstanding), we may authorize or issue any Senior Preferred Stock or Parity Stock, or any Junior Stock having a maturity, redemption or repayment date prior to the second anniversary of the initial issuance date of the Series E Preferred Stock. If we issue any such preferred stock in the future, the rights of holders of the Series E Preferred Stock will be diluted and the value of the Series E Preferred Stock may decline. For example, if we issue any dividend senior stock in the future, such dividend senior stock could contain provisions that prohibit us from paying accumulated dividends on the Series E Preferred Stock or purchasing, redeeming or acquiring the Series E Preferred Stock until and unless we first pay accumulated dividends in full on such dividend senior stock.

There is currently no trading market for the Series E Preferred Stock. If an active trading market does not develop for the Series E Preferred Stock, then holders of the Series E Preferred Stock may be unable to sell their Series E Preferred Stock at desired times or prices, or at all.

The Series E Preferred Stock is a new class of securities for which no market currently exists. We plan to apply to list the Series E Preferred Stock on The Nasdaq Capital Market under the symbol “KITTP.” If the listing is approved, we expect trading to commence within 5 days after the date the Series E Preferred Stock is first issued. However, our listing application may not be approved. If our listing application is not approved, then the Series E Preferred Stock will not be listed on The Nasdaq Capital Market. Investors should assume that they may not be able to liquidate their investment for some time, if ever, or be able to pledge their Series E Preferred Stock as collateral. Moreover, even if the listing is approved, a liquid trading market for the Series E Preferred Stock may not develop or be maintained, and the listing may be subsequently withdrawn. Accordingly, you may not be able to sell your Series E Preferred Stock at the times you wish to or at favorable prices, if at all.

The liquidity of the trading market, if any, and future trading prices of the Series E Preferred Stock will depend on many factors, including, among other things, the trading price and volatility of our common stock, prevailing interest rates, our dividend yield, financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market. Many of these factors are beyond our control. Historically, the market for convertible securities has been volatile.

Market volatility could significantly harm the market for the Series E Preferred Stock, regardless of our financial condition, results of operations, business, prospects or credit quality.

The trading price of our common stock, the condition of the financial markets, prevailing interest rates and other factors could significantly affect the value of the Series E Preferred Stock.

We expect that the trading price of our common stock will significantly affect the value of the Series E Preferred Stock, which could result in greater volatility in the value of the Series E Preferred Stock than would be expected for non-convertible securities. The trading price of our common stock will likely continue to fluctuate in response to the factors described or referred to elsewhere in this section and under the captions “Where You Can Find More Information” and “Incorporation by Reference,” among others, many of which are beyond our control.

In addition, the condition of the financial markets and changes in prevailing interest rates can have an adverse effect on the value of the Series E Preferred Stock. For example, prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, and we would expect an increase in prevailing interest rates to depress the value of the Series E Preferred Stock. An increase in short- or long-term interest rates, including as a result of a rise in actual or expected inflation, could cause the value of the Series E Preferred Stock to fall significantly.

Future sales or other dilution of our common stock, including other equity-related securities, could dilute our existing stockholders or otherwise depress the market price of our common stock and the value of the Series E Preferred Stock.

Future sales of our common stock in the public market, or the perception that such sales could occur, or the issuance of common stock upon the conversion of the Series E Preferred Stock could negatively impact the market price of our common stock, and, accordingly, the value of the Series E Preferred Stock. Subject to the restrictions set forth in the Certificate of Designations with respect to the Series E Preferred Stock and other organizational documents of the Company, the Company may issue additional shares of common stock or other equity-related securities in the future (subject to the required consent and anti-dilution adjustment provisions described herein). Future sales or issuances of additional preferred stock, common stock or other equity-related securities could be dilutive to holders of Series E Preferred Stock, including purchasers of Series E Preferred Stock in this offering and holders of any shares of common stock issued upon conversion of the Series E Preferred Stock, and could adversely affect their voting and other rights and economic interests, and could have a similar impact with respect to the Series E Preferred Stock. If we issue additional shares of common stock (including as payment for regular dividends on the Series E Preferred Stock), or other equity-related securities, the price of our common stock and the value of the Series E Preferred Stock may decline. We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that the issuance of the Series E Preferred Stock, and future sales and issuances of our common stock and other securities would have on the market price of our common stock and the value of the Series E Preferred Stock.

In addition, the existence of the Series E Preferred Stock may encourage short selling by market participants because the conversion of the Series E Preferred Stock could be used to satisfy short positions, or anticipated conversion of the Series E Preferred Stock into shares of common stock could depress the price of our common stock. The sale or the availability for sale of a large number of shares of common stock in the public market could cause the market price of our common stock to decline.

Recent and future regulatory actions, changes in market conditions and other events may adversely affect the trading price and liquidity of the Series E Preferred Stock and the ability of investors to implement a convertible arbitrage trading strategy.

We expect that many investors in the Series E Preferred Stock, including potential purchasers of the Series E Preferred Stock from investors in this offering, will seek to employ a convertible arbitrage strategy. Under this strategy, investors typically sell short a certain number of shares of our common stock and adjust their short position over time while they continue to hold the Series E Preferred Stock. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of, or in addition to, short selling shares of our common stock.

The SEC and other regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). These rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc., and the national securities exchanges of a “limit up-limit down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts investors’ ability to effect short sales of our common stock or enter into equity swaps on our common stock could depress the trading price of, and the liquidity of the market for, the Series E Preferred Stock.

In addition, the liquidity of the market for our common stock and other market conditions could deteriorate, which could reduce, or eliminate entirely, the number of shares available for lending in connection with short sale transactions and the number of counterparties willing to enter into an equity swap on our common stock with an investor of the Series E Preferred Stock. These and other market events could make implementing a convertible arbitrage strategy prohibitively expensive or infeasible. If investors in this offering or potential purchasers of the Series E Preferred Stock that seek to employ a convertible arbitrage strategy are unable to do so on commercial terms, or at all, then the trading price of, and the liquidity of the market for, the Series E Preferred Stock may significantly decline.

Holders of Series E Preferred Stock may be treated as receiving dividends or deemed distributions, and consequently may be subject to tax with respect to the Series E Preferred Stock under certain circumstances, even though no corresponding distribution of cash has been made.

We may make a distribution on the Series E Preferred Stock in the form of shares of our common stock. Although it is not free from doubt, these distributions should be treated for U.S. federal income tax purposes as if the holder received a distribution of cash in an amount equal to the fair market value of the distributed shares of common stock on the date of the distribution and thus should generally be subject to the rules applicable to cash distributions (as discussed under “Material United States Federal Income Tax Considerations—U.S. Holders—Distributions” and “Material United States Federal Income Tax Considerations—Non-U.S. Holders—Distributions” below).

Under Section 305 of the Internal Revenue Code of 1986, as amended (the “Code”), holders of Series E Preferred Stock may be treated as receiving a deemed distribution on the Series E Preferred Stock under certain circumstances, including (i) an increase in the liquidation preference of the Series E Preferred Stock or (ii) if the Series E Preferred Stock is issued at a discount. If our board of directors does not declare a dividend on the Series E Preferred Stock in respect of any dividend period before the related dividend payment date, the deferred dividend may be treated as an increase in the liquidation preference of the Series E Preferred Stock that gives rise to a deemed dividend to holders of Series E Preferred Stock. Although the matter is not entirely clear, we believe such deferred dividend or discount should not be treated as giving rise to a deemed distribution on the Series E Preferred Stock. However, there is no assurance that the IRS or an applicable withholding agent will not take a contrary position.

In addition, the conversion rate of the Series E Preferred Stock is subject to adjustment in certain circumstances. If and to the extent that certain adjustments in the conversion rate (or failures to adjust the conversion rate) increase the proportionate interest of a holder of Series E Preferred Stock in our assets or earnings and profits, the holder of Series E Preferred Stock may be deemed to have received for U.S. federal income tax purposes a deemed distribution without the receipt of any cash or property.

Furthermore, upon a conversion of Series E Preferred Stock into common stock, depending on the circumstances, any common stock received in respect of any deferred and unpaid dividend (and any dividend that has been declared and not yet paid as well as any accrued but unpaid dividend in the then-current dividend period) could be treated as a deemed distribution for U.S. federal income tax purposes.

Any deemed distribution or any distribution to holders of Series E Preferred Stock that is paid in shares of our common stock will generally be taxable to the same extent as a cash distribution. In addition, for any Series E Preferred Stockholder that is a non-U.S. holder (as defined in “Material United States Federal Income Tax Considerations”), any deemed distribution or non-cash distribution could be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Because deemed distributions or non-cash distributions received by a holder of Series E Preferred Stock would not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay withholding (including backup withholding) on behalf of a holder of Series E Preferred Stock, we (or an applicable withholding agent) may set off any such payment against, or withhold such taxes from, payments of cash or shares of common stock payable to such holder of Series E Preferred Stock (or, in some circumstances, any payments on our common stock) or sales proceeds received by, or other funds or assets of, such holder of Series E Preferred Stock, or require alternative arrangements (e.g., deposit for taxes prior to delivery of such distribution). The application of the rules under Section 305 of the Code to the Series E Preferred Stock is uncertain, and holders of Series E Preferred Stock should consult their tax advisors about the impact of these rules in their particular situations.

Refer to “Material United States Federal Income Tax Considerations” for a further discussion of U.S. federal tax implications for U.S. holders (as defined therein) and non-U.S. holders.

Holders of Series E Preferred Stock may not be entitled to the dividends-received deduction or preferential tax rates applicable to qualified dividend income.

Distributions paid to corporate U.S. holders may be eligible for the dividends-received deduction and distributions paid to non-corporate U.S. holders may be subject to tax at the preferential tax rates applicable to “qualified dividend income” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes and certain holding period and other requirements are met. We may not have sufficient current or accumulated earnings and profits during any fiscal year for the distributions on the Series E Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If any distributions on the Series E Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction or for the preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, the market value of the Series E Preferred Stock may decline.

The tax rules applicable to “fast-pay stock” could result in adverse consequences to holders of Series E Preferred Stock.

Under Treasury Regulations promulgated under Section 7701(l) of the Code (the “Fast-Pay Stock Regulations”), if stock of a corporation is structured such that dividends paid with respect to the stock are economically (in whole or in part) a return of the stockholder’s investment (rather than a return on the stockholder’s investment), then the stock is characterized as “fast-pay stock” and is subject to adverse tax reporting requirements and potentially penalties, as described below. In addition, under the Fast-Pay Stock Regulations, unless clearly demonstrated otherwise, stock is presumed to be fast-pay stock if it is structured to have a dividend that is reasonably expected to decline (as opposed to a dividend rate that is reasonably expected to fluctuate or remain constant) (for such purpose, the dividend rate may be viewed as reasonably expected to decline if we are reasonably expected to stop paying regular dividends on the Series E Preferred Stock) or is issued for an amount that exceeds (by more than a de minimis amount, as determined under applicable Treasury Regulations) the amount at which the stockholder can be compelled to dispose of the stock. It is not clear what amount would constitute “de minimis” in the case of stock with a perpetual term.

We do not believe that the Series E Preferred Stock offered hereunder is fast-pay stock.

We may issue additional shares of Series E Preferred Stock (or resell any shares that we or any of our subsidiaries have purchased or otherwise acquired) (such additional or resold shares, the “Additional Shares”). We do not intend to issue any Additional Shares that would be treated as fast-pay stock. Moreover, we intend to obtain advice of counsel in connection with future offerings of Additional Shares for the purpose of analyzing the consequences of issuing such Additional Shares in light of any legal developments regarding the definition of fast-pay stock. It is possible, however, that Additional Shares may be issued at a premium above their liquidation preference. Based on the expected overall circumstances of an offering of Additional Shares (such as our general expectation that the value of the conversion option would, at issuance, exceed the amount of any such premium and certain other factors), we do not believe that such premium would be attributable to dividends that are economically a return of a stockholder’s investment. Nonetheless, there may be increased risk that the IRS could assert that such Additional Shares constitute fast-pay stock.

Transactions involving fast-pay stock arrangements are treated as “listed transactions” for U.S. federal income tax purposes. Issuers and holders of any shares of fast-pay stock would be required to report their participation in the transaction on IRS Form 8886 on an annual basis with their U.S. federal income tax returns and would also be required to mail a copy of that form to the IRS Office of Tax Shelter Analysis. Failure to comply with those disclosure requirements could result in the assessment by the IRS of interest, additions to tax and onerous penalties. In addition, an accuracy-related penalty applies under the Code to any reportable transaction understatement attributable to a listed transaction if a significant purpose of the transaction is the avoidance or evasion of U.S. federal income tax. Furthermore, certain material advisors would also be required to file a disclosure statement with the IRS. If we determine that we are required to file an IRS Form 8886 (including a protective filing) in connection with the potential issuance of fast-pay stock with respect to the Series E Preferred Stock offered hereunder or Additional Shares, we intend to provide public notice to the holders of the Series E Preferred Stock offered hereunder or Additional Shares, as applicable, which notice may be by a press release, by publication on our investor relations website, or by filing a current report on Form 8-K with the Securities and Exchange Commission.

Notwithstanding our intent not to issue Additional Shares that would be fast-pay stock, the rules regarding the definition of fast-pay stock are unclear in certain respects and, therefore, the IRS could disagree with our determination and treat such Additional Shares as fast-pay stock. In addition, even though we believe that the Series E Preferred Stock offered hereby is not fast-pay stock, treatment of the Additional Shares as fast-pay stock could result in adverse consequences to holders of Series E Preferred Stock offered hereby because such Additional Shares may be indistinguishable from the perpetual preferred strike preferred stock offered hereunder. See “—A future issuance of Additional Shares could have an adverse tax profile, which could subject holders of Series E Preferred Stock offered hereby to adverse consequences” below.

Accordingly, holders of Series E Preferred Stock are strongly urged to consult their tax advisors regarding the Fast-Pay Stock Regulations and their potential consequences to an investment in the Series E Preferred Stock.

A future issuance of Additional Shares could have an adverse tax profile, which could subject holders of Series E Preferred Stock offered hereby to adverse consequences.

If we issue Additional Shares that have a different, and potentially adverse, tax profile or treatment for U.S. federal income tax purposes from the Series E Preferred Stock offered hereunder, since such Additional Shares would trade under the same CUSIP or other identifying number as that of the Series E Preferred Stock offered hereunder, the Series E Preferred Stock issued hereunder may be treated by subsequent purchasers, withholding agents and potentially the IRS as having the same profile or treatment as such Additional Shares if the Series E Preferred Stock offered hereunder is not otherwise distinguishable from the Additional Shares.

For example, notwithstanding our intent not to issue any Additional Shares that are fast-pay stock, the IRS could assert that such Additional Shares constitute fast-pay stock, particularly if they are issued at a premium to their liquidation preference. See “—The tax rules applicable to “fast-pay stock” could result in adverse consequences to holders of Series E Preferred Stock.” above.

Furthermore, if any Additional Shares are issued at a price that exceeds their liquidation preference, such Additional Shares would constitute “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Code and any corporate U.S. holder generally will be required to reduce its tax basis (but not below zero) in the Series E Preferred Stock by the amount of any dividends-received deduction it receives. If Additional Shares issued are considered disqualified preferred stock, the Series E Preferred Stock offered hereunder could also be subject to same treatment as a practical matter due to fungible trading.

If any Additional Shares are sold at a discount (or at a discount that exceeds the discount that applies to the Series E Preferred Stock offered hereunder at issuance), such Additional Shares may be subject to rules that require the accrual of such discount (or such greater discount) currently over the deemed term of the Additional Shares as deemed distributions under U.S. tax rules similar to those governing original issue discount for debt instruments. In that event, the IRS or a withholding agent may treat any such discount as resulting in deemed taxable distributions with respect to the Series E Preferred Stock offered hereunder as well as such Additional Shares.

Because the IRS or other parties (such as withholding agents) may not be able to distinguish between the Series E Preferred Stock offered hereunder and the Additional Shares, a holder of Series E Preferred Stock might be subject to adverse tax consequences or might be required to demonstrate to the IRS (or such other parties) that the holder purchased the Series E Preferred Stock as opposed to such Additional Shares. Moreover, any adverse tax consequences as described above in connection with the future issuance of Additional Shares may adversely affect the market value of the Series E Preferred Stock offered hereunder. See “Material United States Federal Income Tax Considerations” for further discussion.

Your investment in the Series E Preferred Stock may be harmed if we redeem the Series E Preferred Stock.

We will have the right to redeem the Series E Preferred Stock in certain circumstances. See “Description of Series E Preferred Stock—Redemption—Company Optional Redemption.” If we redeem your Series E Preferred Stock, then you may not be entitled to benefit from potential future appreciation in the trading price of our common stock, and you may be unable to reinvest any proceeds from the redemption in comparable investments at favorable dividend or interest rates.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We intend to use the unrestricted net proceeds from this offering for general corporate purposes and for working capital. As a result, our management will have broad discretion in the application of the net proceeds from this offering and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used in a manner of which you approve. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially. Our management may not apply our net proceeds in ways that ultimately increase the value of your investment. The failure by our management to apply these funds effectively could harm our business. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause the market price of our common stock and the value of the Series E Preferred Stock to decline.

The accounting method for the Series E Preferred Stock is still being assessed.

We anticipate that the accounting method for the provisions of the Series E Preferred Stock would reflect that it would qualify as an equity security, rather than any embedded liability. However, we note that certain provisions in previously issued preferred stock may not be free of doubt with respect to their accounting treatment as to the embedded liability, and although such provision is not in the Series E Preferred Stock’s certificate of designations, we have not reached a final determination regarding the accounting treatment for the Series E Preferred Stock and the description above is preliminary. In addition, accounting standards may change in the future. Accordingly, we may account for the Series E Preferred Stock in a manner that is significantly different than described herein. Any changes related to the accounting method for the Series E Preferred Stock may cause changes in the inherent valuation of the Series E Preferred Stock and may negatively affect our financial conditions.

Because the Series E Preferred Stock will initially be held in book-entry form, holders of the Series E Preferred Stock must rely on DTC’s procedures to exercise their rights and remedies.

We will initially issue the Series E Preferred Stock in the form of one or more “global certificates” registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue physical certificates representing the Series E Preferred Stock. See “Description of Series E Preferred Stock—Book Entry Procedures.” Accordingly, if you own a beneficial interest in a global certificate, then you will not be considered an owner or holder of the Series E Preferred Stock. Instead, DTC or its nominee will be the sole holder of the Series E Preferred Stock. Payments of cash dividends and other cash amounts on global certificates will be made to the paying agent, who will remit the payments to DTC. We expect that DTC will then credit those payments to the DTC participant accounts that hold book-entry interests in the global certificates and that those participants will credit the payments to indirect DTC participants. Unlike persons who have physical certificates registered in their names, owners of beneficial interests in global certificates will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from holders of the Series E Preferred Stock. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global certificates to vote on any requested actions on a timely basis.

Holding Series E Preferred Stock will not, in itself, confer any rights with respect to our common stock.

Holding Series E Preferred Stock will not confer any rights with respect to our common stock (including the voting rights of, and rights to receive any dividends or other distributions on, our common stock). However, holders of the Series E Preferred Stock will be subject to all changes affecting our common stock to the extent the value of the Series E Preferred Stock depends on the market price of our common stock and to the extent they receive shares of our common stock upon conversion of the Series E Preferred Stock. For example, if we propose an amendment to our charter documents that requires the approval of our common stockholders but not the approval of the preferred stockholders, then holders of any Series E Preferred Stock will not, as such, be entitled to vote on the amendment, although those holders will be subject to any changes implemented by that amendment in the powers, preferences or special rights of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the unaudited condensed consolidated financial statements as of June 30, 2026 and for the three and six months ended June 30, 2026 (the “Unaudited Interim Condensed Consolidated Financial Statements”) and the notes thereto, including in our Quarterly Report on Form 10-Q for the period ended June 30, 2026, incorporated by reference in this prospectus.

Overview

Nauticus Robotics, Inc. (the “Company,” “our,” “us” or “we”) is a developer of ocean robots, software and intelligent services that transform operations in offshore energy, environmental monitoring, and defense. Our principal corporate offices are located in Webster, Texas. Our portfolio includes fully autonomous underwater vehicles (“AUVs”), remotely operated vehicles (“ROVs”), electric robotic manipulators, and the Nauticus ToolKITT™ software platform. We believe our technology solutions position us at the forefront of the global shift of ocean services vehicles toward autonomy.

Our flagship autonomous vehicle, Aquanaut®, provides advantages over conventionally tethered ROVs and traditional AUVs. Leveraging advanced thruster configurations, a streamlined hull, payload capacity, and integrated electric manipulation, Aquanaut® performs complex subsea tasks with efficiency, precision, and minimal surface support. Nauticus ToolKITT™-our intelligent control and autonomy software-extends this capability across platforms, enabling robots to sense, decide, and act autonomously. Nauticus ToolKITT™ has already been deployed on third-party ROVs and is gaining traction as a transformative solution for inspection, maintenance, and intervention services. The Olympic Arm™ is a fully electric subsea manipulator designed for complex intervention tasks on both work-class ROVs and Aquanaut®. Its patented electric actuators replace traditional hydraulic systems. A next-generation manipulator is also under development to address known use cases requiring a less complex solution. We believe these technologies, coupled with the integration of the SeaTrepid acquisition in March 2025, position Nauticus at the forefront of the industry’s shift toward autonomy.

Recent Developments

We continued into the second quarter of 2026 with significant momentum, strengthened by both strategic execution and market penetration:

●	Operational Deployments - During the quarter, our ROV fleet completed multiple projects and continued preparations for upcoming projects. One ROV completed multiple projects off the United States’ East Coast and Gulf Coast. Our second ROV completed preparations for work and was deployed in the Gulf of America and already completed one project in the region. Aquanaut Vehicle 1 remained in Florida, where it advanced client-driven workflow testing related to vertical inspection capabilities, including autonomous mooring-line behaviors and obstacle avoidance. Aquanaut Vehicle 2 also remained in Florida and continued preparation activities in advance of offshore deployment.

●	Industry Recognition - Development of the next-generation manipulator continued during the quarter. The initial design of the fit-for-purpose electric manipulator was completed in the first quarter of 2026, and the team completed the first prototype build. Interest in the manipulator has continued to support broader discussions around the Aquanaut® platform as a differentiating technology. Recent engagement has been driven primarily by defense sector stakeholders evaluating the potential integration of the Aquanaut® vehicle with an electric manipulation system.

●	Integration Progress - SeaTrepid integration is delivering tangible results. The combined ROV and Aquanaut® fleet is enabling us to engage with a broader customer base, increase utilization, and expand into new geographies.

●	Customer and pipeline updates - Market response to our expanded service offerings remains overwhelmingly positive. Oil-and-gas and environmental-agency customers are requesting operational windows within our Gulf Coast schedule. Customers continue to approach us for additional commercial work and also to sponsor additional testing and development to further expand our value proposition. Pipeline for our Nauticus ToolKITT™ software offerings is beginning to materialize.

Market Environment and Outlook

We anticipate the offshore energy market remains stable, with vessel and subsea asset utilization in the Gulf of America continuing healthy levels although below recent peaks. While customers in the North American offshore wind sector experienced temporary delays in capital expenditures due to policy shifts, we believe recent easing of restrictions has renewed select opportunities, and we are actively mobilizing for new wind-farm projects.

We anticipate adoption of autonomous subsea robotics is accelerating, driven by customer priorities around safety, efficiency, and data quality. We believe energy operators are increasingly leading this innovation push, creating tailwinds for advanced solutions like Aquanaut® and Nauticus ToolKITT™.

We anticipate defense sector engagement is also gaining momentum, with increased activity at the prime contractor level. During the second quarter, we commenced work with a leading defense contractor, further validating our technology and capabilities in this market. While awards typically flow first to larger companies, we believe we are strategically positioned through partnerships, to participate in current and future contract opportunities.

Overall, our near-term pipeline is stronger than ever, supported by active contracts, prospective projects in multiple basins, and international interest in our autonomous services.

Operational Performance and Product Advancement

Service revenue in the quarter was mainly fueled by SeaTrepid’s ROV operations. Cross-selling momentum continues: SeaTrepid’s longstanding customers are expressing interest in our autonomous solutions, while Nauticus’ existing customers are contracting ROV services for both oil-and-gas and environmental projects. The integration of the SeaTrepid fleet and workforce has enabled higher utilization and broadened our geographic reach.

Aquanaut® achieved several milestones during the quarter. Vehicle 1 has completed over 500 hours of in-water testing on client driven workflows. The system has performed over 200 successful vertical inspection behaviors on mooring lines. These tests are small in scale, but relate directly to offshore operations, and have prepared the vehicle behaviors for offshore testing. Data from these tests are guiding software and engineering improvements and expanding our technical lead in untethered operations.

Nauticus ToolKITT™ commercialization remains on track. The software was exercised extensively during deepwater tests in 2025, and in testing at our location in Florida in Q4 2025 and H1 2026, where we trained new autonomous behaviors to expand scope and improve reliability, repeatability, and usability. We continue to advance the software developed for Nauticus’ ROVs and will continue to demonstrate the value of autonomy on traditional ROVs through the deployment of Nauticus ToolKITT™ on our own ROV fleet. This is advancing commercial discussions with existing and new clients to deploy Nauticus ToolKITT™ for a wider range of missions and on customer ROVs.

Following the closing of our Joint Manufacturing and Sales Agreement with Forum Energy Technology in Q4 of 2025, we continue to mature the Olympic Arm™ program as we jointly move towards a commercial product targeting the entire ROV market. This includes continued testing at our Houston facility as well as preparations for broader testing by Forum Energy Technologies.

We anticipate the smaller, observation work-class ROV and AUV markets’ demand for a next-generation compact, fully electric manipulator remains strong, and we intend to capitalize on that demand as development of the next-generation manipulator proceeds.

Conclusion

The first half of 2026 set a strong technical and strategic foundation for the year. Customer demand remains robust across the oil and gas, wind, and environmental sectors, and we believe our services pipeline is healthy. The Company believes that its current workforce, technology capabilities and expanding customer relationships position it to compete in the growing subsea autonomy market; however, there can be no assurance that the Company will achieve its strategic objectives or generate long-term value for the stockholders.

Results of Operations

Three and six months ended June 30, 2026, compared to three and six months ended June 30, 2025

The following table sets forth summarized unaudited condensed consolidated financial information:

	Three months ended June 30,		Change		Six months ended June 30,		Change
	2026	2025	$	%	2026	2025	$	%
Revenue
Service	$885,947	$2,075,566	$(1,189,619)	-57%	$1,045,521	$2,240,822	$(1,195,301)	-53%

Total revenue	885,947	2,075,566	(1,189,619)	-57%	1,045,521	2,240,822	(1,195,301)	-53%

Costs and Expenses
Cost of revenue	2,867,556	3,504,043	(636,487)	-18%	4,861,449	4,743,000	118,449	2%
Depreciation and amortization	702,418	574,563	127,855	22%	1,327,210	1,054,939	272,271	26%
General and administrative	3,324,365	4,418,187	(1,093,822)	-25%	6,549,272	8,777,873	(2,228,601)	-25%
Total costs and expenses	6,894,339	8,496,793	(1,602,454)	-19%	12,737,931	14,575,812	(1,837,881)	-13%

Operating loss	(6,008,393)	(6,421,227)	412,834	6%	(11,692,410)	(12,334,990)	642,580	-5%

Other (income) expense:
Other (income) expense, net	10,141	2,461	7,680	312%	6,994	(134,936)	141,930	-105%
Foreign currency transaction loss	6,514	274	6,240	2277%	7,484	3,541	3,943	111%
Loss on extinguishment of debt	4,629,822	-	4,629,822	-%	5,559,330	-	5,559,330	-%
Change in fair value of derivative	(264,827)	-	(264,827)	-%	251,000	-	251,000	-%
Change in fair value of warrant liabilities	(6,325)	8,757	(15,082)	-172%	(9,344)	(42,131)	32,787	-78%
Change in fair value of November 2024 Debentures	(94,728)	(187,866)	93,138	-50%	1,094,112	536,060	558,052	104%
Interest expense, net	826,982	1,209,323	(382,341)	-32%	1,780,066	2,323,839	(543,773)	-23%
Total other expense, net	5,107,579	1,032,949	4,074,630	394%	8,689,641	2,686,373	6,003,268	223%

Net (loss)	$(11,115,971)	$(7,454,176)	$(3,661,795)	-49%	$(20,382,051)	$(15,021,363)	$(5,360,688)	36%

Revenue. For the three and six months ended June 30, 2026, revenue decreased $1,189,619 or 57% and $1,195,301 or 53%, respectively, as compared to the three and six months ended June 30, 2025, primarily driven by a slow start of the first half of the year in the ROV market.

Cost of revenue. For the three and six months ended June 30, 2026, cost of revenue decreased $636,487 or 18% and increased $118,449 or 2% respectively, as compared to the three and six months ended June 30, 2025. The second quarter year-over-year decrease is directly related to the decrease in sales, while the increase in the first half year-over-year can be attributed to the SeaTrepid acquisition at the end of Q1 2025.

Depreciation. For the three and six months ended June 30, 2026, depreciation increased $127,855 or 22% and, $272,271 or 26% respectively, as compared to the three and six months ended June 30, 2025, due to the increase in property and equipment and intangibles primarily related to the acquisition of SeaTrepid.

General and administrative. For the three and six months ended June 30, 2026, general and administrative costs decreased $1,093,822 or 25% and $2,228,601 or 25%, compared to the three and six months ended June 30, 2025, as 2025 included non-recurring expenses related to the SeaTrepid acquisition as well as cost saving initiatives implemented at the end of 2025 and beginning of 2026 coming to fruition.

Other (income) expense, net. For the three months ended June 30, 2026, other expense increased $7,680 or 312%. For the six months ended June 30, 2026, other expenses increased $141,930 or 105%, respectively.

Loss on extinguishment of debt. For the three and six months ended June 30, 2026 the loss on the extinguishment of debt of $4,629,822 and $5,559,330, respectively, was driven primarily by the exchange of November 2024 Debentures and Convertible Senior Secured Term Loan Notes for Series C Preferred Stock. See Note 8 “Notes Payable” and Note 14 ” Preferred Stock” to the Unaudited Interim Condensed Consolidated Financial Statements. Additionally, $201,681 loss was recognized for the SeaTrepid Amendment #2. See Note 7 “Accrued Liabilities” to the Unaudited Interim Condensed Consolidated Financial Statements.

Change in fair value of derivative. For the three and six months ended June 30, 2026, a gain on derivative of $264,827 and a loss $251,000, respectively, was reported driven by the change in fair value of the EPFA. See Note 17 “Equity Purchase Facility Agreement and Derivative Liability” to the Unaudited Interim Condensed Consolidated Financial Statements.

Change in fair value of warrant liabilities. For the three months ended June 30, 2026 and 2025, the Company reported a gain/loss in the fair value of warrant liabilities of $6,325 and $8,757, respectively. For the six months ended June 30, 2026 and 2025, the Company reported a gain in fair value of warrant liabilities of $9,344 and $42,131, respectively.

Change in fair value of November 2024 Debentures. For the three and six months ended June 30, 2026, the Company reported a gain/loss on the fair value of the November 2024 convertible debentures of $94,728 and $1,094,112 respectively, related to the change in fair value of the debentures.

Interest expense, net. For the three months ended June 30, 2026, interest expense decreased $382,341 or 32%. For the six months ended June 30, 2026, interest expense decreased $543,773, or 23%, driven by reduced outstanding balances on the convertible senior secured term loans due to conversions.

Liquidity and Capital Resources

The Company has incurred recurring losses each year since its inception and currently does not generate sufficient revenue to cover operating expenses, working capital and capital expenditures. The Company continues to develop its principal products and conduct research and development activities. The Company currently funds its operations with cash on hand, availability under the November 2024 Debentures (see Note 8 - “Notes Payable” and Note 24 - “Subsequent Events” to the Unaudited Interim Condensed Consolidated Financial Statements), the Equity Purchase Facility Agreement (see Note 17 - “Common Stock” to the Unaudited Interim Condensed Consolidated Financial Statements) and the offer and sale of additional shares of Common Stock under the At The Market Offering Agreement (see Note 15 - “Common Stock” to the Unaudited Interim Condensed Consolidated Financial Statements). The Company will require additional liquidity to continue its operations over the next twelve months. While a current investor has expressed an intention to provide financial support, factors such as stock price, volatility, trading volume, market conditions, demand and regulatory requirements may adversely affect the Company’s ability to raise capital in an efficient manner. Because of these factors, the Company believes that this creates substantial doubt about the Company’s ability to continue as a going concern for a period of at least twelve months from the date the June 30, 2026 financial statements were issued.

As of June 30, 2026, the Company had $1,977,048 of cash, cash equivalents and restricted cash.

Significant sources and uses of cash during the six months ended June 30, 2026 and 2025

Sources of cash:

●	During the six months ended June 30, 2026, the Company received net proceeds of $8,548,929 from financing activities attributable to proceeds from November 2024 debentures and the ATM share offering.

●	During the six months ended June 30, 2025, the Company received net proceeds of $19,438,121 from equity financing attributable to the ATM share offering.

Uses of cash:

●	Cash used in operating activities was $14,125,329 and $14,005,580 during the six months ended June 30, 2026 and 2025, respectively.

●	Cash used in investing activities during the six months ended June 30, 2026 related to capital expenditure of $14,287. Cash used in investing activities during the six months ended June 30, 2025 related to the acquisition of SeaTrepid of $3,871,992 and capital expenditures of $47,239.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of financial condition and results of operations is based on our Unaudited Interim Condensed Consolidated Financial Statements incorporated by reference in this prospectus, which have been prepared in accordance to US GAAP. Certain of our accounting estimates are important to the portrayal of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates are susceptible to material changes as a result of changes in facts and circumstances. Please refer to “Critical Accounting Policies and Estimates” contained in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2025, filed with SEC for a complete discussion of our critical accounting estimates.

There have been no significant changes to our accounting policies as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2025.

BUSINESS

Our Company

Business Overview

We are a technology-driven company specializing in the development of advanced fully electric autonomous robotic solutions for subsea applications. Our portfolio includes autonomous, untethered underwater vehicles (AUVs), tethered robotic remotely operated vehicles (ROVs), electric robotic manipulators, a platform-agnostic robotic operating system, and related consulting and prototype services with a strong alignment to offshore energy and national security interests. The technology solutions enable autonomous operations for both the commercial and defense sectors.

Our addressable markets include upstream, midstream, and downstream oil and gas, defense, offshore renewables, seafloor telecommunications, aquaculture, port security, oceanographic research, and subsea mining. Currently, our primary focus is on oil and gas operations and defense applications.

We were formed in September 2022 as the result of a business combination between Nauticus Robotics, Inc.’s predecessor (CleanTech) and Nauticus Robotics Holdings Inc. (formerly known as Houston Mechatronics, Inc.). We completed our first successful survey utilizing our autonomous subsea vehicle, Aquanaut®, in the fourth quarter of 2024.

Our principal executive offices are located at 17146 Feathercraft Lane, Suite 450, Webster, Texas 77598. Our phone number is (281) 942-9069. Our common stock trades on the Nasdaq Stock Market (“Nasdaq”) under the ticker symbol “KITT.”

We maintain a website on the Internet with the address of https://ir.nauticusrobotics.com. Copies of previous and subsequent copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments thereto, are or will be available free of charge on the website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. In addition, the “Governance Documents” section of the website contains copies of the Company’s Code of Business Ethics and Conduct Policy and other corporate policies and board committee charters. We make our website content available for informational purposes only. The contents of our website do not constitute part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at our website.

The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us.

Competitive Differentiation & Technology

To effectively enter markets dominated by legacy solutions, Nauticus has developed innovative, value-driven technologies. The Company’s flagship autonomous fully electric vehicle, Aquanaut®, provides advantages over conventional tethered Remotely Operated Vehicles (ROVs) and untethered Autonomous Underwater Vehicles (AUVs), including:

●	Enhanced capability to operate in deep and complex environments without the limitations of tether management.

●	Reduction in operational costs and carbon footprint through the use of smaller deployment vessels and elimination of onboard generators, resulting in lower greenhouse gas emissions, and quieter operations to minimize ecological impact.

●	Increased mission efficiency through autonomous execution versus manual control, reducing crew requirements and improving safety.

●	Enhanced data collection, with higher fidelity providing actionable insight.

●	Capability under development of collecting physical samples, providing valuable data for regulatory compliance, asset integrity, and damage assessments.

●	Capability under development in defense scenarios by eliminating surface vessel presence.

The Aquanaut® autonomous vehicle represents the next generation of subsea robotics integrating eight independent thrusters to precisely propel and position a hull to maximize efficiency and enable high-resolution data collection, and autonomous fully electric manipulation comparable to traditional ROV operations.

Product Portfolio

Aquanaut® Autonomous Vehicles

Nauticus Robotics has three autonomous vehicles. Two vehicles have been completed and the third vehicle remains under assembly.

The Aquanaut® vehicle has demonstrated superior capabilities in safety assurance, operational efficiency, asset integrity, and regulatory compliance through its ability to collect high-resolution subsea data. The Aquanaut® vehicle is engineered to operate to a depth of up to 2,300 meters.

Nauticus ToolKITT™ Software Suite

Nauticus ToolKITT™ is a sophisticated software platform that governs Nauticus’ suite of robotic products. It enables robots to perceive their environment, navigate in three dimensions, make autonomous decisions, and execute tasks with minimal human intervention. Nauticus ToolKITT™ relies on the Robot Operating System (ROS), leveraging an open-source framework to accelerate development and deployment. The software is hardware-agnostic, enabling deployment across various robotic platforms.

Nauticus ToolKITT™ has been deployed on third party commercial ROVs and competing robotic platforms, enhancing Nauticus’ ability to offer advanced inspection and intervention services. This software also plays a critical role in next-generation inspection services, a key industry need for ensuring the integrity of subsea pipelines and offshore infrastructure. Nauticus ToolKITT™ has been installed and operated as part of Nauticus’ ROV program.

Olympic Arm™ Electric Manipulator

The Olympic Arm is a fully electric subsea manipulator designed for complex intervention tasks on both work-class ROVs and Aquanaut. Its patented electric actuators replace traditional hydraulic systems, offering:

●	Greater precision and control for delicate operations.

●	An environmentally friendly design utilizing biodegradable oil.

●	Simplified deck-side repairs and extended operational reliability.

●	Engineered to work to a depth of 2,300 meters.

The next-generation manipulator is currently in development in-house with an emphasis on improving repair efficiency and durability.

Defense Solutions

Nauticus is a specialized technology and engineering services company focused on delivering innovative solutions to the defense sector. As a nimble and highly adaptive firm, the Company can bridge the gap between emerging commercial technologies and mission-critical ocean centric defense applications, supporting military and government agencies in addressing evolving operational requirements. The Company’s core capabilities include:

●	Advanced R&D & Prototyping - Rapid development of next-generation technologies, from AI-driven analytics to autonomous systems.

●	Systems Integration - Adapting and integrating commercial technologies into existing defense infrastructure.

●	Unmanned Systems & Robotics - Developing and enhancing autonomous systems for defined mission applications.

●	Distributed Acoustic Sensing – Supporting the development and deployment of subsea fiber-optic sensing networks for maritime monitoring and underwater infrastructure protection.

●	Mine Detection & Recovery – Developing subsea robotic solutions to support the detection, identification, and recovery of underwater mines.

●	Agility & Innovation - As a nimble technology company, Nauticus operates with unmatched flexibility, rapidly pivoting to meet evolving defense needs and are unencumbered by legacy solutions.

The team has experience executing successful projects within Defense Innovation Unit’s commercial technology initiatives and Defense Advanced Research Agency’s high-risk, high-reward programs.

Nauticus announced on January 30, 2025, a Strategic Subsea Alliance with Leidos Holdings, Inc (NYSE: LDOS). The alliance builds on a successful prior collaboration between the two organizations, which was praised by their mutual customer for its seamless execution and constructive collaboration. This new alliance aims to combine the companies’ complementary expertise to develop next-generation autonomous underwater systems capable of tackling increasingly complex missions.

SeaTrepid ROV Services

On March 20, 2025, Nauticus acquired substantially all of the assets and business of SeaTrepid International LLC and its affiliates (“SeaTrepid”). SeaTrepid provides subsea robotic services to customers with ROVs. The ability of SeaTrepid’s ROVs and Nauticus’ Aquanaut to seamlessly communicate at depth unlocks new service opportunities, enabling two autonomous systems to collaborate in delivering cutting edge underwater solutions.

Market Opportunity

According to Research and Markets, published in May 2025, the global Offshore AUV & ROV Market grew from $1.53 billion in 2024 to $1.69 billion in 2025, with a projected compound annual growth rate (CAGR) of 10.28%, reaching $2.75 billion by 2030.

Nauticus Robotics™ is positioned to capitalize on this expanding market by offering disruptive technology solutions that improve data quality, safety, emissions reduction, and cost efficiency. The Company’s autonomous systems and data analytics provide a competitive advantage as industries shift toward automation and sustainability in subsea operations. Each of its product lines is complementary to the others working together as a system, and also can be marketed independently. The Nauticus ToolKITT™ software is platform agnostic, and can be installed on third party ROVs. Similarly, the Olympic Arm can be installed and operate on third party ROVs.

International Operations

The potential addressable market for Nauticus Robotics products and services is global. While current operations are concentrated in the United States, Nauticus Robotics is also actively pursuing business opportunities outside the United States, including opportunities in Brazil and the United Arab Emirates.

Competition:

All of the products and services provided by Nauticus Robotics operate in a highly competitive environment. As a new market entrant, Nauticus Robotics generally faces competition from well-established competitors.

Vehicle & Services Competitors

Current ROV manufacturers and ROV services companies are the primary competitors to Nauticus inspection services conducted by Aquanaut. These companies include large multinational product manufacturers and service providers, as well as smaller local ROV service providers.

Subsea Autonomy Software Competitors

Competitors to Nauticus ToolKITT™ include both ROV manufacturers supplying proprietary software operating systems for their ROVs, as well as independent software suppliers providing software solutions to enhance the capabilities of ROVs and other robotic systems. Competitors also include companies that offer data processing capabilities for data gathered in ROV operations.

Electric Manipulators Competitors

Several companies specialize in the design and manufacture of subsea manipulators and robotic arms for ROVs and other underwater applications. These competitive products include both traditional hydraulic manipulators, as well as electric manipulators like the Olympic Arm and our next generation manipulator.

Maritime Defense Project Competitors

Several companies specialize in subsea technology consulting for the defense industry. In addition, Nauticus’ alliance collaborator, Leidos, operates in a highly competitive environment with many large and well established defense contractors.

Customers

Offshore Energy Producers

Offshore activity in the energy sector drives a material amount of the demand for ROV services, which are critical for the inspection, maintenance, and development of subsea infrastructure in the Gulf of America (the “Gulf Coast”). The Bureau of Safety and Environmental Enforcement (BSEE) reported that, as of November 2024, there were 371 manned production platforms in the Gulf Coast. The Gulf Coast is a significant hub for U.S. oil and gas production, with federal offshore areas accounting for approximately 14% of total U.S. crude oil production and 1% of total U.S. dry natural gas production. The Company is currently engaged with several offshore producers to manage the introduction of our modern technology, Aquanaut. Oil and gas customers can at their convenience extend or terminate a contract.

Defense Related Customers

On January 30, 2025, Nauticus announced a strategic alliance with Leidos, its strategic partner for defense related pursuits. The alliance builds on a successful prior collaboration between the two organizations, which was praised by their mutual customer for its seamless execution and constructive collaboration. This new alliance aims to combine the companies’ complementary expertise to develop next-generation autonomous underwater systems capable of tackling increasingly complex missions. The U.S. government can terminate contracts at its convenience.

Manufacturing and Suppliers

As part of the original development of engineering prototypes, Nauticus Robotics has established supplier relationships with key commercial-off-the-shelf (“COTS”) and custom part manufacturers. Consideration is given within the Company’s international supply chain for redundancy, where possible. In cases of limited supplier options, Nauticus Robotics initiates procurement early in the manufacturing schedule to mitigate risk of supply interruption.

Currently, Nauticus Robotics manages a supply chain with many suppliers that specialize in parts aimed toward subsea vehicles. A key component of the Aquanaut subsea vehicle is the energy storage system - a Li-ion battery. There are a variety of suppliers available to provide this battery subsystem. One battery that Nauticus Robotics uses is from SubCTech, a German company. The batteries are a long-lead-time item and are ordered well in advance of the time they are required to be integrated into the vehicle.

Nauticus Robotics is committed to exploring the options that will lead to the most capital-efficient manufacturing process and support its sales-driven build schedule.

In the first quarter of 2026 Master Investment Group agreed to provide an initial $3 million investment tranche for Nauticus’ UAE business unit startup activities, with additional capital up to $47 million for Nauticus to form a dedicated manufacturing, sales, and offshore services business unit in the UAE. Initial facility sites are already under evaluation. Nauticus expects to issue Series B Preferred Stock for $3.5 million for general corporate purposes and additional $16.5 million, which will be funded for UAE-related investments and general corporate purposes and additional $30 million with the approval of another institutional investor.

Master Investment Group is expected to fund facility development, workforce localization, and initial manufacturing capability, positioning the operation as a regional center for advanced subsea robotics.

As a consequence of Nauticus’s use of third-party suppliers for a substantial portion of its product manufacturing process, the direct purchase of raw materials is not material to its operations.

Government Regulation

The Company’s business is heavily regulated and is consequently subject to numerous laws and regulations that govern operations, including but not limited to the Federal Acquisition Regulation (FAR), the Defense Federal Acquisition Regulation Supplement (DFARS), the Truth in Negotiations Act (TINA), the Cost Accounting Standards (CAS), the International Traffic in Arms Regulations (ITAR), and the Export Administration Regulations (EAR). Compliance with these regulations is critical to its ability to compete for and perform contracts with the U.S. Government. Specific maritime related laws and regulations include the Jones Act, Ports and Waterways Safety Act, International Convention for the Safety of Life at Sea (SOLAS), Clean Water Act (CWA), Oil Pollution Act of 1990 (OPA 90), Seaman’s Protection Act, Foreign Corrupt Practices Act (FCPA), and the Defense Production Act (DPA). This is an example of applicable regulations but does not include all.

Intellectual Property

The ability to obtain and maintain intellectual property protection through patent and trademark filings is important to the Company’s business. Nauticus utilizes a combination of the protections afforded to the owners of patents, copyrights, trade secrets, and trademarks to secure its intellectual property. In addition, Nauticus requires employment agreements which stipulate IP protections for the company. For external relationships, non-disclosure agreements and other contractual restrictions are used to establish and protect intellectual property.

Nauticus will file for patent protection if the invention is believed to be patentable and the resulting patent will be beneficial in protecting the invention in the marketplaces. Consideration is also given, particularly with respect to software, as to the benefits of seeking a patent against the associated market risks of providing public exposure of the invention. In many cases with its software, Nauticus holds this code and algorithms as trade secrets.

Nauticus has patented its re-configurable hull design for subsea vehicles. This approach protects the Company’s vehicle configuration that enables it to transit long distances and then transform into a working robot once at the worksite. This capability is key to exploiting the vehicle architecture and its tetherless operational modes. Similarly, Nauticus also obtained patent protection for its all-electric, work class electric robotic manipulators. These manipulators are the first in their market class and utilize specialized actuation systems to achieve the strength performance necessary for work class systems.

Nauticus has also filed for protection of its Company name and brand under trademark registration in the United States.

Employees and Human Capital Resources

The Company’s workforce plays a critical role in driving its business forward. We had 51 employees as of October 31, 2026. None of its employees are covered by collective bargaining agreements, and the Company has not experienced any strikes or work stoppages related to labor relations issues. Nauticus’ human capital strategies focus on identifying, recruiting, retaining, rewarding, and integrating both its existing and new employees. The Company endeavors to recruit the most qualified individuals for each position regardless of gender, ethnicity or other protected characteristics. It is Nauticus policy to fully comply with all laws applicable to discrimination in the workplace. It has successfully navigated a workforce transformation, aligning our organization to prioritize the support and advancement of existing products while balancing ongoing innovation efforts beyond early-stage research and prototyping.

Seasonality

Offshore ROV and AUV operations are subject to seasonal variation, and Gulf Coast operations are generally more active from April through October each year. In Brazil, operations are generally more active from November through March.

Nauticus operations are currently concentrated in the US offshore market. To address the seasonality of the business, Nauticus may pursue a strategy of rotating operating assets between the Gulf Coast and other international locations.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $         million, after deducting the underwriting discounts and commissions and our estimated offering expenses.

We intend to use the unrestricted net proceeds from this offering for general corporate purposes and for working capital.

We have not determined the amount of net proceeds to be used specifically for any of these purposes. As a result, our management will have broad discretion in the application of the net proceeds from this offering, and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used in a manner of which you approve.

CAPITALIZATION

The following table presents our capitalization as of June 30, 2026:

●	on an unaudited actual basis;

●	on an as adjusted basis to give effect to the issuance and sale of the Series E Preferred Stock in this offering and the receipt of the net proceeds from this offering, after deducting the underwriting discounts and commissions and our estimated offering expenses and use of such net proceeds as described under “Use of Proceeds”.

This table should be read in conjunction with the other information included or incorporated by reference in this prospectus, including our consolidated financial statements and related notes. All share and per share information below reflects the 1-for-6 Reverse Stock Split.

	As of June 30, 2026 (unaudited)
	Actual (unaudited)	As Adjusted (unaudited)

Cash and cash equivalents and restricted cash	$1,977,049	$

Debt:
Notes payable, current	2,540,250
November 2024 Debentures – current fair value option (Related party)(1)	2,729,000
Senior Secured Convertible Term Loan – current, net of discount (related party)	14,988,777
Senior Secured Convertible Term Loan – current, net of discount	1,351,260
Total debt	21,609,287

Stockholders’ equity:
Preferred stock, undesignated, $0.0001 par value and stated value, shares authorized, no shares issued and outstanding; up to 5 million shares of Series E Preferred Stock designated and outstanding, respectively, as adjusted	—
Series A Preferred stock, $0.0001 par value, 40,000 shares authorized, 5,546 shares issued and outstanding	1
Series B Preferred stock, $0.0001 par value, 50,000 shares authorized, 2,013 shares issued and outstanding	—
Series C Preferred stock, $0.0001 par value, 100,000 shares authorized, 7,193 shares issued and outstanding	0
Common stock, $0.0001 par value per share; 625,000,000 shares authorized, 1,145,284 shares issued and outstanding	115
Accumulated other comprehensive loss	(42,229)
Additional paid-in capital	349,531,589
Accumulated deficit	(344,307,710)
Total stockholders’ equity	5,181,766
Total capitalization	$26,791,053	$

(1)	On July 20, 2026, we issued an Original Issue Discount Senior Secured Convertible Debenture Due 2026, in the aggregate principal amount of $1,500,000.00 (the “Additional Note”), to an institutional investor (“Investor”), which is convertible into 32,895 shares of our common stock calculated at a conversion price of $45.60. The Additional Note was issued pursuant to the securities purchase agreement dated as of November 4, 2024 (the “Securities Purchase Agreement”) with certain investors including Investor, as previously described in our Current Report on Form 8-K filed with the Securities Exchange Commission on November 5, 2024 (the “November 5 Form 8-K”). The Additional Note has the same terms as the Notes under the Securities Purchase Agreement as described in the November 5 Form 8-K and, as extended pursuant to the Holder’s exercise of its extension right, will mature on September 9, 2027, or such earlier date as is required or permitted to be repaid under such Additional Note.

DESCRIPTION OF SERIES E PREFERRED STOCK

The following describes the material terms of the Series E Preferred Stock. This is not a complete description and is subject to, and entirely qualified by reference to applicable provisions of our Certificate of Incorporation and the Certificate of Designations of Rights and Preferences of Series E Preferred Stock (the “Certificate”) establishing the Series E Preferred Stock, which are filed with the SEC as exhibits to the Registration Statement of which this prospectus is a part, as well as the relevant portions of the General Corporation Law of the State of Delaware. Capitalized terms used but not otherwise defined in this section have the meanings ascribed to them in the Certificate.

Designation, Stated Value and Shares

Pursuant to our Certificate of Incorporation, we are authorized to issue 10,000,000 shares of our preferred stock, par value $0.0001 per share. In connection with this Offering, we have designated of these shares (the “Preferred Shares”) as the “Series E Convertible Preferred Stock”, pursuant to the Certificate that sets forth the terms of such Series E Preferred Stock. Each share will have a stated value of $4.00 per share (the “Stated Value”), subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions and other similar events affecting the Stated Value. The Series E Preferred Stock Certificate of Designation is expected to be filed with the Secretary of State of Delaware in connection with this offering. The Series E Preferred Stock being offered hereby, when issued, delivered and paid for in accordance with the terms of the underwriting agreement, will be fully paid and nonassessable. The number of authorized shares of Series E Preferred Stock may from time to time be increased (but not in excess of the total number of authorized shares of our preferred stock, less all shares of any other series of our preferred stock authorized at the time of such increase) or decreased (but not below the number of shares of the Series E Preferred Stock then outstanding) by resolution of the Board (the “Board”) (or a duly authorized committee of the Board), subject to the consent of the holders of the Series E Preferred Stock as described below. Shares of the Series E Preferred Stock that are redeemed, repurchased, converted or otherwise acquired by the Company will be cancelled and revert to authorized but unissued shares of our preferred stock undesignated as to series. The Company will maintain a register of the holders and the Stated Value of the Series E Preferred Stock held by each holder. Shares of the Series E Preferred Stock may be held in certificated or uncertificated (book-entry) form.

In addition, subject to the limitations described herein, we may issue additional preferred stock from time to time in one or more series, each with such designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, as the Board (or a duly authorized committee of the Board) may determine prior to the time of such issuance.

Listing

The Series E Preferred Stock is a new issue of securities and no current market exists for the Series E Preferred Stock. We have applied to list the Series E Preferred Stock on the Nasdaq Capital Market under the symbol “KITTP”. If this application is approved, we expect trading in the Series E Preferred Stock on the Nasdaq to commence within 5 days after the Series E Preferred Stock is first issued.

Transfer Agent and Register

The transfer agent and register for the Series E Preferred Stock will be Continental Stock Transfer & Trust Company (“Transfer Agent”). The Transfer Agent’s address is 1 State Street, New York, New York 10004. The Series E Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee, DTC. See “Book-Entry Procedures” beginning on page 47.

No Maturity, Sinking Fund or Mandatory Redemption

The Series E Preferred Stock has no maturity date and the Company is not required to redeem the Series E Preferred Stock at any time, except as expressly provided in the Certificate. Accordingly, the Series E Preferred Stock will remain outstanding indefinitely, unless (i) the Company decides, at its option, to exercise its redemption right, (ii) the holders of Series E Preferred Stock elect their exchange rights in connection with certain Changes of Control of the Company in accordance with Certificate, or (iii) under circumstances as described in “Conversion Rights,” the holders of Series E Preferred Stock convert the Series E Preferred Stock into the Company’s common stock. The Series E Preferred Stock is not subject to any sinking fund.

Ranking

The Series E Preferred Stock will, as to dividend rights and rights as to the distribution of assets upon the Company’s liquidation, dissolution or winding up, rank:

(1)	senior to all classes or series of the Company’s common stock and to each series of preferred stock of the Company junior in rank to the Series E Preferred Stock (including, without limitation, the Series D Preferred Stock of the Company) (the “Junior Stock”);

(2)	on parity with certain series of the existing preferred stock of the Company (including, without limitation, the Series A Preferred Stock, the Series B Preferred Stock and Series C Preferred Stock of the Company) any future class or series of the Company’s capital stock expressly designated as ranking on parity with the Series E Preferred Stock (the “Parity Stock”);

(3)	junior to any future class or series of the Company’s capital stock expressly designated as ranking senior to the Series E Preferred Stock (the “Senior Preferred Stock”); and

(4)	junior to all the Company’s existing and future indebtedness (including subordinated indebtedness and any indebtedness convertible into our common stock or preferred stock) and other liabilities with respect to assets available to satisfy claims against the Company and structurally subordinated to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) existing or future subsidiaries of the Company.

Without the prior written consent of the required holders, voting separately as a single class, the Company shall not authorize or issue any Senior Preferred Stock or Parity Stock, or any Junior Stock having a maturity, redemption or repayment date prior to the second anniversary of the initial issuance date of the Series E Preferred Stock.

The required holders are (i) the lead investor or any affiliate thereof, holding shares of Series E Preferred Stock or (ii) if the lead investor holds no shares of Series E Preferred Stock, holders of at least a majority of the Series E Preferred Stock then outstanding.

Dividends

From and after the Initial Issuance Date, cumulative dividends will accrue on each outstanding share of Series E Preferred Stock at the rate of 10.00% per annum of the Stated Value, calculated on the basis of a 360-day year consisting of twelve 30-day months. Dividends are cumulative from, and including, (the “Initial Issuance Date”), and are payable, in arrears, on the date that is one hundred twentieth (120th) calendar day following the Initial Issuance Date and thereafter quarterly on the first trading day of each subsequent fiscal quarter of the Company (each such date, a “Dividend Date”). “Trading day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Company’s common stock, any day on which the common stock is traded on Nasdaq, or, if Nasdaq is not the principal trading market for the common stock, then on the principal securities exchange or securities market on which the common stock is then traded, provided that “trading day” shall not include any day on which the common stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the common stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a trading day in writing by the applicable holder of the Series E Preferred Stock, or (y) with respect to all determinations other than price determinations relating to the Company’s common stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

Dividends are payable to holders of record of Series E Preferred Stock as they appear in the records of the Transfer Agent on the applicable record date, which will be the twentieth (20th) calendar day immediately preceding the applicable regular dividend payment date, provided that, if such day is not a business day, the dividend record date shall be the immediately preceding business day (each such date, a “Dividend Record Date”). “Business day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

Dividends will generally be payable in a number of fully paid and nonassessable shares (rounded to the nearest whole share) of our common stock equal to the quotient of (i) the amount of dividend payable on such Dividend Date less any Cash Dividend and (ii) the Dividend Conversion Price in effect on the applicable Dividend Date (“Dividend Shares”), so long as there has been no Equity Conditions Failure as of the relevant Dividend Notice Date and through the applicable Dividend Date; provided however, that the Company may elect to pay any dividend (or portion thereof) in cash (a “Cash Dividend”), or in a combination of a Cash Dividend and Dividend Shares. The Company shall deliver a written notice to each holder on or prior to the tenth (10th) trading day immediately prior to the applicable Dividend Record Date (the date such notice is delivered to all of the holders, the “Dividend Notice Date”), which notice shall either confirm that the dividend will be paid entirely in Dividend Shares or elect to effect a Cash Dividend or a combination thereof. Notwithstanding the foregoing, if a holder holds, as of the applicable Dividend Record Date, less than 50% of the then issued and outstanding shares of Series E Preferred Stock, all dividends payable to such holder shall be paid in cash. “Equity Conditions Failure” means any day during the period commencing twenty (20) trading days prior to the applicable date of determination, the Equity Conditions (as described below) have not been satisfied (or waived in writing by the applicable holder).

If an Equity Conditions Failure has occurred as of the Dividend Notice Date, and the Company has not voluntarily elected to effect a Cash Dividend, the dividend will be paid in cash unless the applicable holder waives the Equity Conditions Failure. If no Equity Conditions Failure has occurred as of the Dividend Notice Date but an Equity Conditions Failure occurs at any time prior to the applicable Dividend Date, and the Company has not voluntarily elected to effect a Cash Dividend, the Company must notify each holder, as of the Dividend Record Date, and unless the applicable holder waives the Equity Conditions Failure, the dividend will be paid to such holder in cash. Any transfer, conversion or redemption after a Dividend Record Date will not affect the holder’s right to the corresponding dividend payable on the Dividend Date, without duplication. Prior to payment on a Dividend Date, accrued and unpaid dividends will be included in the Conversion Amount for purposes of any conversion or redemption of the Series E Preferred Stock.

From and after the occurrence, and during the continuance, of any Triggering Event, the dividend rate in effect shall automatically increase to the Default Rate. The “Default Rate” means the lesser of (i) 18% per annum and (ii) the maximum rate permitted under applicable law. In the event that such Triggering Event is subsequently cured (and no other Triggering Event then exists, including the Company’s failure to pay dividends at the Default Rate on the applicable Dividend Date), the adjustment to the Default Rate shall cease to be effective as of the calendar day immediately following the date of such cure; provided, however, that dividends accrued and unpaid at the Default Rate during the continuance of the Triggering Event shall continue to apply with respect to the days after the occurrence of the Triggering Event through and including the date of cure.

Notwithstanding the foregoing, additional dividends may be declared by the Board on the shares of Series E Preferred Stock, from time to time, in its sole and absolute discretion.

Prior to the second anniversary of the Initial Issuance Date, and for so long as any shares of Series E Preferred Stock remain outstanding, the Company will maintain a fully funded cash reserve in an amount sufficient to pay at least two years of dividends on all shares of Series E Preferred Stock then outstanding. Failure to establish or maintain the required dividend cash reserve will constitute a Triggering Event under the Certificate.

Equity Conditions

The “Equity Conditions” means, with respect to any given date of determination, each of the following conditions being satisfied (or waived in writing by the applicable holder):

(i)	no failure by the Company to satisfy the current public information requirements of Rule 144(c)(1) (a “Current Public Information Failure”) exists or is continuing;

(ii)	during the thirty (30) calendar days ending on, and including, the applicable date of determination (the “Equity Conditions Measuring Period”), the Company’s common stock has been listed or designated for quotation on an Eligible Market, has not been suspended from trading (other than suspensions of not more than two (2) days prior to the applicable date arising from business announcements), and no delisting or suspension has been threatened with a reasonable prospect of occurring or is pending as evidenced by a writing from the Eligible Market or by the Company falling below the minimum listing maintenance requirements of such Eligible Market;

(iii)	during the Equity Conditions Measuring Period, the Company has delivered all shares of common stock issuable upon conversion of the Preferred Shares on a timely basis and all other shares of capital stock required to be delivered under the transaction documents on a timely basis;

(iv)	any shares of common stock to be issued in connection with the event requiring this determination may be issued in full without violating the Beneficial Ownership Limitation described below;

(v)	any shares of common stock to be issued in connection with the event requiring this determination may be issued in full without violating the rules or regulations of the Eligible Market on which the common stock is then listed;

(vi)	during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction has been made that has not been abandoned, terminated or consummated;

(vii)	no holder is in possession of any material, non-public information provided to it by the Company, any subsidiary or any of their respective affiliates, employees, officers, representatives or agents;

(viii)	during the Equity Conditions Measuring Period, the Company has otherwise been in compliance with, and has not breached, any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any transaction document, including the timely making of all payments;

(ix)	during the Equity Conditions Measuring Period, no Volume Failure or Price Failure (each as defined in the Certificate, with applicable dollar thresholds to be specified therein) has occurred on any trading day;

(x)	no Authorized Share Failure exists or is continuing, and all shares of common stock to be issued in connection with the event requiring this determination are authorized and available for issuance;

(xi)	during the Equity Conditions Measuring Period, no Triggering Event has occurred or exists and no event exists that with the passage of time or giving of notice would constitute a Triggering Event;

(xii)	no bona fide dispute exists between any holder, the Company, the applicable Eligible Market and/or FINRA with respect to any term or provision of any Preferred Share or other transaction document;

(xiii)	the applicable Alternate Conversion Price is not determined by the Conversion Floor Price Condition (as defined in the Certificate); and

(xiv)	the shares of common stock issuable pursuant to the event requiring the satisfaction of the Equity Conditions are duly authorized and listed and eligible for trading without restriction on an Eligible Market.

Restricted Payments and Investments

While any shares of Series E Preferred Stock remain outstanding, the Company and its subsidiaries may not make any payment on, or redeem or repurchase, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), other indebtedness, or make any investment, if at the time such payment with respect to such indebtedness and/or investment, as applicable, is due or is otherwise made or, after giving effect to such payment, (i) an event constituting a Triggering Event (as defined below) has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute a Triggering Event has occurred and is continuing. The Company and its subsidiaries also may not redeem, repurchase or declare or pay any cash dividend, except as may be expressly required by the Certificate.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each holder of Series E Preferred Stock will be entitled to receive in cash, out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders, before any payment or distribution is made to holders of any Junior Stock, and pari passu with holders of any Parity Stock, an amount per share equal to the greater of: (i) 125% of the Conversion Amount of such share on the date of such payment; and (ii) the amount per share the holder would receive if such holder converted such share of Series E Preferred Stock into shares of common stock immediately prior to the date of such payment (the “liquidation preference”).

If the assets of the Company available for distribution upon any such liquidation are insufficient to pay the full liquidation preference to all holders of Series E Preferred Stock and all holders of Parity Stock, the available assets will be distributed ratably among the holders of Series E Preferred Stock and the holders of Parity Stock in proportion to their respective liquidation preference amounts.

Fundamental Transaction

The Company is prohibited from entering into a Fundamental Transaction unless the Successor Entity assumes in writing all of the Company’s obligations under the Certificate and the other transaction documents pursuant to written agreements in form and substance reasonably satisfactory to the required holders, including agreements to deliver to each holder, in exchange for its Preferred Shares, a security of the Successor Entity substantially similar in form and substance to the Certificate, having a stated value and dividend rate equal to those of the Series E Preferred Stock and similar ranking. Upon consummation of a Fundamental Transaction, the Successor Entity must deliver to each holder confirmation that, upon any subsequent conversion or redemption, the holder will receive the publicly traded common stock (or equivalent) of the Successor Entity (including its Parent Entity) that the holder would have received had it converted all of its shares of Series E Preferred Stock immediately prior to the Fundamental Transaction (without regard to any limitations on conversion). A holder may, at its sole option, waive this assumption requirement to permit the Fundamental Transaction to proceed without assumption of the Preferred Shares.

A “Fundamental Transaction” covers, among other things, any merger or consolidation with another entity, any sale of all or substantially all of the Company’s assets, any purchase or tender offer accepted by holders of at least 50% of the outstanding common stock, and any stock purchase agreement or business combination pursuant to which any entity acquires at least 50% of the outstanding common stock.

The consolidation, merger or other business combination of the Company with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of the assets, property or business of the Company will not otherwise be deemed to constitute a liquidation, dissolution or winding up of the Company.

Change of Control

A “Change of Control” is defined broadly as any Fundamental Transaction other than: (i) any merger of the Company or any of its, direct or indirect, wholly-owned subsidiaries with or into any of the foregoing entities; (ii) a reorganization, recapitalization or reclassification in which existing holders of voting power continue to hold publicly traded securities and, directly or indirectly, remain the holders of voting power in the surviving entity in all material respects; or (iii) a migratory merger effected solely to change the Company’s jurisdiction of incorporation.

No sooner than the earlier of 20 trading days prior to the consummation of a Change of Control and the public announcement of an agreement with respect to one, and no later than 10 trading days prior to consummation, the Company must deliver written notice of the Change of Control to each holder. Upon receipt of that notice (or upon otherwise becoming aware of the Change of Control), and until 20 trading days after the later of the date of consummation, the date of receipt of such notice, or the date of announcement of such Change of Control, each holder may elect to have the Company exchange its Preferred Shares for the Change of Control Election Price.

The “Change of Control Election Price” is the greatest of:

(i)	125% of the Conversion Amount of the Preferred Shares;

(ii)	the product of the Conversion Amount multiplied by the quotient determined by dividing (I) the greatest Closing Sale Price of Common Stock during the period beginning on the date immediately preceding the earlier to occur of (1) the consummation of the applicable Change of Control and (2) the public announcement of such Change of Control and ending on the date such holder delivers the applicable election notice, by (II) the Alternate Conversion Price then in effect; and

(iii)	the product of the Conversion Amount multiplied by the quotient of (I) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per share of Common Stock to be paid to holders of Common Stock upon consummation of the Change of Control (with any non-cash consideration constituting publicly traded securities valued at the highest of the Closing Sale Prices of such securities on the trading day immediately prior to consummation, the trading day immediately following the public announcement and the trading day immediately prior to the public announcement of such Change of Control) divided by (II) the Conversion Price then in effect.

The Change of Control Election Price is payable at the Company’s election (a “Consideration Election”) either (i) in cash or (ii) in rights (with a beneficial ownership limitation applying on the same basis as the Beneficial Ownership Limitation described below, mutatis mutandis) (collectively, the “Rights”), convertible in whole or in part at any time, without the payment of any additional consideration, at the option of the required holders, into the Corporate Event Consideration applicable to such Change of Control equal in value to the Change of Control Election Price.

The aggregate number of Successor Shares (as defined below) issuable upon conversion of the Rights will be determined in increments of 10% (or such greater percentage as a holder may notify the Company from time to time) of the portion of the Change of Control Election Price attributable to such Successor Shares (each, a “Successor Share Value Increment”). The number of Successor Shares issuable upon the first Successor Share Value Increment will be determined based on 70% of the VWAP of the Successor Shares on the date the Rights are issued, and on each of the nine (9) subsequent trading days, in each case, the aggregate number of additional Successor Shares issuable upon exercise of the Rights shall be determined based upon a Successor Share Value Increment at 70% of the VWAP of the Successor Shares in effect for such corresponding trading day. The ten (10) consecutive trading day period commencing on, and including, the date the Rights are issued is referred to as the “Rights Measuring Period.”

Notwithstanding the foregoing, the Company is prohibited from consummating a Change of Control if the Corporate Event Consideration includes capital stock or other equity interests (“Successor Shares”) of an entity that is not listed on an Eligible Market, or if the daily share volume for the applicable Successor Shares for each of the twenty (20) trading days prior to the consummation of such Change of Control is less than the aggregate number of Successor Shares issuable to all holders upon full conversion of the applicable Rights (without regard to any conversion limitations, assuming exercise in full of the Rights on the date of issuance and assuming the VWAP of the Successor Shares for each trading day in the Rights Measuring Period is the VWAP on the trading day ended immediately prior to the consummation of the Change of Control).

The Company must give each holder written notice of each Consideration Election at least twenty (20) trading days prior to consummation of the Change of Control. Payment or delivery of the Rights will be made on the later of the second trading day after the holder’s election and the date of consummation of the Change of Control (or, for any Right, such later time as holders of common stock are initially entitled to receive Corporate Event Consideration). Any Corporate Event Consideration included in the Rights, if any, is pari passu with the Corporate Event Consideration to be paid to holders of shares of common stock of the Company and the Company shall not permit a payment of any Corporate Event Consideration to the holders of shares of common stock without on or prior to such time delivering the Right to the holders of Series E Preferred Stock in accordance with the Certificate. Any cash payments required under the Change of Control provisions of the Certificate will have priority over payments to all other stockholders of the Company in connection with such Change of Control.

Until the full Change of Control Election Price is paid to a holder in cash or Corporate Event Consideration in accordance with the Certificate, any Preferred Shares submitted by such holder for exchange or payment may be converted, in whole or in part, by such holder into common stock pursuant to the conversion provisions of the Certificate or, if the conversion date falls after consummation of the Change of Control, into stock or equity interests of the Successor Entity substantially equivalent to the Company’s common stock.

In the case of a Going Private Transaction — being a Change of Control after which the Company ceases to have any securities registered under the Exchange Act, or in which all Common Stock is purchased solely for cash (and not in whole, or in part, for any other securities of any person) — the Company may effect an optional redemption, but the Change of Control Election Price replaces the standard Company Optional Redemption Price for all purposes in that redemption.

Purchase Rights

If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of the Company’s common stock (the “Purchase Rights”), each holder of Series E Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that such holder could have acquired if such holder had held the number of shares of common stock acquirable upon complete conversion of all of such holder’s Preferred Shares immediately prior to the record date for the grant, issuance or sale of such Purchase Rights (calculated at the Alternate Conversion Price as of such record date, without taking into account any limitations or restrictions on the convertibility of the Preferred Shares). If a holder’s right to participate in any such Purchase Rights would result in such holder and its attribution parties collectively exceeding the Beneficial Ownership Limitation, then such holder will not be entitled to participate in such Purchase Rights to the extent of such excess, and such excess Purchase Rights will be held in abeyance for the benefit of such holder (with any applicable expiration or maturity date extended by the number of days the Purchase Rights are held in abeyance) until such time, if any, as participation would not result in such holder and its attribution parties exceeding the Beneficial Ownership Limitation, at which time such holder will be granted such right (together with any Purchase Rights granted or issued on such initial or any subsequent abeyance) to the same extent as if there had been no such limitation.

Other Corporate Events

Prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of the Company’s common stock are entitled to receive securities or other assets with respect to or in exchange for shares of common stock (each, a “Corporate Event”), the Company will make appropriate provision to ensure that each holder of Series E Preferred Stock will thereafter have the right, at such holder’s option, upon conversion of all the Preferred Shares held by such holder, to receive either:

●	such securities or other assets to which such holder would have been entitled with respect to such number of shares of common stock had such shares been held by such holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on conversion of the Preferred Shares set forth in the Certificate) (the “Corporate Event Consideration”); or

●	in lieu of the shares of common stock otherwise receivable upon such conversion, such securities or other assets received by holders of shares of common stock in connection with the consummation of such Corporate Event, in such amounts as such holder would have been entitled to receive had the Preferred Shares initially been issued with conversion rights for the form of such consideration at a conversion rate commensurate with the conversion rate of an Alternate Conversion.

Any such provision by the Company will be in form and substance reasonably satisfactory to the required holders. These rights apply similarly and equally to successive Corporate Events and without regard to any limitations on conversion or redemption of the Preferred Shares.

Asset Distributions

If the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to any or all holders of shares of common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin-off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (each, a “Distribution”), each holder of Series E Preferred Stock will be entitled to participate in such Distribution as if such holder had held the number of shares of common stock acquirable upon complete conversion of such holder’s Preferred Shares (calculated at the Alternate Conversion Price as of the applicable record date, without taking into account any limitations or restrictions on conversion). If a holder’s right to participate in any such Distribution would result in such holder and its attribution parties collectively exceeding the Beneficial Ownership Limitation, the excess portion of such Distribution will be held in abeyance for the benefit of such holder until such time, if any, as participation would not cause such excess.

Company Optional Redemption

At any time, the Company will have the right to redeem all, but not less than all, of the then-outstanding shares of Series E Preferred Stock by delivering an irrevocable written notice of redemption to all holders of Series E Preferred Stock (such date all of the holders received such notice is each referred to as a “Company Optional Redemption Notice Date”) not less than 20 trading days and not more than 40 trading days prior to the date on which such redemption shall occur (the “Company Optional Redemption Date”). The Company’s optional redemption notice may be conditioned upon the consummation of a specified refinancing transaction or a Going Private Transaction as defined in the Certificate.

Company Optional Redemption Price

The “Company Optional Redemption Price” payable for each share of Series E Preferred Stock subject to redemption will equal 120% of the Conversion Amount of such share as of the applicable Company Optional Redemption Date, payable in cash on the Company Optional Redemption Date. Until the Company Optional Redemption Price has been paid in full, each holder may convert all or any portion of its Series E Preferred Stock subject to redemption in accordance with the Certificate, and all Conversion Amounts converted after the Company Optional Redemption Notice Date will reduce the number of Preferred Shares of such holder required to be redeemed on the Company Optional Redemption Date. If the Company is able to redeem only some of the Preferred Shares, it will redeem a pro rata amount from each holder based on Stated Value.

Notwithstanding the foregoing, (a) if a Triggering Event has occurred and is continuing as of such Company Optional Redemption Notice Date and/or Company Optional Redemption Date, as applicable, the Company may effect a Company Optional Redemption, but with “110% of the Company Optional Redemption Price” replacing “Company Optional Redemption Price” for all purposes in that redemption and (b) in the case of a Going Private Transaction, being a Change of Control after which the Company ceases to have any securities registered under the Exchange Act, or in which all of the Company’s common stock is purchased solely for cash, the Company may effect an optional redemption, but the Change of Control Election Price replaces the standard Company Optional Redemption Price for all purposes in that redemption.

In the event that the Company fails to pay the applicable Company Optional Redemption Price to any holder within the time period required (including to the extent such payment is prohibited under Delaware law), such holder will have the right, at any time thereafter until such unpaid Company Optional Redemption Price is paid in full, to require the Company, in lieu of completing such redemption, to void the applicable Company Optional Redemption Notice and to promptly return all or any portion of the Preferred Shares submitted by such holder for redemption for which the applicable redemption price has not been paid. Upon the Company’s receipt of such notice from the holder: (i) the applicable Company Optional Redemption Notice will be null and void with respect to the relevant Preferred Shares; (ii) the Company will immediately return the applicable Preferred Share certificate (or issue a new certificate or book-entry, as applicable) to such holder (unless the Preferred Shares are held in book-entry form, in which case the Company shall deliver evidence to such holder that a book-entry for such Preferred Shares then exists); and (iii) the Additional Amount of the returned Preferred Shares will be increased by an amount equal to the difference between (A) the applicable Company Optional Redemption Price (as adjusted pursuant to the Certificate, if applicable) and (B) the Stated Value portion of the Conversion Amount that had been submitted for redemption.

Conversion Rights

Optional Conversion

At any time after the Initial Issuance Date, each holder of Series E Preferred Stock will have the right, at its option, to convert all or any portion of its Series E Preferred Stock into fully paid and nonassessable shares of our common stock. The number of shares of common stock issuable upon any conversion will equal the applicable Conversion Amount divided by the Conversion Price then in effect.

Conversion Amount

The “Conversion Amount” means, for each share of Series E Preferred Stock being converted, the sum of (i) the Stated Value of such share, (ii) all accrued and unpaid dividends thereon, and (iii) any other amounts owed to the holder under the Certificate or any other transaction document.

Conversion Price

The initial “Conversion Price” will equal $               , subject to adjustment as described below under “—Anti-Dilution Adjustments.”

Conversion Mechanics

A holder may effect a conversion by delivering a written conversion notice to the Company. The Company must deliver (or cause its transfer agent to deliver) the applicable shares of common stock issuable upon conversion no later than the first trading day following the date on which the conversion notice is received, subject to the procedures and limitations set forth in the Certificate. The Company will also be responsible for all applicable transfer, stamp, issuance and similar taxes, costs and expenses (including fees and expenses of the Company’s transfer agent) associated with the issuance and delivery of shares issuable upon conversion.

Conversion Share Delivery Failure

If the Company fails to timely deliver the shares issuable upon conversion by the required share delivery deadline, then, in addition to all other remedies available to such holder, the holder will be entitled to the buy-in protection described in the Certificate permitting the holder to acquire the undelivered shares in an open market transaction, stock loan or otherwise and requiring the Company, within one business day after the Company’s receipt of such holder’s request, to either pay the holder’s total purchase price (including brokerage commissions, stock loan costs and other out-of-pocket expenses, if any, and including acquisition by any other person on behalf of the holder) for the shares so acquired, or promptly deliver the conversion shares and pay the excess, if any, of the buy-in cost over the product of such number of shares multiplied by the lowest closing sale price of the Company’s common stock on any trading day during the period commencing on the date of the applicable conversion notice and ending on the date of such issuance and payment.

In addition to the foregoing, if on or prior to the required share delivery deadline the Transfer Agent is not participating in DTC Fast Automated Securities Transfer (“FAST”) Program, or the Company shall fail to issue and deliver to such holder (or its designee) a certificate and register such conversion shares on the Company’s share register or, if the Transfer Agent is participating in the FAST, the Transfer Agent shall fail to credit the balance account of such holder or such holder’s designee, as applicable, with DTC for the number of Conversion Shares to which such holder is entitled upon such holder’s conversion hereunder, then, (X) the Company shall pay in cash to such holder on each day after the applicable required share delivery deadline an amount equal to 2% of the product of the number of conversion shares not timely delivered multiplied by a trading price of the Company’s common stock selected by the holder in writing as in effect at any time during the period beginning on the applicable conversion date and ending on the applicable share delivery deadline, and (Y) such holder may void the applicable conversion notice with respect to all, or any portion, of the Preferred Shares not yet converted pursuant to such conversion notice, provided that any amounts accrued prior to such voiding shall remain payable by the Company pursuant to the applicable provisions of the Certificate or otherwise.

Alternate Conversion

At any time other than during an MVLS Eligibility Period, a holder may elect to convert Series E Preferred Stock at the Alternate Conversion Price rather than the standard Conversion Price. The “MVLS Eligibility Period” means the period commencing when the Company’s market value of listed securities is below $5 million for one complete trading day, and ending on the earlier of the date it exceeds $5 million for one complete trading day or the thirty-first consecutive trading day after the start of the MVLS Eligibility Period.

The “Alternate Conversion Price” will be the lowest of: (i) the Conversion Price then in effect on the applicable conversion date; and (ii) the greater of (x) the Floor Price and (y) the Alternate Conversion Percentage of the lowest volume-weighted average price (“VWAP”) of our common stock during the ten consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice. The “Alternate Conversion Percentage” is 90% at any time during a Triggering Event Conversion Right Period and 95% otherwise.

The “Floor Price” is $0.9564 per share, subject to adjustment as provided in the Certificate.

Triggering Event Conversion

Following the occurrence of a Triggering Event, a holder will have an additional right to effect a conversion at the applicable Triggering Event Conversion Price during the period commencing on the earlier of the holder’s receipt of a Triggering Event notice and the holder becoming aware of the Triggering Event, and ending on the twentieth (20th) trading day after the later of (x) the date the Triggering Event is cured and (y) the holder’s receipt of a Triggering Event notice containing the information required by the Certificate (the “Triggering Event Conversion Right Period”).

Each of the following events constitutes a “Triggering Event” under the Certificate (and events (viii), (ix) and (x) below each also constitute a “Bankruptcy Triggering Event”):

(i)	the suspension from trading or failure of the common stock to be listed on an Eligible Market for five (5) or more consecutive trading days, or the delisting of the common stock in connection with a going-private transaction;

(ii)	the Company’s (A) failure to cure a conversion share delivery failure within five (5) trading days after the applicable conversion date, or (B) notice or announcement of its intention not to comply with any conversion request made in accordance with the Certificate;

(iii)	at any time following the tenth (10th) consecutive day that a holder’s authorized share allocation is less than the number of shares of common stock that such holder would be entitled to receive upon conversion in full of all Preferred Shares held by such holder (calculated at the Floor Price then in effect, without regard to conversion limitations), except to the extent the Company is in compliance with its obligations as described under “Share Reservation” below;

(iv)	the failure of the Board to declare any dividend to be capitalized or paid on the applicable Dividend Date in accordance with the Certificate;

(v)	the Company’s failure to pay any holder any dividend on any Dividend Date (whether or not declared by the Board) or any other amount when due under the Certificate or any other transaction document, if such failure remains uncured for at least five (5) trading days (in the case of dividends) or is otherwise not paid when due;

(vi)	the failure to remove any restrictive legend on any shares of common stock issued to a holder upon conversion or exercise of any securities acquired under the transaction documents, unless otherwise then prohibited by applicable federal securities laws, if such failure remains uncured for at least five (5) days;

(vii)	the occurrence of any default under, redemption of, or acceleration prior to maturity of, at least an aggregate of $500,000 of indebtedness of the Company or any of its subsidiaries;

(viii)	the institution of bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors against the Company or any subsidiary that, if instituted by a third party, are not dismissed within thirty (30) days of initiation;

(ix)	the commencement of a voluntary bankruptcy, insolvency or similar case or proceeding by the Company or any subsidiary, or the Company’s consent to the entry of any related decree, order or judgment, or the making of any assignment for the benefit of creditors or similar action;

(x)	the entry by a court of any decree or order in respect of a voluntary or involuntary bankruptcy, insolvency or similar case involving the Company or any subsidiary that continues unstayed for thirty (30) consecutive days;

(xi)	the entry of final judgments against the Company and/or any subsidiary for the payment of money aggregating in excess of $1,000,000 (net of any covered insurance or indemnity proceeds from creditworthy parties) that are not bonded, discharged, settled or stayed within thirty (30) days after entry (or discharged within thirty (30) days after expiration of any applicable stay);

(xii)	the Company and/or any subsidiary (A) failing to pay, when due or within any applicable grace period, any amount in excess of $1,000,000 in the aggregate with respect to any indebtedness owed to any third party (other than, solely with respect to unsecured indebtedness, amounts contested in good faith by proper proceedings with adequate GAAP reserves), or is in breach of any agreement for monies owed in excess of $1,000,000 that entitles the other party to declare a default or accelerate amounts due thereunder, or (B) suffering to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default under any agreement binding the Company or any subsidiary that would or is likely to have a Material Adverse Effect;

(xiii)	other than as specifically addressed in another clause of this list, the breach by the Company or any subsidiary of any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or of any covenant or other term or condition of any transaction document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of two (2) consecutive trading days;

(xiv)	the Company’s common stock becoming ineligible for clearing and settlement through DTC, the transfer agent ceasing to participate in the DTC FAST program, or DTC imposing any “chill,” freeze or similar restriction on the common stock, in each case if such condition continues for three (3) trading days;

(xv)	the Company’s independent registered public accounting firm withdrawing any opinion or report with respect to, or its consent to the use of, any financial statements of the Company, or any such opinion or report containing a going concern qualification or otherwise expressing substantial doubt as to the Company’s or its subsidiaries’ ability to continue as a going concern;

(xvi)	the Company restating, or announcing any intention or requirement to restate, any financial statements of the Company previously filed with the SEC as a result of a determination by the Company’s independent registered public accounting firm that such financial statements should no longer be relied upon, or announcing that any such financial statements should no longer be relied upon, in each case without an SEC compliant replacement financial statement being filed with the SEC on or prior to forty-five (45) days thereafter;

(xvii)	a final determination by the SEC, the United States Department of Justice or any other governmental or regulatory authority that the Company, any subsidiary or any of their respective directors or officers (in their capacities as such) has violated any applicable law, rule or regulation, other than any violation that would not reasonably be expected to have a Material Adverse Effect;

(xviii)	a false or inaccurate certification (including a deemed certification) by the Company that the Equity Conditions are satisfied, that no Equity Conditions Failure has occurred, or as to whether any Triggering Event has occurred;

(xix)	any breach or failure by the Company or any subsidiary to comply in any respect with any provision of Section 13 of the Certificate;

(xx)	the electronic transfer of shares of common stock through DTC or another established clearing corporation becoming no longer available or becoming subject to a “chill”;

(xxi)	at any time prior to the second anniversary of the Initial Issuance Date, and while any Preferred Shares remain outstanding, the failure of the Company to maintain the dividend cash reserve required under the Certificate;

(xxii)	the occurrence of any Material Adverse Effect; or

(xxiii)	any provision of any transaction document ceasing, for any reason (other than pursuant to its express terms), to be valid and binding on or enforceable against the Company, or the validity or enforceability thereof being contested, directly or indirectly, by the Company or any subsidiary, or a proceeding being commenced by the Company, any subsidiary or any governmental authority having jurisdiction over any of them seeking to establish the invalidity or unenforceability thereof, or the Company or any subsidiary denying in writing that it has any liability or obligation purported to be created under any transaction document.

Upon the occurrence of a Triggering Event, the Company is required to deliver written notice thereof to each holder within two (2) business days via electronic mail and overnight courier.

Anti-Dilution Adjustments

Full-Ratchet Anti-Dilution

The Conversion Price will be subject to full-ratchet anti-dilution protection. If, at any time on or after the Subscription Date, the Company grants, issues or sells (or enters into any agreement to grant, issue or sell), or is deemed to have granted, issued or sold, shares of common stock (including deemed issuances resulting from the grant, issuance or sale of options or convertible securities) at a price per share (the “New Issuance Price”) that is less than the Conversion Price then in effect, then the Conversion Price will be immediately reduced to equal the New Issuance Price, subject to the exclusions and other provisions set forth in the Certificate. “Excluded Securities” (as defined in the Certificate) include, among others, (i) shares and standard options issued to directors, officers or employees of the Company for services rendered to the Company in their capacity as such under an approved stock plan (subject to an aggregate cap of 5% of the shares of common stock issued and outstanding immediately prior to the Subscription Date and other conditions in the Certificate), (ii) shares issuable upon conversion or exercise of convertible securities or options outstanding prior to the Subscription Date (provided any such convertible securities or options is not lowered (other than in accordance with the terms thereof in effect as of the Subscription Date) from the conversion price in effect as of the Subscription Date, nor are they amended to increase the number of shares issuable thereunder and their terms are not materially amended that adversely effects the holders), (iii) shares issuable upon conversion of the Series E Preferred Stock, and (iv) shares issued in bona fide strategic transactions where the primary purpose is not to raise capital, in each case, subject to the conditions in the Certificate. In addition, if the Company issues or agrees to issue any securities (other than in a Permitted Transaction) issuable or convertible at a price that varies or may vary with the market price of our common stock, the Company must notify the holders, and each holder will have the right, at its option, to substitute such variable price for the Conversion Price upon any conversion of Series E Preferred Stock.

Other Adjustments

The Conversion Price will also be proportionally adjusted in connection with stock splits, stock dividends, combinations, recapitalizations, reclassifications and similar transactions affecting our common stock.

In addition, subject to the applicable rules and regulations, the Company may, at any time any Preferred Shares remain outstanding, reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board.

Floor Price Adjustment

The Floor Price is subject to automatic downward adjustment on every six-month anniversary of the Initial Issuance Date: if the Floor Price then in effect is higher than the Adjusted Floor Price (being the lower of (i) the Floor Price then in effect and (ii) 20% of the lower of (x) the closing price of the shares of our common stock on the Principal Market as of the trading day ended immediately prior to such anniversary and (y) the average closing price of the shares of our common stock on the Principal Market over the five trading days ending on and including such trading day), the Floor Price will be automatically lowered to the Adjusted Floor Price on such date.

Ownership Limitation

The Company will not effect any conversion of the Series E Preferred Stock, and no holder will have the right to convert any portion of its Series E Preferred Stock, to the extent that, after giving effect to such conversion, the holder (together with its attribution parties) would beneficially own more than 4.99% of the shares of common stock outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”); provided that a holder may elect a higher Beneficial Ownership Limitation, not to exceed 9.99%, by written notice delivered to the Company on or prior to the date of issuance of the Series E Preferred Stock to such holder. Any shares of common stock issued in excess of the Beneficial Ownership Limitation shall be deemed null and void and cancelled, and the holder shall have no power to vote or transfer such shares.

A holder may elect to increase the Beneficial Ownership Limitation to any percentage not exceeding 9.99% by providing written notice to the Company, provided that any such increase will not take effect until the sixty-first day after delivery of such notice. A holder may also elect to decrease the Beneficial Ownership Limitation at any time. Any change to the Beneficial Ownership Limitation will apply only to the applicable holder and its attribution parties, and not to any other holder that is not an attribution party of such holder.

Covenants and Restrictions

Restricted Issuances

Without the prior written consent of the required holders, the Company may not issue additional shares of Series E Preferred Stock (other than as contemplated by the transaction documents), or issue any securities that would breach the terms of the Certificate. In addition, without the prior written consent of the required holders and subject to the exclusions and permitted transactions specified in the Certificate, the Company may not issue any securities at a New Issuance Price below 150% of the Floor Price then in effect.

Asset Dispositions

The Company and its subsidiaries may not sell, transfer or otherwise dispose of any assets, other than (i) dispositions of inventory and products in the ordinary course and (ii) other permitted ordinary-course dispositions expressly described in the Certificate.

Affiliate Transactions

All transactions between the Company (or any of its subsidiaries) and any affiliate of the Company must be conducted in the ordinary course of business, for fair consideration and on terms no less favorable to the Company than those that could be obtained in a comparable arm’s-length transaction with an unaffiliated third party.

Affirmative Covenants

The Company will be required to comply with such other customary affirmative covenants as are specified in the Certificate, including (i) preserving its corporate existence and rights; (ii) maintaining and protecting its properties and material intellectual property; (iii) maintaining appropriate insurance coverage; (iv) timely paying all taxes and governmental charges; (v) maintaining the engagement of a PCAOB-registered independent registered public accounting firm; and (vi) maintaining the listing of the common stock on an Eligible Market.

Share Reservation

The Company will at all times reserve and keep available, out of its authorized and unissued shares of common stock, a number of shares of common stock at least equal to 100% of the maximum number of shares of common stock issuable upon conversion of all outstanding shares of Series E Preferred Stock (including pursuant to any Alternate Conversion and any Triggering Event Conversion), calculated at the Alternate Conversion Price then in effect (at the Floor Price then in effect) and without regard to the Beneficial Ownership Limitation. The reserved shares will be allocated among the holders of Series E Preferred Stock pro rata based on the respective Stated Values held.

If at any time the Company does not have a sufficient number of authorized and unreserved shares of common stock to satisfy its share reservation obligation, the Company will immediately take all action necessary to increase its authorized common stock, including holding a meeting of stockholders for that purpose no later than 60 days following the occurrence of the deficiency (or, alternatively, obtaining the written consent of a majority of its issued and outstanding common stock and filing an information statement on Schedule 14C). If the Company is unable to issue shares of common stock upon a conversion due to an authorized-share deficiency, the Company will be required to pay cash for the portion of the Conversion Amount represented by the unavailable shares, at a price equal to the number of such shares multiplied by the greatest closing sale price of the common stock during the period from the conversion notice through payment, plus the holder’s related brokerage commissions and out-of-pocket expenses.

Voting Rights

Holders of the Series E Preferred Stock will not have any voting rights, except as described below or as otherwise required by law.

To the extent holders of Series E Preferred Stock are entitled to vote together with holders of common stock as a single class on any matter, each share of Series E Preferred Stock will be entitled to cast the number of votes equal to the number of shares of common stock into which such share would then be convertible (based on the Conversion Price in effect as of the record date for determining the stockholders eligible to vote on such matter), subject to the Beneficial Ownership Limitation. Holders of Series E Preferred Stock will also be entitled to written notice of all stockholder meetings or written consents with respect to which they would be entitled to vote, together with copies of proxy materials and other information sent to stockholders, in each case as provided pursuant to the Company’s bylaws and the DGCL.

Without the prior written consent of the required holders, voting together as a single class, the Company may not:

●	amend or repeal any provision of, or add any provision to, its Certificate of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit of the Series E Preferred Stock, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise;

●	increase or decrease (other than by conversion) the authorized number of shares of Series E Preferred Stock, or issue any additional shares of Series E Preferred Stock (other than as permitted by the Certificate);

●	authorize, create or issue any Senior Preferred Stock or any Parity Stock; or

●	without limiting any provision relating to liquidation preferences, whether or not prohibited by the terms of the Series E Preferred Stock, circumvent a right of the Series E Preferred Stock under the Certificate.

Transferability

The Series E Preferred Stock will be freely transferable without the consent of the Company, subject to compliance with applicable federal and state securities laws and the registration and transfer procedures set forth in the Certificate. The Company will record all transfers in its register of holders and will issue replacement certificates or updated book-entry positions, as applicable, in connection with any permitted transfer.

No Preemptive Rights

No holders of the Series E Preferred Stock will, as holders of Series E Preferred Stock, have any preemptive rights to purchase or subscribe for the common stock or any other security.

Exclusion of Other Rights

The shares of the Series E Preferred Stock do not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in the Certificate, the Certificate of Incorporation or the other Transaction Documents (as defined in the Certificate).

Book-Entry Procedures

DTC will act as securities depositary for the Series E Preferred Stock offered hereunder. With respect to the Series E Preferred Stock offered hereunder, we will issue one or more fully registered global securities certificates in the name of DTC or DTC’s nominee. These certificates will represent the total aggregate number of shares of Series E Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series E Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series E Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in shares of the Series E Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series E Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the placement agent, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase shares of Series E Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series E Preferred Stock on DTC’s records. You will be considered to be the “beneficial owner” of the Series E Preferred Stock. Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series E Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series E Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of shares of Series E Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series E Preferred Stock.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, such as you, desires to take any action that a holder is entitled to take under our amended and restated certificate of incorporation (including the certificate of designations designating the Series E Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Series E Preferred Stock will be sent to DTC or its nominee. If less than all of the outstanding shares of Series E Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series E Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor its nominee will consent or vote with respect to the shares of Series E Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns DTC’s or its nominee’s consenting or voting rights to those Direct Participants whose accounts the shares of Series E Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series E Preferred Stock are made directly to DTC (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series E Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series E Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series E Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series E Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series E Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s participants occurs in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Direct Registration System

The Series E Preferred Stock will be registered in book-entry form through the Direct Registration System (the “DRS”). The DRS is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated shares, which ownership shall be evidenced by periodic statements issued by the depositary to the holders of shares of Series E Preferred Stock entitled thereto. This direct registration form of ownership allows investors to have securities registered in their names without requiring the issuance of a physical stock certificate, eliminates the need for you to safeguard and store certificates and permits the electronic transfer of securities to effect transactions without transferring physical certificates.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations that may be relevant to the purchase, ownership, conversion and disposition of shares of the Series E Preferred Stock issued pursuant to this offering and the ownership and disposition of our common stock received in respect of the Series E Preferred Stock (such as upon conversion), but does not purport to be a complete analysis of all potential U.S. federal income tax considerations. This discussion deals only with shares of the Series E Preferred Stock and our common stock received in respect thereof that are held as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), by holders who purchase such shares in this offering.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership, conversion or disposition of the Series E Preferred Stock or the ownership or disposition of our common stock received in respect thereof by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including, without limitation, tax-exempt organizations, insurance companies, banks or other financial institutions, brokers, dealers or traders in securities or currencies, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, cooperatives, pensions or retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, persons liable for any alternative minimum tax, foreign investment companies, “controlled foreign corporations,” “passive foreign investment companies,” persons subject to special tax accounting rules as a result of any item of gross income with respect to the Series E Preferred Stock or common stock received in respect thereof being taken into account in an applicable financial statement, certain former citizens or former long-term residents of the United States, traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings, persons that will hold the Series E Preferred Stock or our common stock received in respect thereof as a position in a hedging transaction, “straddle,” constructive sale, “conversion transaction” or other risk-reduction transaction, U.S. holders (as defined herein) whose functional currency is not the U.S. dollar, mutual funds, “qualified foreign pension funds” as described in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, or who are otherwise subject to special treatment under the provisions of the Code.

This summary is based upon the provisions of the Code, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any other U.S. federal tax considerations (such as estate and gift taxes) or any state, local or non-U.S. tax considerations, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. holders.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of the Series E Preferred Stock or our common stock received in respect thereof that for U.S. federal income tax purposes is:

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (a) a court within the United States is able to exercise primary control over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust or (b) the trust has a valid election in effect under the applicable Treasury Regulations to be treated as a United States person under the Code.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of the Series E Preferred Stock or our common stock received in respect thereof that is not a U.S. holder.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the Series E Preferred Stock or our common stock received in respect thereof, the U.S. federal income tax treatment of such entity or arrangement and the partner in such entity or arrangement generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the Series E Preferred Stock or our common stock received in respect thereof are urged to consult their tax advisors regarding the particular U.S. federal income tax considerations applicable to them of acquiring, holding, converting and disposing of the Series E Preferred Stock and holding and disposing of our common stock received in respect thereof.

We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership, conversion and disposition of the Series E Preferred Stock or the ownership and disposition of our common stock received in respect thereof or that any such position will not be sustained.

This discussion of material U.S. federal income tax considerations is not intended, and should not be construed, to be tax or legal advice to any particular investor in or holder of the Series E Preferred Stock or our common stock received in respect thereof. Prospective investors are advised to consult their tax advisors concerning the application of the U.S. federal income tax laws to their particular situations as well as any tax considerations arising under the laws of any state, local or non-U.S. taxing jurisdiction or any applicable tax treaties, and the possible effect of changes in applicable tax law.

The Certificate of Designations governing the Series E Preferred Stock contains provisions requiring us, subject to specified exclusions, to increase payments on the Series E Preferred Stock to offset certain withholding taxes imposed on those payments and to indemnify holders for certain taxes, in each case as described in “Tax Gross-Up and Indemnification Provisions in the Certificate of Designations” below and, where applicable, in the discussions of backup withholding and withholding on distributions under “U.S. Holders” and “Non-U.S. Holders” below.

U.S. Holders

Distributions

If you are a U.S. holder, distributions of cash or property made to you with respect to the Series E Preferred Stock (or common stock received in respect thereof) will be taxable as dividend income when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the Series E Preferred Stock (or common stock received in respect thereof) exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in the Series E Preferred Stock (or common stock received in respect thereof), and thereafter as capital gain which will be long-term capital gain if your holding period for the stock exceeds one year at the time of the distribution. Distributions on the Series E Preferred Stock (or common stock received in respect thereof) constituting dividend income paid to a U.S. holder that is an individual generally will be subject to taxation at preferential rates as qualified dividend income, provided applicable holding period requirements are met and certain other conditions are satisfied. Distributions on the Series E Preferred Stock (or common stock in respect thereof) constituting dividend income paid to a U.S. holder that is a corporation generally will qualify for the dividends-received deduction, subject to various limitations and the satisfaction of the applicable holding period requirements. There is no assurance that we will have sufficient current or accumulated earnings and profits to ensure that any of our distributions are treated as dividends such that qualified dividend income or dividends-received deduction treatment may be available.

If we make a distribution on the Series E Preferred Stock in the form of shares of our common stock, although there is some uncertainty, we believe that such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above. The amount of such distribution and a U.S. holder’s tax basis in such distributed shares of common stock will equal the fair market value of such distributed shares of common stock on the distribution date, and a U.S. holder’s holding period for such distributed shares of common stock will begin on the day following the distribution date. Because such distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against, or an applicable withholding agent may withhold such taxes from, current or subsequent payments of cash or shares of common stock payable to such U.S. holder, or require alternative arrangements (e.g., deposit for taxes prior to delivery of such distribution). As described below under “U.S. Holders—Information Reporting and Backup Withholding,” the Certificate of Designations may require us to increase such a payment, or to indemnify the affected U.S. holder, in respect of certain backup withholding, but that obligation is subject to significant exclusions and does not relieve a U.S. holder of the practical funding issues described in this paragraph. U.S. holders are urged to consult with their tax advisors regarding the tax consequences of a distribution of shares of common stock on our Series E Preferred Stock.

Extraordinary Dividends

Dividends that exceed certain thresholds in relation to a corporate U.S. holder’s tax basis in the Series E Preferred Stock (or common stock received in respect thereof) could be characterized as “extraordinary dividends” under the Code. If a corporate U.S. holder that has held the Series E Preferred Stock (or common stock received in respect thereof) for two years or less before the dividend announcement date receives an extraordinary dividend, such U.S. holder generally will be required to reduce its tax basis (but not below zero) in the Series E Preferred Stock (or common stock received in respect thereof) with respect to which the dividend was made by the non-taxed portion of such dividend. If the amount of the reduction exceeds the U.S. holder’s tax basis in the Series E Preferred Stock (or common stock received in respect thereof), the excess is treated as gain from the sale or exchange of the Series E Preferred Stock (or common stock received in respect thereof) and will be treated as described under “U.S. Holders—Sale or Redemption of Preferred Stock or Common Stock” below. Non-corporate U.S. holders that receive an extraordinary dividend could, under certain circumstances, be required to treat any losses on the sale of the Series E Preferred Stock (or common stock received in respect thereof) as long-term capital losses to the extent of the extraordinary dividends such U.S. holder receives that qualify for taxation at the preferential rates discussed above.

Adjustments to Conversion Rate

The conversion rate of the Series E Preferred Stock is subject to adjustment under certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution includable in such U.S. holder’s income in the manner described under “U.S. Holders—Distributions” above. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of a U.S. holder of the Series E Preferred Stock, however, will generally not be considered to result in a deemed distribution to such U.S. holder. Certain of the possible conversion rate adjustments provided in the terms of the Series E Preferred Stock (including, without limitation, adjustments in respect of taxable dividends paid to holders of our common stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If adjustments that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings and profits and that do not qualify as being pursuant to a bona fide reasonable adjustment formula are made, U.S. holders of the Series E Preferred Stock may generally be deemed to have received a distribution even though they have not received any cash or property. Any such deemed distribution will generally be taxable to a U.S. holder in the same manner as an actual distribution as described above under “U.S. Holders—Distributions.” Because constructive distributions deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (as further described below under “U.S. Holders—Information Reporting and Backup Withholding”), we may, at our option, set off any such payment against, or an applicable withholding agent may withhold such taxes from, current or subsequent payments of cash or shares of common stock payable to such U.S. holder, or require alternative arrangements (e.g., deposit for taxes prior to delivery of such distribution). However, it is unclear whether a distribution treated as a dividend deemed paid to a non-corporate U.S. holder would be eligible for the preferential rates as described above under “U.S. Holders—Distributions on Series A Convertible Preferred Stock and Common Stock.” It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Generally, a U.S. holder’s adjusted tax basis in the Series E Preferred Stock will be increased to the extent any such constructive distribution is treated as a dividend. U.S. holders should consult their tax advisors on the impact a constructive distribution may have on their holding period in the Series E Preferred Stock.

The IRS has proposed U.S. Treasury Regulations addressing the amount and timing of constructive distributions as well as obligations of withholding agents and filing and notice obligations of the issuers in respect of such constructive distributions. If adopted as proposed, the regulations would generally provide, among other things, that (i) the amount of a constructive distribution is the excess of the fair market value of the right to acquire common stock immediately after the conversion rate adjustment over the fair market value of the right to acquire common stock (determined immediately after the conversion rate adjustment) without the adjustment, and (ii) the constructive distribution occurs at the earlier of the date the adjustment occurs under the terms of the Series E Preferred Stock and the date of the actual distribution of cash or property that results in the constructive distribution. The preamble to the proposed U.S. Treasury Regulations notes that the regulations, if finalized, would be effective for deemed distributions occurring on or after the date of adoption, but taxpayers and withholding agents may rely on the proposed U.S. Treasury Regulations prior to that date under certain circumstances.

Deemed Distributions on the Preferred Stock

Under Section 305 of the Code, U.S. holders may be treated as receiving a deemed distribution on the Series E Preferred Stock upon an increase in the liquidation preference of the Series E Preferred Stock. The matter is not entirely clear, and if our Board of Directors does not declare a distribution on the Series E Preferred Stock in respect of any dividend period before the related dividend payment date, the deferred dividend may be treated as an increase in the liquidation preference of the Series E Preferred Stock. Furthermore, if the Series E Preferred Stock is issued at a discount to its liquidation preference, it may be subject to rules that require the accrual of such discount currently over the deemed term of the Series E Preferred Stock as deemed distributions under U.S. tax rules similar to those governing original issue discount for debt instruments. Although the matter is not entirely clear, we believe such a deferred dividend or discount should not be treated as giving rise to a deemed distribution on the Series E Preferred Stock, but in light of this uncertainty, the IRS or an applicable withholding agent could take a contrary position.

In each case of the foregoing, if the IRS or an applicable withholding agent takes a contrary position, you may be required to include a deemed distribution in income currently with respect to the Series E Preferred Stock even though you have not received a cash payment. Further, because deemed distributions received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (as further described below under “U.S. Holders—Information Reporting and Backup Withholding”), we may, at our option, set off any such payment against, or an applicable withholding agent may withhold such taxes from, current or subsequent payments of cash or shares of common stock payable to such U.S. holder, or require alternative arrangements (e.g., deposit for taxes prior to delivery of such distribution).

Sale or Redemption of Preferred Stock or Common Stock

A U.S. holder generally will recognize capital gain or loss on a sale, exchange, redemption (including a repurchase) (other than a redemption that is treated as a distribution, as discussed below) or other taxable disposition (other than a conversion) of the Series E Preferred Stock (or common stock received in respect thereof) equal to the difference, if any, between the amount realized upon the sale, exchange or other taxable disposition (not including any proceeds attributable to declared and unpaid dividends, which will be taxable as described in “U.S. Holders—Distributions” above to a U.S. holder who has not previously included such dividends in income) and such U.S. holder’s adjusted tax basis in such stock so disposed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for such stock exceeds one year at the time of disposition. Long-term capital gains of a non-corporate U.S. holder generally are taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of capital losses is subject to limitations.

A redemption (including a repurchase) of the Series E Preferred Stock (or common stock received in respect thereof) will be treated as a sale or exchange described in the preceding paragraph if the redemption, based on the facts and circumstances, is treated for U.S. federal income tax purposes as (i) a “complete termination” of your equity interest in us, (ii) a “substantially disproportionate” redemption of our stock with respect to you, or (iii) being “not essentially equivalent to a dividend” with respect to you, each within the meaning of Section 302 of the Code. In determining whether any of these tests has been met, you must take into account not only the Series E Preferred Stock and other equity interests in us that you actually own but also other equity interests in us that you constructively own under U.S. federal income tax rules, as well as any rights you may have to vote for the election of Board members. A U.S. holder that owns (actually or constructively) only an insubstantial percentage of our total equity interests and that exercises no control or management over our affairs may be entitled to sale or exchange treatment on a redemption of the Series E Preferred Stock (or common stock received in respect thereof) if such U.S. holder experiences any reduction in its equity interest (taking into account any constructively owned equity interests) as a result of the redemption.

If you meet none of the alternative tests described above, the redemption will be treated as a distribution subject to the rules described under “U.S. Holders—Distributions” above. If a redemption of the Series E Preferred Stock (or common stock received in respect thereof) is treated as a distribution that is taxable as a dividend, the U.S. holder is urged to consult its tax advisor regarding the transfer of the U.S. holder’s tax basis in the redeemed stock to the U.S. holder’s remaining stock holdings in the Company. If the U.S. holder does not retain any direct stock ownership in the Company, the U.S. holder may lose the entirety of such basis.

Because the determination as to whether any of the alternative tests described above is satisfied with respect to any particular U.S. holder of the Series E Preferred Stock (or common stock received in respect thereof) will depend upon the facts and circumstances as of the time the determination is made, you are urged to consult your tax advisor regarding the tax treatment of a redemption.

Conversion of Preferred Stock into Common Stock

A U.S. holder generally will not recognize gain or loss upon the conversion of the Series E Preferred Stock into shares of our common stock, except that (i) any cash or common stock received in respect of accrued and unpaid dividends that have been declared will be taxable as described above under “U.S. Holders—Distributions,” with any common stock received in respect of such dividends treated as if the U.S. holder had received cash equal to the fair market value of any such common stock determined as of the date of conversion, and (ii) as discussed below with respect to any cash or common stock paid upon conversion in respect of accrued and unpaid dividends that have not been declared.

Because payments of common stock that are treated as dividends will not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against, or an applicable withholding agent may withhold such taxes from, current or subsequent payments of cash or shares of common stock payable to such U.S. holder, or require alternative arrangements (e.g., deposit for taxes prior to delivery of such distribution).

The tax treatment of a U.S. holder’s receipt of any cash or common stock paid upon conversion in respect of accrued and unpaid dividends that have not been declared is uncertain. Although not free from doubt, we believe the receipt of such cash or common stock should be treated as additional consideration received by the U.S. holder upon conversion of the Series E Preferred Stock into our common stock. If this treatment is correct, no loss would be recognized upon such conversion, but the receipt of such cash or common stock should be taxable to the extent of any gain realized by the U.S. holder. For this purpose, gain generally would equal the excess, if any, of (i) the sum of the fair market value of the common stock received upon conversion and the cash received (other than amounts of cash or common stock received in respect of accrued and unpaid dividends that have been declared) over (ii) the U.S. holder’s tax basis in the Series E Preferred Stock immediately prior to conversion. The character of such gain recognized (which will be the lesser of such gain and such cash) is uncertain. If the receipt of the cash attributable to dividends to be paid in respect of a portion of the then-current dividend period or future dividends is considered to have the effect of a dividend, such gain (to the extent recognized) would be taxable as dividend income, to the extent of our current and accumulated earnings and profits. Alternatively, if the receipt of such cash is not considered to have the effect of a dividend, such gain could be capital gain. To the extent the amount of cash received in respect of accrued but unpaid dividends that have not been declared exceeded the gain realized by a U.S. holder, the excess amount would not be taxable to such U.S. holder but would reduce its adjusted tax basis in our common stock.

The tax treatment described above in respect of the payments of cash or common stock made in respect of accrued and unpaid dividends that have not been declared is not certain and may be challenged by the IRS, including on grounds that the amount received attributable to the accrued and unpaid dividends that have not been declared represents a taxable dividend to the extent we have earnings and profits at the time of conversion, as described above under “U.S. Holders—Distributions,” which may exceed the amount of gain otherwise recognized on conversion.

Except as discussed in the last sentence of this paragraph, a U.S. holder’s adjusted tax basis in shares of common stock received upon conversion of the Series E Preferred Stock will equal the adjusted tax basis of the converted shares of the Series E Preferred Stock, increased by any gain recognized on the conversion and reduced by any cash received that was treated as additional consideration received in the conversion as discussed above, and the holding period of such shares of common stock will include the holding period of the converted shares of the Series E Preferred Stock. A U.S. holder’s adjusted tax basis in the common stock received may be further reduced under the rules described above under “U.S. Holders—Extraordinary Dividends.” Common stock received in payment of accrued but unpaid dividends that have been declared and taxed as a dividend upon receipt, if any, will have an adjusted tax basis equal to their fair market value on the date of conversion, and a new holding period which will commence on the day after the conversion.

In the event a U.S. holder’s Series E Preferred Stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. holders are urged to consult their tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with distributions on the Series E Preferred Stock or our common stock received in respect thereof and the proceeds from a sale or other disposition of such stock, unless a U.S. holder is an exempt recipient. A U.S. holder may also be subject to U.S. backup withholding on these payments if the U.S. holder fails to provide its taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the IRS. U.S. holders are urged to consult their tax advisors concerning the application of information reporting and backup withholding rules.

The Certificate of Designations provides that, subject to specified exclusions, if we are required to withhold or deduct any taxes (including backup withholding) from a payment on the Series E Preferred Stock, we must increase the payment so that the holder receives the amount it would have received had no withholding applied, and we must separately indemnify the holder for such taxes, together with related penalties, interest and expenses, regardless of whether such taxes were correctly or legally asserted. However, this gross-up and indemnification obligation does not apply to backup withholding imposed because the applicable holder failed to provide us with a valid, properly completed and executed IRS Form W-9 when we requested one in writing. Accordingly, a U.S. holder that is otherwise subject to backup withholding under the rules described in the preceding paragraph will not necessarily receive the benefit of this gross-up if backup withholding is triggered by that holder’s own failure, after a written request from us, to furnish a valid Form W-9, in which event the holder will bear the economic cost of the backup withholding itself (subject to its ability to claim a credit or refund as described above), whereas backup withholding arising in other circumstances could obligate us to make the holder whole and to indemnify the holder for the withheld amount. We cannot predict with certainty how this provision will apply in all circumstances, including whether a particular communication will be treated as a sufficient written request for a Form W-9, and U.S. holders are urged to consult their tax advisors regarding the application of this provision to their particular circumstances.

Non-U.S. Holders

Distributions

Generally, subject to the discussions below under “Non-U.S. Holders—Information Reporting and Backup Withholding” and “FATCA,” distributions (including distributions on the Series E Preferred Stock in the form of shares of our common stock) or other payments treated as dividends, as described above under “U.S. Holders—Distributions” and “U.S. Holders—Conversion of Preferred Stock into Common Stock,” paid to a non-U.S. holder with respect to the Series E Preferred Stock (or common stock received in respect thereof) that are not effectively connected with the conduct of a trade or business within the United States will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty provided the non-U.S. holder furnishes to the withholding agent a properly executed IRS Form W-8BEN or Form W-8BEN-E (or suitable substitute form) certifying that such holder is eligible for treaty benefits. Withholding may also be required in respect of dividends paid to a non-U.S. holder if certain reporting information is not provided, as described below under “—FATCA.” If you are subject to withholding at a rate in excess of a reduced rate for which you are eligible under a tax treaty or otherwise, you may be able to obtain a refund of or credit for any amounts withheld in excess of the applicable rate by timely filing an appropriate claim with the IRS. Non-U.S. holders are urged to consult with their tax advisors regarding the possible implications of these withholding requirements on their investment in the Series E Preferred Stock (or common stock received in respect thereof).

Subject to the discussions below under “Non-U.S. Holders—Information Reporting and Backup Withholding” and “FATCA,” dividends paid to you that are effectively connected with your conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, are attributable to a permanent establishment or fixed base you maintain in the United States, are taxed on a net-income basis at the regular rates and in the manner applicable to a United States person (as defined in the Code). You generally will be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or a suitable substitute form) in order to claim an exemption from, or reduction in, U.S. federal withholding tax. In addition, a “branch profits tax” may be imposed at a 30% rate (or a reduced rate under an applicable income tax treaty) on a foreign corporation’s effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Because deemed distributions or distributions made in the form of shares of our common stock will not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay withholding on behalf of a non-U.S. holder (because such non-U.S. holder failed to establish an exemption from dividend withholding), we may, at our option, set off such payments against, or an applicable withholding agent may withhold such taxes from, current or subsequent payments of cash or shares of common stock payable to such U.S. holder, or require alternative arrangements (e.g., deposit for taxes prior to delivery of such distribution).

The Certificate of Designations provides that, subject to specified exclusions, if we are required to withhold or deduct any taxes from a payment on the Series E Preferred Stock to a non-U.S. holder — including the 30% withholding tax (or reduced treaty rate) described above and FATCA withholding described below — we must increase the payment so that the holder receives the amount it would have received had no withholding applied, make the withholding payment to the applicable governmental authority, and furnish the holder with evidence of payment. We have also agreed to indemnify non-U.S. holders for such withholding taxes (and certain other taxes, such as stamp or documentary taxes), together with related penalties, interest and expenses, regardless of whether such taxes were correctly or legally asserted, and this obligation survives the redemption or conversion of the Series E Preferred Stock. This gross-up and indemnification obligation does not apply to, among other things, (i) net income or franchise taxes imposed on a holder by the jurisdiction in which the holder is organized or has its principal office, (ii) withholding taxes imposed because the applicable holder failed to provide us with a valid, properly completed and executed IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable, when we requested one in writing, and (iii) withholding taxes imposed because the applicable holder failed to comply with FATCA. Accordingly, a non-U.S. holder’s entitlement to the benefit of this gross-up depends on timely furnishing us with properly completed and accurate withholding certifications and complying with FATCA; a non-U.S. holder that does not do so will bear the related withholding tax itself (subject to its ability to seek a treaty-based refund or credit as described above), rather than receiving a grossed-up payment or indemnification.

If a non-U.S. holder that has received a payment increased for withholding tax, or an indemnification payment, under the Certificate of Designations subsequently receives a refund of the related tax, the holder is required to pay the amount of the refund (net of the holder’s out-of-pocket expenses, and without interest other than interest actually paid by the relevant governmental authority) to us, except that the holder will not be required to make any such payment to the extent doing so would leave it in a worse after-tax position than if the tax had never been withheld and the related payment had never been made. Non-U.S. holders are not required to disclose their tax returns or other confidential tax information to us in connection with this provision. Non-U.S. holders are urged to consult with their tax advisors regarding the possible implications of these withholding and gross-up provisions on their investment in the Series E Preferred Stock (or common stock received in respect thereof).

Sale or Redemption of Preferred Stock or Common Stock

Subject to the discussions above under “Non-U.S. Holders—Distributions,” and below under “Non-U.S. Holders—Information Reporting and Backup Withholding” and “FATCA,” you generally will not be subject to U.S. federal income or withholding tax with respect to gain, if any, recognized on a sale, exchange or other taxable disposition of the Series E Preferred Stock (or common stock received in respect thereof), other than a redemption that is treated as a distribution as discussed below, unless:

●	the gain is effectively connected with your conduct of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base maintained by you within the United States;

●	you are a nonresident alien individual that is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met, in which case you will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses, if any, provided you have timely filed U.S. federal income tax returns with respect to such losses; or

●	we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. A non-U.S. holder that is a foreign corporation will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the gain recognized, which may be offset by certain U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes, although no assurances can be given in this regard.

A payment made to you in redemption of the Series E Preferred Stock (or common stock received in respect thereof) may be treated as a dividend, rather than as a payment in exchange for the stock, in the circumstances discussed above under “U.S. Holders—Sale or Redemption of Preferred Stock or Common Stock,” in which event the payment would be subject to tax as discussed above under “Non-U.S. Holders—Distributions.”

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Conversion of Preferred Stock into Common Stock

A non-U.S. holder generally will not recognize gain or loss upon the conversion of the Series E Preferred Stock into our common stock, except that (1) any cash or common stock received in respect of accrued and unpaid dividends that have been declared should be treated in the manner described above under “—U.S. Holders—Conversion of Preferred Stock into Common Stock,” and (2) any cash or common stock received in respect of accrued and unpaid dividends that have not been declared should be treated in the manner described above under “—U.S. Holders—Conversion of Preferred Stock into Common Stock.” In the case of payments described in (1), it is expected that a withholding agent will withhold tax from such amounts, as described above under “Non-U.S. Holders—Distributions” (including, where applicable, the related gross-up and indemnification obligations). In the case of payments described in (2), the tax treatment of such amounts is uncertain, and therefore a withholding agent may withhold 30% of such amount as described above under “Non-U.S. Holders—Distributions.” Non-U.S. Holders are urged to consult their tax advisors to determine the specific tax consequences to them.

Deemed Distributions on the Preferred Stock

As described above under “U.S. Holders—Distributions—Deemed Distributions on the Preferred Stock,” if our Board of Directors does not declare a distribution on the Series E Preferred Stock in respect of any dividend period before the related dividend payment date or the Series E Preferred Stock were issued at a discount, the holder may be treated as receiving a deemed distribution. Furthermore, as described above under “U.S. Holders—Distributions—Adjustment to Conversion Rate,” adjustments in the conversion rate (or failures to adjust the conversion rate) of the Series E Preferred Stock that result in an increase in the proportionate interest of a non-U.S. holder in our assets or earnings and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “Non-U.S. Holders—Distributions” (including the related gross-up and indemnification provisions). If we (or an applicable withholding agent) pay withholding on behalf of a non-U.S. holder (because such non-U.S. holder failed to establish an exemption from dividend withholding), we (or an applicable withholding agent) may set off such payments against, or withhold such taxes from, current or subsequent payments of cash or shares of common stock payable to such U.S. holder, or require alternative arrangements (e.g., deposit for taxes prior to delivery of such distribution).

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of dividends on the Series E Preferred Stock (and our common stock received in respect thereof). Unless a non-U.S. holder complies with certification procedures to establish that it is not a United States person (as defined in the Code), information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of the Series E Preferred Stock (or our common stock received in respect thereof). A non-U.S. holder may be subject to backup withholding on payments on the Series E Preferred Stock (or our common stock received in respect thereof) or on the proceeds from a sale or other disposition of the Series E Preferred Stock (or our common stock received in respect thereof) unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person (as defined in the Code) or otherwise establishes an exemption. The provision of a properly executed applicable IRS Form W-8 certifying non-U.S. status will permit you to avoid backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of the Series E Preferred Stock or the common stock received in respect thereof by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the non-U.S. holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them. Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Issuance of Additional Shares

If in the future we issue additional shares of Series E Preferred Stock or resell any shares of Series E Preferred Stock that we or any of our subsidiaries have purchased or otherwise acquired (such shares, “Additional Shares”) and such Additional Shares trade under the same CUSIP or other identifying number as that of the Series E Preferred Stock issued in this offering, the Series E Preferred Stock issued in this offering may not be distinguishable by persons such as subsequent purchasers and withholding agents from the Additional Shares. If such Additional Shares have a different, and potentially adverse, tax profile or treatment for U.S. federal income tax purposes from the Preferred Stock, such profile or treatment could adversely impact the Series E Preferred Stock issued in this offering because of the inability to distinguish between the Series E Preferred Stock issued in this offering and the Additional Shares. For example, adverse tax treatment of the Additional Shares could negatively impact the market value of the Series E Preferred Stock issued in this offering. In addition, the IRS could treat a holder of the Series E Preferred Stock issued in this offering as subject to the adverse consequences applicable to the Additional Shares unless the holder is able to demonstrate that it acquired the Series E Preferred Stock in this offering and did not hold the Additional Shares. Preferred stockholders are urged to consult their tax advisors regarding these tax considerations.

Please also review the discussion below under “—Fast-Pay Stock Regulations” for a discussion about the potential application of those rules to Additional Shares.

Extraordinary Dividends

If Additional Shares are issued at a price that exceeds their liquidation preference, such Additional Shares would constitute “disqualified preferred stock” for purposes of the extraordinary dividend rules. Even if the Series E Preferred Stock issued in this offering is not issued at such a price, due to fungible trading of Additional Shares with Series E Preferred Stock issued in this offering, Series E Preferred Stock issued in this offering may be considered disqualified preferred stock, unless owners of the Series E Preferred Stock issued in this offering can clearly demonstrate that they purchased the Series E Preferred Stock offered hereby as opposed to such Additional Shares. If the Series E Preferred Stock issued in this offering held by a corporate U.S. holder were considered disqualified preferred stock (because such shares are indistinguishable from the Additional Shares) for any dividend received, the holder generally will be required to reduce its tax basis (but not below zero) in the Series E Preferred Stock issued in this offering with respect to which the dividend is received by the non-taxed portion of the dividend. Please also review the discussion above under “U.S. Holders—Distributions—Extraordinary Dividends” for a discussion of extraordinary dividends.

Sales at a Discount

As discussed above under “U.S. Holders—Distributions—Deemed Distributions on the Preferred Stock,” if the Additional Shares are sold at a discount (or at a discount that exceeds the discount that applies to the Series E Preferred Stock at issuance), such Additional Shares may be subject to rules that require the accrual of such discount (or such greater discount) currently over the deemed term of the Additional Shares as deemed distributions under U.S. tax rules similar to those governing original issue discount for debt instruments. Due to fungible trading of Additional Shares with the Series E Preferred Stock issued in this offering, the IRS or a withholding agent may treat any such discount as resulting in deemed distributions with respect to the Series E Preferred Stock issued in this offering as well as such Additional Shares. Because any such deemed distributions received by a holder would not give rise to any cash from which any applicable withholding could be satisfied, an applicable withholding agent may withhold such taxes from current or subsequent payments of cash or shares of common stock payable to such U.S. holder, or require alternative arrangements (e.g., deposit for taxes prior to delivery of such distribution).

Fast-Pay Stock Regulations

Under Treasury Regulations promulgated under Section 7701(l) of the Code (the “Fast-Pay Stock Regulations”), if stock of a corporation is structured such that dividends paid with respect to the stock are economically (in whole or in part) a return of the stockholder’s investment (rather than a return on the stockholder’s investment), then the stock is characterized as “fast-pay stock” and is subject to adverse tax reporting requirements and potentially penalties, as described below. In addition, under the Fast-Pay Stock Regulations, unless clearly demonstrated otherwise, stock is presumed to be fast-pay stock if it is structured to have a dividend that is reasonably expected to decline (as opposed to a dividend rate that is reasonably expected to fluctuate or remain constant) (for such purpose, the dividend rate may be viewed as reasonably expected to decline if we are reasonably expected to stop paying regular dividends on the Series E Preferred Stock) or is issued for an amount that exceeds (by more than a de minimis amount, as determined under applicable Treasury Regulations) the amount at which the stockholder can be compelled to dispose of the stock. It is not clear what amount would constitute “de minimis” in the case of stock with a perpetual term.

We do not believe that the Series E Preferred Stock is fast-pay stock.

We also do not intend to issue any Additional Shares that would be treated as fast-pay stock. Moreover, we intend to obtain advice of counsel in connection with future offerings of Additional Shares for the purpose of analyzing the consequences of issuing such Additional Shares in light of any legal developments regarding the definition of fast-pay stock. It is possible, however, that Additional Shares may be issued at a premium above their liquidation preference. Based on the expected overall circumstances of an offering of Additional Shares (such as our general expectation that the value of the conversion option would, at issuance, exceed the amount of any such premium and certain other factors), we do not believe that such premium would be attributable to dividends that are economically a return of a stockholder’s investment. Nonetheless, there may be increased risk that the IRS could assert that such Additional Shares constitute fast-pay stock.

Transactions involving fast-pay stock arrangements are treated as “listed transactions” for U.S. federal income tax purposes. Issuers and holders of any shares of fast-pay stock would be required to report their participation in the transaction on IRS Form 8886 on an annual basis with their U.S. federal income tax returns and would also be required to mail a copy of that form to the IRS Office of Tax Shelter Analysis. Failure to comply with those disclosure requirements could result in the assessment by the IRS of interest, additions to tax and onerous penalties. In addition, an accuracy-related penalty applies under the Code to any reportable transaction understatement attributable to a listed transaction if a significant purpose of the transaction is the avoidance or evasion of U.S. federal income tax. Furthermore, certain material advisors would also be required to file a disclosure statement with the IRS. If we determine that we are required to file an IRS Form 8886 (including a protective filing) in connection with the potential issuance of fast-pay stock with respect to the Series E Preferred Stock or Additional Shares, we intend to provide public notice to the holders of the Series E Preferred Stock or Additional Shares, as applicable, which notice may be by a press release, by publication on our investor relations website, or by filing a current report on Form 8-K with the Securities and Exchange Commission.

Notwithstanding our intent not to issue Additional Shares that would be fast-pay stock, the rules regarding the definition of fast-pay stock are unclear in certain respects and, therefore, the IRS could disagree with our determination and treat such Additional Shares as fast-pay stock. In addition, as discussed above under “—Issuance of Additional Shares,” even though we believe that the Series E Preferred Stock offered hereby is not treated as fast-pay stock, the treatment of any Additional Shares as fast-pay stock could affect the Series E Preferred Stock if all such shares are indistinguishable because they have the same CUSIP or other identifying number. For example, if the IRS treated such Additional Shares as fast-pay stock, a holder of the Series E Preferred Stock issued in this offering might be required to demonstrate to the IRS that the holder purchased the Series E Preferred Stock in this offering as opposed to such Additional Shares.

Furthermore, treatment of such Additional Shares as fast-pay stock could adversely affect the trading price of the Series E Preferred Stock. Accordingly, holders are strongly urged to consult their tax advisors regarding the Fast-Pay Stock Regulations and their potential consequences to an investment in the Series E Preferred Stock.

FATCA

Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends (including, for this purpose, deemed distributions) in respect of the Series E Preferred Stock (and our common stock received in respect thereof) to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons (as defined in the Code) of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable non-U.S. country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of the Series E Preferred Stock (and our common stock received in respect thereof), proposed United States Treasury Regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in the Series E Preferred Stock or our common stock received in respect thereof.

Tax Gross-Up and Indemnification Provisions in the Certificate of Designations

The Certificate of Designations governing the Series E Preferred Stock contains tax gross-up and tax indemnification provisions that apply to both U.S. holders and non-U.S. holders and that are separate from, and in addition to, the general U.S. federal income tax rules described elsewhere in this discussion. These provisions are summarized below; the discussion elsewhere in this section under “U.S. Holders—Information Reporting and Backup Withholding” and “Non-U.S. Holders—Distributions” describes how these provisions interact with backup withholding and non-U.S. holder and FATCA withholding, respectively.

If we are required to withhold or deduct any present or future taxes, levies, imposts, deductions, charges or withholdings (“Taxes”) from a payment on the Series E Preferred Stock, the Certificate of Designations requires us to increase the payment so that, after all required withholding, the holder receives the amount it would have received had no withholding applied, to make the withholding payment to the applicable governmental authority, and to furnish the holder with evidence of payment. We have also agreed to pay certain other taxes, such as stamp, documentary, or similar excise or property taxes arising from payments on, or the execution, delivery, registration or enforcement of, the Series E Preferred Stock or related transaction documents.

This gross-up obligation does not apply to (i) net income or franchise taxes imposed on a holder by the jurisdiction in which the holder is organized or has its principal office, (ii) withholding taxes, including backup withholding, imposed because the applicable holder failed to provide us with a valid, properly completed and executed IRS Form W-9, W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable, when we requested one in writing, and (iii) withholding taxes imposed because the applicable holder failed to comply with FATCA.

Separately from the gross-up, we have agreed to indemnify each holder (and its affiliates, officers, directors, employees, agents and advisors) for Taxes and certain other taxes paid by such persons as a result of any payment on the Series E Preferred Stock or in connection with the related transaction documents, together with any related penalties, interest and expenses, whether or not such taxes were correctly or legally asserted. This indemnification obligation must be paid within 30 days of a written demand identifying the nature and amount of the taxes, and it survives the redemption or conversion of the Series E Preferred Stock.

If a holder that has received a payment increased for withholding tax, or an indemnification payment, under this provision later receives a refund of the related tax, the holder must pay the amount of the refund (net of the holder’s out-of-pocket expenses, and without interest other than interest actually paid by the relevant governmental authority) to us, except that the holder will not be required to make any such payment to the extent doing so would leave it in a worse after-tax position than if the tax had never been withheld and the related payment had never been made. Holders are not required to disclose their tax returns or other confidential tax information to us in connection with this provision.

The preceding discussion of certain U.S. federal income tax considerations is for prospective investors’ information only. It is not tax advice. Prospective investors are urged to consult their own tax advisors regarding the particular U.S. federal, state, local, and non-U.S. tax consequences of purchasing, owning, converting, and disposing of the Series E Preferred Stock or owning and disposing of the common stock received in respect thereof, including the consequences of any proposed changes in applicable laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of October 26, 2026, for (i) each of our named executive officers and directors, (ii) all of our named executive officers and directors as a group, and (iii) each other stockholder known by us to be the beneficial owner of more than 5% of our outstanding Common Stock.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or any member of such group has the right to acquire within sixty (60) days. For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named above, any shares that such person or persons have the right to acquire within sixty (60) days of October 26, 2026, are deemed to be outstanding for such person, but not deemed to be outstanding to compute the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

The beneficial ownership percentages set forth in the table below are based on 2,643,176 shares of Common Stock issued and outstanding as of October 26, 2026.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

Name of Beneficial Owner[1]	Number of Shares	% of Class[2]
Five Percent Holders
Entities affiliated with ATW Partners LLC[3] 1 Pennsylvania Plaza, Suite 4810 New York, New York 10119	4,047,512	9.99%
RCB Equities 1, LLC[7] 5862 W. 3rd Street Los Angeles, CA 90036	4,039,066	9.99%
Material Impact Fund II, L.P.[4] 131 Dartmouth Street, Floor 3 Boston, MA, 02116	4,607,677	63.54%
Directors, Nominees and Named Executive Officers
John W. Gibson, Jr.	278	*
Jim Bellingham	424	*
William “Bill” H. Flores	723	*
Adam Sharkawy[5]	4,608,101	63.55%
Eli Spiro[6]	422	*
All Directors and Current Executive Officers	4,609,988	63.57%

*	Less than 1%.

1	The business address of each of the individuals is c/o Nauticus Robotics, Inc., 17146 Feathercraft Lane, Suite 450, Webster, TX 77598.

2	Percentages calculated by including assumption of conversion or exercise of warrants, convertible debt or preferred stock as specified in the footnotes below.

3.	The shares reported under “Number of Shares” column consist of (i) 5 shares issuable upon exercise of the SPA Warrants held by ATW Special Situations I, LLC, (ii) 196 shares issuable upon the conversion of debt issued pursuant to the September 2023 Term Loan held by ATW Special Situations I, LLC and ATW Special Situations II, LLC, (iii) 65,266 shares issuable upon the conversion of debt issued pursuant to the January 2024 Term Loan held by ATW Special Situations I, LLC, ATW Special Situations II, LLC and ATW Special Situations III, LLC, (iv) 1,688,623 shares issuable upon the conversion of the Series B Preferred Stock held by ATW Special Situations II, LLC; (v) 1,664,211 shares issuable upon conversion of the Series C Preferred Stock held by ATW Special Situations I, LLC and ATW Special Situations II, LLC, and (vi) 629,211 shares issuable upon conversion of the November 2024 Debentures held by ATW Special Situations I, LLC, assuming conversion or exercise of the entirety of each of these tranches, all subject to a contractual limitation that after giving effect to any such conversion or exercise, it and certain of its attribution parties collectively would not beneficially own in excess of 9.99% of the shares of the Company’s common stock outstanding immediately after giving effect to such conversion or exercise. As a result of the application of this beneficial ownership limitation, in determining the percentage under “% of Class” column, the shares issuable upon exercise of warrants, conversion of convertible debt or conversion of preferred stock that are subject to this beneficial ownership limitation are included, in calculating the number of shares beneficially owned by such holder, only to the extent such holder’s total beneficial ownership would not exceed the applicable beneficial ownership limitation following such exercise or conversion. Antonio Ruiz-Gimenez and Kerry Propper are the managing members (“Managing Members”) of ATW Partners Opportunities Management, LLC, which is the manager (the “Manager”) of ATW Special Situations I, LLC and ATW Special Situations III, LLC, and Antonio Ruiz-Gimenez is the managing member of ATW Special Situations II, LLC (together with ATW Special Situations I, LLC and ATW Special Situations III, LLC, the “ATW funds”). The ATW funds, the Manager and the Managing Members may be deemed to have shared voting and dispositive power with respect to the securities beneficially owned by ATW funds. The business address of ATW funds, the Manager and the Managing Members is 1 Pennsylvania Plaza, Suite 4810, New York, New York 10119.

4.	Consists of (i) 194 shares issued as merger consideration, (ii) 1,475 shares issuable upon exercise of the SPA Warrants, (iii) 129 shares issuable upon the conversion of debt issued pursuant to the September 2023 Term Loan, (iv) 21,754 shares issuable upon the conversion of debt issued pursuant to the January 2024 Term Loan and (v) 4,584,125 shares issuable upon conversion of the Series A Preferred Stock, assuming conversion or exercise of the entirety of each of these tranches. Our director, Adam Sharkawy is a founder and managing partner at Material Impact Fund II, L.P. The business address of Material Impact Fund II, L.P. is 131 Dartmouth Street, Boston, Massachusetts 02116. Information is based on a Form 5 filed with the SEC on February 25, 2025 on behalf of Material Impact Fund II, L.P., Material Impact Partners II, LLC, Adam Sharkawy and Carmichael Roberts.

5.	Consists of (i) 424 shares held directly, and (ii) shares held indirectly by Material Impact Fund II, L.P. consisting of (A) 194 shares issued as merger consideration, (B) 1,475 shares issuable upon exercise of the SPA Warrants, (C) 129 shares issuable upon the conversion of debt issued pursuant to the September 2023 Term Loan, (D) 21,754 shares issuable upon the conversion of debt issued pursuant to the January 2024 Term Loan and (E) 4,584,125 shares issuable upon conversion of the Series A Preferred Stock, assuming conversion or exercise of the entirety of each of these tranches. Our director, Adam Sharkawy is a founder and managing partner at Material Impact Fund II, L.P. The business address of Material Impact Fund II, L.P. is 131 Dartmouth Street, Boston, Massachusetts 02116. Dr. Sharkawy disclaims beneficial ownership of the securities held indirectly, except to the extent of his pecuniary interests therein.

6.	Consists of (i) 3,048 shares held directly and (ii) 1,133 shares held indirectly by a limited partnership for which Mr. Spiro’s wife is General Partner. Mr. Spiro is not a Limited Partner of such limited partnership. Mr. Spiro disclaims beneficial ownership of the shares held indirectly, except to the extent of his pecuniary interest therein.

7.	The shares reported under “Number of Shares” column consist of (i) 168,011 shares held directly, (ii) 87 shares issuable upon the conversion of debt issued pursuant to the September 2023 Term Loan; and (iii) 3,870,968 shares issuable upon conversion of the Series C Preferred Stock, assuming conversion of the entirety of each of these tranches, all subject to a contractual limitation that after giving effect to any such conversion, it and certain of its attribution parties collectively would not beneficially own in excess of 9.99% of the shares of the Company’s common stock outstanding immediately after giving effect to such conversion. As a result of the application of this beneficial ownership limitation, in determining the percentage under “% of Class” column, the shares issuable upon conversion of convertible debt or conversion of preferred stock that are subject to this beneficial ownership limitation are included, in calculating the number of shares beneficially owned by such holder, only to the extent such holder’s total beneficial ownership would not exceed the applicable beneficial ownership limitation following such conversion. The business address of RCB Equities 1, LLC is 5862 W. 3rd Street, Los Angeles, CA 90036.

UNDERWRITING

R.F. Lafferty & Co., Inc. (the “underwriter”) is acting as the sole book-running manager for this offering. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, the number of shares of Series E Preferred Stock set forth opposite its name below.

Underwriter	Number of Shares
R.F. Lafferty & Co., Inc.
Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriter has advised us that it propose to initially offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of per share. After the initial offering of our shares, the public offering price, concession or any other term of the offering may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares are offered by the underwriter as stated herein, subject to receipt and acceptance by the underwriter and subject to its right to reject any order in whole or in part. The underwriter has informed us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

We have agreed to pay to the underwriter a fee equal to: (i) 6.50% of the aggregate sales price of the shares sold in this offering purchased by investors other than Existing Investors, and (ii) for shares sold in this offering purchased by Existing Investors : (x) for the first $4 million investment, in aggregate, by Existing Investors, 4.5% (the “Initial Threshold”), and (y) any investment into the proposed Public Preferred Offering by Existing Investors above the Initial Threshold, 3.0% which fee is to be paid by means of a discount from the offering price to purchasers in the offering. In addition, we have agreed to reimburse the underwriter for all reasonable and documented out-of-pocket expenses (including, but not limited to, travel, due diligence expenses, reasonable fees and expenses of its legal counsel, roadshow and background check) incurred by the underwriter in an aggregate amount not to exceed $100,000. We estimate that expenses payable by us in connection with this offering (including those which have already been paid), other than the underwriting discounts and commissions referred to above, will be approximately $ .

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes no exercise and full exercise by the underwriter of its option to purchase additional shares.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions paid by us	$	$
Proceeds, before expenses, to us	$	$

Other Relationships with the Underwriter

From time to time in the ordinary course of their respective businesses, the underwriter or its respective affiliates may in the future engage in investment banking and/or other services with us and our affiliates for which it may in the future receive customary fees and expenses. We have not compensated the underwriter within the 180 days prior to the date of this prospectus, and do not have any arrangements to compensate the underwriter within 90 days after the date of this prospectus.

Price Stabilization, Short Positions and Penalty Bids; Passive Market Making

The underwriter may engage in over-allotment, syndicate covering transactions, stabilizing transactions, penalty bids, and passive market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriter under its over-allotment option. The underwriter may close out a covered short sale by exercising its over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriter must close out any naked short sale by purchasing shares in the open market. Syndicate covering transactions involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which it may purchase shares through exercise of the over-allotment option. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. In connection with this offering, the underwriter may engage in passive market making transactions in the shares of common stock in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of our common stock to be higher than it would otherwise be in the absence of these transactions.

The underwriter is not required to engage in these activities and may end any of these activities at any time.

Electronic Distribution

This prospectus and the documents incorporated herein and therein by reference in electronic format may be made available on the websites maintained by the underwriter. The underwriter may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares of Series E Preferred Stock for sale to its online brokerage account holders. The common stock will be allocated to underwriter that may make internet distributions on the same basis as other allocations. In addition, common stock may be sold by the underwriter to securities dealers who resell common stock to online brokerage account holders.

Other than this prospectus and the documents incorporated herein and therein by reference in electronic format, information contained in any website maintained by an underwriter is not part of this prospectus, the documents incorporated herein and therein by reference or registration statement of which the prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase common stock. The underwriter is not responsible for information contained in websites that it does not maintain.

Stock Exchange Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “KITT,” and we plan to apply for our Series E Preferred Stock to be listed on the Nasdaq Capital Market under the symbol “KITTP.” In order to meet the requirements for listing on that exchange, the underwriter has undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange. There is no established trading market for the Series E Preferred Stock at this time.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Canada

The Series E Preferred Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Series E Preferred Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no Series E Preferred Stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Series E Preferred Stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of Series E Preferred Stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriter; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of Series E Preferred Stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. and each person who initially acquires any Series E Preferred Stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriter and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any Series E Preferred Stock being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Series E Preferred Stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Series E Preferred Stock to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to Series E Preferred Stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Series E Preferred Stock to be offered so as to enable an investor to decide to purchase or subscribe for any Series E Preferred Stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

No Series E Preferred Stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Series E Preferred Stock which has been approved by the Financial Conduct Authority, except that the Series E Preferred Stock may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriter for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA. provided that no such offer of the Series E Preferred Stock shall require us or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the Series E Preferred Stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Series E Preferred Stock to be offered so as to enable an investor to decide to purchase or subscribe for any Series E Preferred Stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the Series E Preferred Stock in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Italy

The offering of the Series E Preferred Stock has not been registered pursuant to Italian securities legislation. Any offer, sale or delivery of the Series E Preferred Stock in the Republic of Italy or distribution of copies of this prospectus or any other document relating to the Series E Preferred Stock in the Republic of Italy must be:

(a)	made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 20307 of 15 February 2018 and Legislative Decree No. 385 of 1 September 1993, as amended; and

(b)	in compliance with any other applicable laws and regulations.

Please note that, in accordance with Article 100-bis of the Financial Services Act, the subsequent distribution of the Series E Preferred Stock on the secondary market in Italy must be made in compliance with the rules on offers of securities to be made to the public provided under the Financial Services Act and the Regulation 11971/1999. Failure to comply with such rules may result, inter alia, in the sale of such Series E Preferred Stock being declared null and void and in the liability of the intermediary transferring the Series E Preferred Stock for any damages suffered by the investors.

Notice to Prospective Investors in Switzerland

This prospectus does not constitute an offer to the public or a solicitation to purchase or invest in any Series E Preferred Stock. No Series E Preferred Stock have been offered or will be offered to the public in Switzerland, except that offers of Series E Preferred Stock may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):

(a)	to any person which is a professional client as defined under the FinSA;

(b)	to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance, provided that no such offer of Series E Preferred Stock shall require the Company or any investment bank to publish a prospectus pursuant to Article 35 FinSA.

The Series E Preferred Stock have not been and will not be listed or admitted to trading on a trading venue in Switzerland.

Neither this document nor any other offering or marketing material relating to the Series E Preferred Stock constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the Series E Preferred Stock may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Monaco

The Series E Preferred Stock may not be offered or sold, directly or indirectly, to the public in Monaco other than by a Monaco Bank or a duly authorized Monegasque intermediary acting as a professional institutional investor, which has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the Fund. Consequently, this prospectus may only be communicated to (i) banks, and (ii) portfolio management companies duly licensed by the “Commission de Contrôle des Activités Financières” by virtue of Law n° 1.338, of September 7, 2007, and authorized under Law n° 1.144 of July 26, 1991. Such regulated intermediaries may in turn communicate this prospectus to potential investors.

Notice to Prospective Investors in Hong Kong

The Series E Preferred Stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the Series E Preferred Stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Series E Preferred Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, no Series E Preferred Stock have been or will be offered or sold and no Series E Preferred Stock have been or will be made the subject of an invitation for subscription or purchase, and no prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Series E Preferred Stock, has been or will be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Notice to Prospective Investors in China

This prospectus will not be circulated or distributed in the PRC and the Series E Preferred Stock will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

Notice to Prospective Investors in Taiwan

The Series E Preferred Stock have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Series E Preferred Stock in Taiwan.

DESCRIPTION OF CAPITAL STOCK

The following summary sets forth the material terms of our securities including capital stock and warrants. The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Second Amended and Restated Certificate of Incorporation, as amended (“Charter”), our Amended and Restated Bylaws, as amended (“Bylaws”), and warrant-related documents, which are included as exhibits to the Registration Statement on Form S-1 of which this prospectus forms a part. We urge you to read such documents in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Charter authorizes the issuance of 635,000,000 total shares, consisting of (a) 625,000,000 shares of common stock, which we refer to as our common stock, and (b) 10,000,000 shares of preferred stock, 40,000 of which are designated as Series A Convertible Preferred Stock, which we refer to as our Series A Preferred Stock, 50,000 of which are designated as Series B Convertible Preferred Stock, which we refer to as our Series B Preferred Stock, 100,000 of which are designated as Series C Convertible Preferred Stock, which we refer to as our Series C Preferred Stock, and 50,000 of which are designated as Series D Convertible Preferred Stock, which we refer to as our Series D Preferred Stock. As of October 26, 2026, the Company had 2,643,176 shares of common stock outstanding, 5,342 shares of Series A Preferred Stock outstanding, 1,963 shares of Series B Preferred Stock outstanding, 6,863 shares of Series C Preferred Stock outstanding, and 0 shares of Series D Preferred Stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of the common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of our preferred stock, the holders of the common stock, as such, shall be entitled to the payment of dividends on the common stock when, as and if declared by our board of directors, which we refer to as the Board, in accordance with applicable law. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. It is the present intention of the Board to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividends in the foreseeable future.

Liquidation

Subject to the rights and preferences of any holders of any shares of any outstanding series of our preferred stock, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to our stockholders shall be distributed among the holders of the then outstanding the common stock pro rata in accordance with the number of shares of the common stock held by each such holder.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the common stock.

Limitations on Liability and Indemnification of Officers and Directors

Our Charter and Bylaws limit the liability of our directors, and provide for the indemnification of our current and former officers and directors, in each case, to the fullest extent permitted by Delaware law.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Charter and Bylaws. The Charter and Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions.

In connection with the closing of our de-SPAC business combination (the “Business Combination”) on September 9, 2022 (the “Closing”), CleanTech Acquisition Corp. (“CLAQ”) purchased a tail policy with respect to liability coverage for the benefit of former CLAQ officers and directors. We will maintain such tail policy for a period of no less than six (6) years following the Closing.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law; Charter and Bylaws

The Charter and Bylaws contain, and the General Corporate Law of the State of Delaware, which we refer to as the DGCL, contains, provisions, as summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the Board’s ability to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Delaware Law

We are governed by the provisions of Section 203 of the DGCL. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of the Company not approved in advance by the Board.

Special Meetings

The Charter provides that special meetings of the stockholders may be called only by or at the direction of the Board, the Chairperson of the Board or the Chief Executive Officer. The Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of the Company.

Advance Notice of Director Nominations and New Business

The Bylaws state that in order for a stockholder to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the secretary at the principal executive offices of Nauticus within the time periods set forth in the Bylaws. Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business. Stockholder proposals of business other than director nominations cannot be submitted in connection with special meetings of stockholders.

The Bylaws allow the presiding officer at a meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Supermajority Voting for Amendments to Our Governing Documents

The Charter requires the affirmative vote of at least 66⅔% of the voting power of all shares of common stock then outstanding to amend certain provisions of the Charter. The Charter provides that the Board is expressly authorized to adopt, amend or repeal the Bylaws and that our stockholders may amend certain provision of the Bylaws only with the approval of at least 66⅔% of the voting power of all shares of our common stock then outstanding. These provisions make it more difficult for stockholders to change the Charter or Bylaws and may, therefore, defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to amend the Charter or Bylaws or otherwise attempting to influence or obtain control of the Company.

No Cumulative Voting

The DGCL provides that a stockholder’s right to vote cumulatively in the election of directors does not exist unless the certificate of incorporation specifically provides otherwise. The Charter does not provide for cumulative voting. The prohibition on cumulative voting has the effect of making it more difficult for stockholders to change the composition of the Board.

Classified Board of Directors

The Charter provides that the Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, designated Class I, Class II, and Class III. The terms of Class I, Class II, and Class III directors end at our 2026, 2027 and 2028 annual meetings of stockholders, respectively. Directors of each class the term of which shall then expire shall be elected to hold office for a three-year term. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board and require a longer time period to do so. The Charter provides that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board. As a result, in most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at two or more meetings of stockholders at which directors are elected.

Removal of Directors; Vacancies

The Charter and Bylaws provide that, so long as the Board is classified, directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. Therefore, because stockholders cannot call a special meeting of stockholders, as discussed above, stockholders may only submit a stockholder proposal for the purpose of removing a director at an annual meeting. The Charter and Bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office or by a sole remaining director. Therefore, while stockholders may remove a director, stockholders are not able to elect new directors to fill any resulting vacancies that may be created as a result of such removal.

Stockholder Action by Written Consent

The DGCL permits any action required to be taken at any annual or special meeting of the stockholders to be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. The Charter and Bylaws preclude stockholder action by written consent. This prohibition, combined with the fact stockholders cannot call a special meeting, as discussed above, means that stockholders are limited in the manner in which they can bring proposals and nominations for stockholder consideration, making it more difficult to effect change in our governing documents and the Board.

Warrants

Our Outstanding Warrants

As of November 5, 2026, 11,779,167 of the warrants sold in our IPO as part of the Units (whether they were purchased in the IPO or thereafter in the open market, the “Public Warrants”) are outstanding. For every 15,552 Public Warrants, the registered holder is entitled to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing on the completion of the Business Combination. However, no Public Warrants will be exercisable for cash unless we have an effective and current registration statement (including a current prospectus) covering the shares of common stock issuable upon exercise of the Public Warrants. Notwithstanding the foregoing, during any period when we shall have failed to maintain an effective registration statement, warrant holders may exercise, subject to the terms of the Warrant Agreement, dated July 14, 2021, between Continental Stock Transfer & Trust Company and the Company (the “Warrant Agreement”), Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act.

The Public Warrants will expire on the fifth anniversary of our completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Private Warrants (which means the warrants issued to the sponsors of CLAQ in a private placement in connection with the IPO) (collectively with the Public Warrants, the “Warrants”) are identical in all material respects to the Public Warrants except that (i) such Private Warrants will be exercisable for cash (even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers of such warrants or their affiliates, and (ii) the Private Warrants purchased by CleanTech Investments will not be exercisable more than five years from July 14, 2021, in accordance with FINRA Rule 5110(g)(8), as long as Chardan Capital Markets, LLC or any of its related persons beneficially own these private warrants.

Redemption

We may call the outstanding Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

●	at any time after the Public Warrants become exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $42,768 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events), for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption (the “Redemption Date”). On and after the Redemption Date, a record holder of a Public Warrant will have no further rights except to receive the redemption price for such holder’s Public Warrant upon surrender of such Public Warrant.

The redemption criteria for our Public Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Public Warrants. Redemption may occur at a time when the redeemable warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our common stock had your Public Warrants remained outstanding. Historical trading prices for our common stock have not exceeded the $2.06 per share threshold (subject to adjustment for splits, dividends, recapitalizations and other similar events) at which the Public Warrants would become redeemable. However, this could occur in the future.

In the event we elect to redeem our Public Warrants, we will notify holders of Public Warrants of such redemption as described in the Warrant Agreement, and we will fix the Redemption Date. Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the Redemption Date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the books maintained by the warrant agent, Continental Stock Transfer & Trust Company. Any notice mailed in the manner provided in the Warrant Agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the Public Warrants will be notified of such redemption via posting of the redemption notice to DTC.

If we call the Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares of common stock to be issued and thereby lessen the dilutive effect of a warrant redemption.

Whether we will exercise our option to require all holders to exercise their Public Warrants on a “cashless basis” will depend on a variety of factors including the price of our common shares at the time the Public Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants. If we call the Public Warrants for redemption and our management does not take advantage of this option, the holders of the Private Warrants and their permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis.

The Public Warrants were issued in registered form under the Warrant Agreement which provides that the terms of the Public Warrants may be amended without the consent of any holder to, among other things, cure any ambiguity or correct any defective provision that is not inconsistent with the Warrant Agreement, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change not permitted by Section 9.8 of the Warrant Agreement, including any amendment to increase the exercise price of the Warrants or shorten the exercise period.

The exercise price and number of shares of common stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders (who are not stockholders of the Company) do not and will not have the rights or privileges of holders of shares of common stock, including, without limitation, any voting rights, unless and until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held on all matters to be voted on by stockholders.

Except as described above, no Public Warrants will be exercisable for cash, and we will not be obligated to issue shares of common stock unless, at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the Warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the Warrant Agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of common stock issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants, and we will not be required to settle any such warrant exercise. If the prospectus relating to the shares of common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the Warrants may have no value, the market for the Warrants may be limited, and the Warrants may expire worthless.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.9% (or such other amount as a holder may specify) of common stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Preferred Stock

Series A Preferred Stock

General. The Company has filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series A Convertible Preferred Stock of the Company (the “Series A Certificate of Designation”) and designated 40,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”). As of October 26, 2026, there were 5,342 shares of Series A Preferred Stock outstanding. Each share of Series A Preferred Stock has a stated value of $1,000 per share and is fully paid and non-assessable.

Ranking. The Series A Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks on parity with the Series B Preferred Stock and Series C Preferred Stock and will rank on parity with the Series E Preferred Stock, and ranks senior to the Series D Preferred Stock of the Company, unless the Required Holders (as defined in the Series A Certificate of Designation) consent to the creation of other capital stock of the Company that is senior or equal in rank to the Series A Preferred Stock.

Dividends. The holders of Series A Preferred Stock will be entitled to a 5% per annum dividend, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of common stock, when and if actually paid. The dividends are payable to each record holder of the Series A Preferred Stock in shares of common stock so long as there has been no Equity Conditions Failure (as defined in the Series A Certificate of Designation), and the Company may, at its option, under certain circumstances, capitalize the dividend by increasing the stated value of each Preferred Share or elect a combination of the capitalized dividend and a payment in dividend shares.

Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of common stock (the “Series A Purchase Rights”), then each holder of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Series A Purchase Rights, the aggregate Series A Purchase Rights which such holder could have acquired if such holder had held the number of shares of common stock acquirable upon complete conversion of all the Series A Preferred Stock held by such holder immediately prior to the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Series A Purchase Rights at the Alternate Conversion Price (as defined below); subject to certain limitations on beneficial ownership.

Conversion Rights

Conversion at Option of Holder. Each holder of Series A Preferred Stock may convert all, or any part, of the outstanding Series A Preferred Stock, at any time at such holder’s option, into shares of the common stock (which converted shares of common stock are referred to as “Conversion Shares” herein) at the fixed “Series A Conversion Price” of $1.488, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. The amounts to be converted include unpaid dividends and other charges for the Preferred Shares.

Voluntary Adjustment Right. Subject to the rules and regulations of the Nasdaq, the Company has the right, at any time, with the written consent of the Required Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the board of directors of the Company (the “Board”).

Alternate Conversion at the Holder’s Election. At any time after the Series A Initial Issuance Date, a holder may elect to convert the Series A Preferred Stock held by such holder at the “Series A Alternate Conversion Price” equal to the lesser of:

●	the Series A Conversion Price; and

●	the greater of:

●	the floor price of $106.261 (the “Series A Floor Price”); and

●	98% of the lowest volume weighted average price of the common stock during the 10 consecutive trading days immediately prior to such conversion.

Alternate Conversion Upon a Triggering Event. Following the occurrence and during the continuance of a Triggering Event (as defined below), each holder may alternatively elect to convert the Series A Preferred Stock at the “Series A Alternate Conversion Price”.

The Series A Certificate of Designation contains standard and customary triggering events (each, a “Triggering Event” including certain Bankruptcy Triggering Event (as defined therein)), including but not limited to: (i) the suspension from trading or the failure to list the common stock within certain time periods; (ii) failure to declare or pay any dividend when due; (iii) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $500,000 of Indebtedness (as defined in the Exchange Agreement) of the Company, (iv) the Company’s failure to cure a conversion failure or failure to deliver shares of the common stock upon conversion, or notice of the Company’s intention not to comply with a request for conversion of any Series A Preferred Stock, and (v) bankruptcy or insolvency of the Company.

From and after the occurrence and during the continuance of any Triggering Event, the Dividend Rate in effect shall automatically be increased to the lesser of 18% per annum or the maximum rate permitted under applicable law.

If at the time of a conversion the Series A Alternate Conversion Price is determined to be the Floor Price because such Series A Floor Price is greater than 98% of the then ten-day volume weighted average price of a share of common stock, then the Conversion Amount (as defined in the Series A Certificate of Designation), shall automatically increase pro rata, by the applicable Alternate Conversion Floor Amount (as defined therein).

Other Adjustments. In connection with the exchange, the Company obtained stockholder approval at a special meeting of stockholders held on January 15, 2025, of the issuance of Conversion Shares at a conversion price below the Series A Conversion Price (the date of such approval, the “January 2025 Stockholder Approval Date”). If, on or after the January 2025 Stockholder Approval Date, the Company issues any shares of common stock for a consideration per share (the “Series A New Issuance Price”) less than a price equal to the Series A Conversion Price in effect immediately prior to such issuance, the Series A Conversion Price shall be reduced to the Series A New Issuance Price.

If on either of (i) the 30th calendar day after the date the Preferred Shares are issued (the “Initial Issuance Date”) or (ii) the 60th calendar day after the Initial Issuance Date, as applicable, (each, an “Adjustment Date”), the Conversion Price then in effect is greater than the greater of (A) the Floor Price and (B) the Market Price then in effect (the “Adjustment Price”), on the Adjustment Date the Conversion Price shall automatically lower to the Adjustment Price.

Bankruptcy Triggering Event Redemption Right. Upon any Bankruptcy Triggering Event, the Company shall immediately redeem in cash all amounts due under the Series A Preferred Stock at a redemption price equal to the greater of (1) 1.25 times the Conversion Amount to be redeemed; and (2) the product of (X) the Conversion Rate (calculated using the lowest Series A Alternate Conversion Price during the period commencing on the 20th Trading Day immediately preceding such public announcement and ending on the date the Company makes the entire redemption payment), multiplied by (Y) 1.25 times the equity value, unless the holder waives such right to receive such payment. The equity value of the common stock underlying the Series A Preferred Stock is calculated using the greatest closing sale price of the common stock on any trading day immediately preceding such Bankruptcy Triggering Event and the date the Company makes the entire payment required. No holder shall be permitted to require redemption of any shares of preferred stock except solely in the event of the liquidation of the Company.

Change of Control Exchange. Upon a change of control of the Company, each holder may require the Company to exchange the holder’s shares of Series A Preferred Stock for consideration equal to the Change of Control Election Price (as defined in the Series A Certificate of Designation), to be satisfied at the Company’s election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of common stock had such shares of common stock been held by such holder upon consummation of such corporate event.

Company Optional Redemption. At any time the Company shall have the right to redeem in cash all, but not less than all, the shares of Series A Preferred Stock then outstanding at a 25% redemption premium to the greater of (i) the Conversion Amount being redeemed, and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed, multiplied by (2) the equity value of the common stock underlying the Series A Preferred Stock. The equity value of the common stock underlying the Series A Preferred Stock is calculated using the greatest closing sale price of the common stock on any trading day immediately preceding the date the Company notifies the holders of the Company’s election to redeem and the date the Company makes the entire payment required.

Fundamental Transactions. The Series A Certificate of Designation prohibits the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless the Company (or the Company’s successor) assumes in writing all of the Company’s obligations under the Series A Certificate of Designation and the other Transaction Documents (as defined in the Series A Certificate of Designation).

Voting Rights. The holders of the Series A Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of common stock, except as provided in the Series A Certificate of Designation (or as otherwise required by applicable law).

Covenants. The Series A Certificate of Designation contains a variety of obligations on the Company’s part not to engage in specified activities. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of the Company’s capital stock (other than as required under the Series A Certificate of Designation) and will not incur any indebtedness other than ordinary course trade payables or, subject to certain exceptions, incur any liens. In addition, the Company will not issue any preferred stock or issue any other securities that would cause a breach or default under the Series A Certificate of Designation.

Reservation Requirements. So long as any Series A Preferred Stock remains outstanding, the Company shall at all times reserve at least 100% of the number of shares of common stock as shall from time to time be necessary to effect the conversion of all Series A Preferred Stock then outstanding.

This description of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the complete text of the Series A Certificate of Designations.

Series B Preferred Stock

General. The Company filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series B Convertible Preferred Stock of the Company (the “Series B Certificate of Designation”) and designated 50,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”). As of October 26, 2026, there were 1,963 shares of Series B Preferred Stock outstanding. Each share of Series B Preferred Stock has a stated value of $1,000 per share and is fully paid and non-assessable.

Ranking. The Series B Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks on parity with the Series A Preferred Stock and Series C Preferred Stock and will rank on parity with the Series E Preferred Stock, and ranks senior to the Series D Preferred Stock of the Company, unless the Required Holders (as defined in the Purchase Agreement) consent to the creation of other capital stock of the Company that is senior or on parity in rank (which, for the avoidance of doubt, such parity stock shall include the Series A Convertible Preferred Stock, $0.0001 par value, of the Company) to the Series B Preferred Stock.

Dividends. The holders of Series B Preferred Stock will be entitled to a 10% per annum dividend, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of common stock, when and if actually paid. The dividends are payable to each record holder of the Series B Preferred Stock in shares of common stock so long as there has been no Equity Conditions Failure (as defined in the Certificate of Designations), and the Company may, at its option, under certain circumstances, capitalize the dividend by increasing the stated value of each Preferred Share or elect a combination of the capitalized dividend and a payment in dividend shares.

Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of common stock (the “Series B Purchase Rights”), then each holder of Series B Preferred Stock will be entitled to acquire, upon the terms applicable to such Series B Purchase Rights, the aggregate Series B Purchase Rights which such holder could have acquired if such holder had held the number of shares of common stock acquirable upon complete conversion of all the Series B Preferred Stock held by such holder immediately prior to the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Series B Purchase Rights at the Series B Alternate Conversion Price (as defined below); subject to certain limitations on beneficial ownership.

Conversion Rights

Conversion at Option of Holder. At any time from and after the first date of issuance of any Preferred Shares (the “Series B Initial Issuance Date”), each holder of Series B Preferred Stock may convert all, or any part, of the outstanding Series B Preferred Stock, at any time at such holder’s option, into shares of the common stock (which converted shares of common stock are referred to as “Conversion Shares” herein) at the fixed “Series B Conversion Price” of $1.488, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. The amounts to be converted include unpaid dividends and other charges for the Preferred Shares.

Voluntary Adjustment Right. Subject to the rules and regulations of the Nasdaq, the Company has the right, at any time, with the written consent of the Required Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the board of directors of the Company (the “Board”).

Alternate Conversion at the Holder’s Election. At any time after the Series B Initial Issuance Date, a holder may elect to convert the Series B Preferred Stock held by such holder at the “Series B Alternate Conversion Price” equal to the lesser of:

●	the Series B Conversion Price; and

●	the greater of:

●	the floor price of $79.32 (the “Series B Floor Price”); and

●	98% of the lowest volume weighted average price of the common stock during the 10 consecutive trading days immediately prior to such conversion.

Alternate Conversion Upon a Triggering Event. Following the occurrence and during the continuance of a Triggering Event (as defined below), each holder may alternatively elect to convert the Series B Preferred Stock at the “Series B Alternate Conversion Price.”

The Certificate of Designations contains standard and customary triggering events (each, a “Triggering Event” including certain Bankruptcy Triggering Event (as defined therein)), including but not limited to: (i) the suspension from trading or the failure to list the common stock within certain time periods; (ii) failure to declare or pay any dividend when due; (iii) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $500,000 of Indebtedness (as defined in the Purchase Agreement) of the Company, (iv) the Company’s failure to cure a conversion failure or failure to deliver shares of the common stock upon conversion, or notice of the Company’s intention not to comply with a request for conversion of any Series B Preferred Stock, and (v) bankruptcy or insolvency of the Company.

From and after the occurrence and during the continuance of any Triggering Event, the Dividend Rate in effect shall automatically be increased to the lesser of 18% per annum and the maximum rate permitted under applicable law.

If at the time of a conversion the Series B Alternate Conversion Price is determined to be the Series B Floor Price because such Series B Floor Price is greater than 98% of the lowest VWAP of a share of common stock during the ten (10) trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice, then the Conversion Amount (as defined in the Certificates of Designations), shall automatically increase pro rata, by the applicable Alternate Conversion Floor Amount (as defined therein).

Other Adjustments. In connection with the Preferred Offering, the Company has agreed to seek stockholder approval at a special meeting of stockholders to be held not later than November 3, 2025 of the issuance of all of the Conversion Shares issuable pursuant to the Purchase Agreement at a conversion price below the Conversion Price in compliance with the rules and regulations of the Nasdaq Capital Market. If, at any time on or after the date of the Purchase Agreement, the Company issues any shares of common stock for a consideration per share (the “Series B New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issuance, the Series B Conversion Price shall be reduced to the Series B New Issuance Price.

If on either of (i) the 30th calendar day after the Series B Initial Issuance Date or (ii) the 60th calendar day after the Series B Initial Issuance Date, as applicable, (each, an “Series B Adjustment Date”), the Conversion Price then in effect is greater than the greater of (A) the Series B Floor Price and (B) the Market Price (as defined therein) then in effect (each an “Adjustment Price”), on such Series B Adjustment Date the Conversion Price shall automatically lower to such Adjustment Price.

Bankruptcy Triggering Event Redemption Right. Upon any Bankruptcy Triggering Event, the Company shall immediately redeem in cash all amounts due under the Series B Preferred Stock at a redemption price equal to the greater of (1) a 25% redemption premium on the Conversion Amount to be redeemed; and (2) the product of (X) the Conversion Rate (calculated using the lowest Alternate Conversion Price during the period commencing on the 20th Trading Day immediately preceding such public announcement and ending on the date the Company makes the entire redemption payment), multiplied by (Y) the equity value at a 25% redemption premium, unless the holder waives such right to receive such payment. The equity value of the common stock underlying the Series B Preferred Stock is calculated using the greatest closing sale price of the common stock on any trading day during the period commencing on the trading day immediately preceding such Bankruptcy Triggering Event and ending on the date the Company makes the entire payment required. No holder shall be permitted to require redemption of any shares of preferred stock except solely in the event of the liquidation of the Company.

Change of Control Exchange. Upon a change of control of the Company, each holder may require the Company to exchange such holder’s shares of Series B Preferred Stock for consideration equal to the Change of Control Election Price (as defined in the Certificate of Designations), to be satisfied at the Company’s election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of common stock had such shares of common stock been held by such holder upon consummation of such corporate event.

Company Optional Redemption. At any time the Company shall have the right to redeem in cash all, but not less than all, the shares of Series B Preferred Stock then outstanding at a 25% redemption premium to the greater of (i) the Conversion Amount being redeemed, and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed, multiplied by (2) the equity value of the common stock underlying the Series B Preferred Stock. The equity value of the common stock underlying the Series B Preferred Stock is calculated using the greatest closing sale price of the common stock on any trading day during the period commencing on the trading day immediately preceding the date the Company notifies the holders of the Company’s election to redeem and ending on the trading day immediately prior to the date the Company makes the entire payment required.

Fundamental Transactions. The Certificate of Designations prohibits the Company from entering into specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless the Company (or the Company’s successor) assumes in writing all of the Company’s obligations under the Certificate of Designations and the other Transaction Documents (as defined in the Certificate of Designations).

Voting Rights. The holders of the Series B Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of common stock, except as provided in the Certificate of Designations (or as otherwise required by applicable law).

Covenants. The Certificate of Designations contains a variety of obligations on the Company’s part not to engage in specified activities. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of the Company’s capital stock (other than as required under the Certificate of Designations) and will not incur any indebtedness other than ordinary course trade payables or, subject to certain exceptions, incur any liens. In addition, the Company will not issue any Preferred Shares (except as contemplated in the Purchase Agreement) or issue any other securities that would cause a breach or default under the Certificate of Designations.

Reservation Requirements. So long as any Series B Preferred Stock remains outstanding, the Company shall at all times reserve at least 100% of the number of shares of common stock as shall from time to time be necessary to effect the conversion of all Series B Preferred Stock then outstanding.

This description of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the complete text of the Series B Certificate of Designations.

Series C Preferred Stock

General. The Company filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series C Convertible Preferred Stock of the Company (the “Series C Certificate of Designation”) and designated 100,000 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”). As of October 26, 2026, there were 6,863 shares of Series C Preferred Stock outstanding. Each share of Series C Preferred Stock has a stated value of $1,000 per share and is fully paid and non-assessable.

Ranking. The Series C Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks on parity with the Series A Preferred Stock and Series B Preferred Stock and will rank on parity with the Series E Preferred Stock, and ranks senior to the Series D Preferred Stock of the Company, unless the Required Holders (as defined in the Certificate of Designations) consent to the creation of other capital stock of the Company that is senior or equal in rank (which, for the avoidance of doubt, such parity stock shall include the Series A Convertible Preferred Stock, $0.0001 par value, of the Company and Series B Convertible Preferred Stock, $0.0001 par value, of the Company) to the Series C Preferred Stock.

Dividends. The holders of Series C Preferred Stock will be entitled to a 10% per annum dividend, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of the common stock, when and if actually paid. The dividends are payable to each record holder of the Series C Preferred Stock in shares of common stock so long as there has been no Equity Conditions Failure (as defined in the Certificate of Designations), and the Company may, at its option, under certain circumstances, capitalize the dividend by increasing the stated value of each Preferred Share or elect a combination of the capitalized dividend and a payment in dividend shares.

Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of common stock (the “Series C Purchase Rights”), then each holder of Series C Preferred Stock will be entitled to acquire, upon the terms applicable to such Series C Purchase Rights, the aggregate Series C Purchase Rights which such holder could have acquired if such holder had held the number of shares of common stock acquirable upon complete conversion of all the Series C Preferred Stock held by such holder immediately prior to the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Series C Purchase Rights at the Alternate Conversion Price (as defined below); subject to certain limitations on beneficial ownership.

Conversion Rights

Conversion at Option of Holder. At any time from and after the first date of issuance of any Preferred Shares (the “Series C Initial Issuance Date”), each holder of Series C Preferred Stock may convert all, or any part, of the outstanding Series C Preferred Stock, at any time at such holder’s option, into shares of the common stock (which converted shares of common stock are referred to as “Conversion Shares” herein) at the fixed “Conversion Price” of $1.488, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. The amounts to be converted include unpaid dividends and other charges for the Preferred Shares.

Voluntary Adjustment Right. Subject to the rules and regulations of the Nasdaq, the Company has the right, at any time, with the written consent of the Required Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the board of directors of the Company (the “Board”).

Alternate Conversion at the Holder’s Election. At any time after the Series C Initial Issuance Date, a holder may elect to convert the Series C Preferred Stock held by such holder at the “Alternate Conversion Price” equal to the lesser of:

●	the Series C Conversion Price; and

●	the greater of:

°	the floor price of $9.12 (the “Series C Floor Price”); and

°	98% of the lowest volume weighted average price of the common stock during the 10 consecutive trading days immediately prior to such conversion.

Alternate Conversion Upon a Triggering Event. Following the occurrence and during the continuance of a Triggering Event (as defined below), each holder may alternatively elect to convert the Series C Preferred Stock at the “Alternate Conversion Price”.

The Certificate of Designations contains standard and customary triggering events (each, a “Triggering Event” including certain Bankruptcy Triggering Event (as defined therein)), including but not limited to: (i) the suspension from trading or the failure to list the common stock within certain time periods; (ii) failure to declare or pay any dividend when due; (iii) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $500,000 of Indebtedness (as defined in the Exchange Agreements) of the Company, (iv) the Company’s failure to cure a conversion failure or failure to deliver shares of the common stock upon conversion, or notice of the Company’s intention not to comply with a request for conversion of any Series C Preferred Stock, and (v) bankruptcy or insolvency of the Company.

From and after the occurrence and during the continuance of any Triggering Event, the Dividend Rate in effect shall automatically be increased to the lesser of 18% per annum and the maximum rate permitted under applicable law.

If at the time of a conversion the Alternate Conversion Price is determined to be the Series C Floor Price because such Series C Floor Price is greater than 98% of the lowest VWAP of a share of common stock during the ten (10) trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice, then the Conversion Amount (as defined in the Certificates of Designations), shall automatically increase pro rata, by the applicable Alternate Conversion Floor Amount (as defined therein).

Other Adjustments. In connection with the Exchanges, the Company has agreed to seek stockholder approval at a special meeting of stockholders to be held not later than January 17, 2026 of the issuance of all of the Conversion Shares issuable pursuant to the Exchange Agreements at a conversion price below the Conversion Price in compliance with the rules and regulations of Nasdaq. If, at any time on or after the date of the Exchange Agreements, the Company issues any shares of common stock for a consideration per share (the “Series C New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issuance, the Conversion Price shall be reduced to the Series C New Issuance Price.

If on either of (i) the 30th calendar day after the Series C Initial Issuance Date or (ii) the 60th calendar day after the Series C Initial Issuance Date, as applicable, (each, a “Series C Adjustment Date”), the Conversion Price then in effect is greater than the greater of (A) the Series C Floor Price and (B) the Market Price (as defined therein) then in effect (the “Adjustment Price”), on the Series C Adjustment Date the Conversion Price shall automatically lower to the Adjustment Price.

Bankruptcy Triggering Event Redemption Right. Upon any Bankruptcy Triggering Event, the Company shall immediately redeem in cash all amounts due under the Series C Preferred Stock at a redemption price equal to the greater of (1) a 25% redemption premium on the Conversion Amount to be redeemed; and (2) the product of (X) the Conversion Rate (calculated using the lowest Alternate Conversion Price during the period commencing on the 20th Trading Day immediately preceding such public announcement and ending on the date the Company makes the entire redemption payment), multiplied by (Y) the equity value at a 25% redemption premium, unless the holder waives such right to receive such payment. The equity value of the common stock underlying the Series C Preferred Stock is calculated using the greatest closing sale price of the common stock on any trading day during the period commencing on the trading day immediately preceding such Bankruptcy Triggering Event and ending on the date the Company makes the entire payment required. No holder shall be permitted to require redemption of any shares of preferred stock except solely in the event of the liquidation of the Company.

Change of Control Exchange. Upon a change of control of the Company, each holder may require the Company to exchange such holder’s shares of Series C Preferred Stock for consideration equal to the Change of Control Election Price (as defined in the Certificate of Designations), to be satisfied at the Company’s election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of common stock had such shares of common stock been held by such holder upon consummation of such corporate event.

Company Optional Redemption. At any time the Company shall have the right to redeem in cash all, but not less than all, the shares of Series C Preferred Stock then outstanding at a 25% redemption premium to the greater of (i) the Conversion Amount being redeemed, and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed, multiplied by (2) the equity value of the common stock underlying the Series C Preferred Stock. The equity value of the common stock underlying the Series C Preferred Stock is calculated using the greatest closing sale price of the common stock on any trading day during the period commencing on the trading day immediately preceding the date the Company notifies the holders of the Company’s election to redeem and ending on the trading day immediately prior to the date the Company makes the entire payment required.

Fundamental Transactions. The Certificate of Designations prohibits the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless the Company (or the Company’s successor) assumes in writing all of the Company’s obligations under the Certificate of Designations and the other Transaction Documents (as defined in the Certificate of Designations).

Voting Rights. The holders of the Series C Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of common stock, except as provided in the Certificate of Designations (or as otherwise required by applicable law).

Covenants. The Certificate of Designations contains a variety of obligations on the Company’s part not to engage in specified activities. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of the Company’s capital stock (other than as required under the Certificate of Designations) and will not incur any indebtedness other than ordinary course trade payables or, subject to certain exceptions, incur any liens. In addition, the Company will not issue any Preferred Shares (except as contemplated in the Exchange Agreements) or issue any other securities that would cause a breach or default under the Certificate of Designations.

Reservation Requirements. So long as any Series C Preferred Stock remains outstanding, the Company shall at all times reserve at least 100% of the number of shares of common stock as shall from time to time be necessary to effect the conversion of all Series C Preferred Stock then outstanding.

This description of the Series C Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the complete text of the Series C Certificate of Designations.

Series D Preferred Stock

General. The Company filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series D Convertible Preferred Stock of the Company (the “Series D Certificate of Designation”) and designated 50,000 shares of Series D Convertible Preferred Stock (the “Series D Preferred Stock”). As of October 26, 2026, there were 0 shares of Series D Preferred Stock outstanding. Each share of Series D Preferred Stock has a stated value of $1,000 per share and is fully paid and non-assessable.

Ranking. The Series D Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks senior to all Common Stock and any other class of securities of the Company that is specifically designated as junior to the Series D Preferred Stock, and ranks junior to the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock and will rank junior to the Series E Preferred Stock, and any other class or series of any capital stock of the Company specifically ranking, by its terms, senior to the Series D Preferred Stock.

Dividends. The holders of Series D Preferred Stock will be entitled to a 10% per annum dividend per share on the sum of the Stated Value thereof plus all unpaid accrued and accumulated dividends thereon, payable in shares of Series D Preferred Stock or upon a liquidation or redemption of the Series D Preferred Stock in accordance with the relevant provisions of the Certificate of Designations. The Company may, at its option following notice to holders of Series D Preferred Stock, capitalize the dividend by increasing the Stated Value of each Preferred Share or elect a combination of the capitalized dividend and a payment in dividend shares.

Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or certain deemed liquidation events, the holders of the Series D Preferred Stock will be entitled to receive out of the Company’s assets, an amount equal to the aggregate Stated Value of all shares of Series D Preferred Stock held by such holder, plus all unpaid accrued and accumulated dividends on all such shares of Series D Preferred Stock (whether or not declared), before any distribution or payment shall be made to the holders of the Common Stock and any other class of securities that is specifically designated as junior to the Series D Preferred Stock, and if the Company’s assets shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series D Preferred Stock shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Voting Rights. With some exceptions, the holders of Series D Preferred Stock are entitled to vote alongside holders of Common Stock on an as-converted basis on a 1:1 ratio as Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Company for their action; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Designation. In any such vote, each holder of Series D Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such holder’s shares of Series D Preferred Stock are convertible pursuant to the Certificate of Designation as of the record date of such vote or written consent (or as otherwise required by applicable law).

The Company shall not effect any conversion of Series D Preferred Stock, and a holder shall not have the right to convert, or to exercise any voting rights under, any shares of Series D Preferred Stock to the extent that, after giving effect to such issuance after conversion, or the exercise of such voting rights, the holder, together with certain affiliated parties, would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance upon conversion (or of the number of votes with respect to matters subject to the vote of holders of Common Stock).

Conversion Rights

Conversion at Option of Holder. At any time from and after the first date of issuance of any Preferred Shares, each holder of Series D Preferred Stock may convert all, or any part, of the outstanding Series D Preferred Stock held by such holder, along with the aggregate accrued or accumulated and unpaid dividends thereon, at any time at such holder’s option, into shares of the Common Stock, in accordance with the terms of the Certificate of Designation. The initial fixed conversion price shall be the lower of (a) $42.72 per share for Series D Preferred Stock and (b) the Daily VWAP (as defined in the Certificate of Designation) of the Common Stock over the five trading days immediately preceding the conversion date, subject to proportional adjustments in accordance with the Certificate of Designation and subject to an absolute floor price of $8.46.

Company Optional Redemption. At any time the Company shall have the right to redeem in cash all, but not less than all, the shares of Series D Preferred Stock then outstanding at a 110% redemption premium to the Conversion Amount (as defined in the Certificate of Designation).

Reservation Requirements. So long as any Series D Preferred Stock remains outstanding, the Company shall at all times reserve the number of Common Stock equal to the number of Common Stock then issuable upon conversion of the Series D Preferred Stock pursuant to the Certificate of Designations plus all remaining unpaid dividends payable on the Series D Preferred Stock.

Future Classes or Series of Preferred Stock

Our board of directors is authorized to issue the preferred stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the Delaware law, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the Delaware law.

Our board of directors will make any determination to issue such shares based on its judgment as to our company’s best interests and the best interests of our stockholders.

We will incorporate by reference as an exhibit to the registration statement, which includes this prospectus, the form of any certificate of designations that describes the terms of the series of preferred stock we may offer in the future. This description and the applicable prospectus supplement will include:

●	the title and stated value;

●	the number of shares authorized;

●	the liquidation preference per share;

●	the purchase price;

●	the dividend rate, period and payment date, and method of calculation for dividends;

●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

●	the procedures for any auction and remarketing, if any;

●	the provisions for a sinking fund, if any;

●	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

●	any listing of the preferred stock on any securities exchange or market;

●	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

●	voting rights, if any, of the preferred stock;

●	preemptive rights, if any;

●	restrictions on transfer, sale or other assignment, if any;

●	whether interests in the preferred stock will be represented by depositary shares;

●	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

●	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

●	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

All shares of preferred stock offered will be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.

Our Board could create and issue a series of preferred stock with rights, privileges or restrictions which effectively discriminate against an existing or prospective holder of preferred stock as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. This protects the continuity of our management. The issuance of these shares of capital stock may defer or prevent a change in control of our company without any further stockholder action.

Holders

As of November 5, 2026, we had 36 record holders of our common stock issued and outstanding. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004.

Listing of Securities

Our common stock and Public Warrants are listed on the Nasdaq Capital Market under the symbols “KITT” and “KITTW,” respectively.

WHERE YOU CAN FIND MORE INFORMATION

We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.

Copies of certain information filed by us with the SEC are also available on our website at www.nauticusrobotics.com. We may use our investor relations website to post important information for investors, including press releases, public conference calls, and webcasts, and other information, and as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor our investor relations website, in addition to following filings with the SEC. The contents on our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at our website.

This prospectus is part of a Registration Statement on Form S-1 we filed with the SEC. This prospectus omits some information contained in the Registration Statement on Form S-1 in accordance with SEC rules and regulations. You should review the information and exhibits in the Registration Statement on Form S-1 for further information about us and our securities. Statements in this prospectus concerning any document we filed as an exhibit to the Registration Statement on Form S-1 or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the Registration Statement on Form S-1 from the SEC’s website.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Corporate Secretary

Nauticus Robotics, Inc.

17146 Feathercraft Lane, Suite 450

Webster, Texas 77598

(281) 942-9069

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” certain information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must carefully review all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference herein have been modified or superseded. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. However, we undertake no obligation to update or revise any statements we make, except as required by law.

This prospectus incorporates by reference the documents listed below (in each case, other than those documents or the portions of those documents not deemed to be filed, including information furnished under Item 2.02 or Item 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit):

●	our Annual Report on Form 10-K for fiscal year ended December 31, 2025, filed with the SEC on April 15, 2026, as amended on April 21, 2026;

●	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on May 14, 2026, and for the quarterly period ended June 30, 2026, filed with the SEC on August 12, 2026;

●	our Current Reports on Form 8-K (and amendments thereto) filed with the SEC on January 29, 2026, February 9, 2026, March 11, 2026, March 26, 2026, March 30, 2026, April 7, 2026, April 17, 2026, April 21, 2026, April 30, 2026, May 13, 2026, May 27, 2026 (as amended on June 8, 2026), June 3, 2026, June 8, 2026, June 30, 2026, July 9, 2026, July 21, 2026, August 13, 2026, September 11, 2026, September 18, 2026, September 23, 2026, September 25, 2026, September 29, 2026, October 1, 2026 and October 2, 2026; and

●	the description of our securities which is contained in a Current Report on Form 8-K filed on September 15, 2022 under the Exchange Act, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

We also incorporate by reference into this prospectus all reports and documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, and after the date of this prospectus but prior to the termination of the offering of the securities hereunder, but excluding any information deemed furnished and not filed with the SEC.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

LEGAL MATTERS

Certain legal matters relating to the securities offered by this prospectus will be passed upon for us by Norton Rose Fulbright US LLP, Houston, Texas. Certain legal matters will be passed upon for the underwriter by Lucosky Brookman LLP, Woodbridge, New Jersey.

EXPERTS

The consolidated financial statements of Nauticus Robotics, Inc. as of December 31, 2025 and for the year then ended incorporated by reference into this prospectus have been so incorporated by reference in reliance on the report of WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in its report thereon, and which includes an explanatory paragraph as to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Nauticus Robotics, Inc. as of December 31, 2024 and for the year then ended incorporated by reference into this prospectus have been so incorporated by reference in reliance on the report of Whitley Penn LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Shares

 10.00% Series E Convertible Preferred Stock

Nauticus Robotics, Inc.

PROSPECTUS

, 2026

Sole Book-Running Manager

R.F. Lafferty

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered securities, other than underwriting fees, discounts, and commissions.

SEC registration fee	$57.78
FINRA filing fee	$1,100.00
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$40,000.00
Transfer agent and registrar fees	$10,000.00
Miscellaneous fees and expenses	$5,000.00
Total	$81,448.00

We will bear all costs, expenses, and fees in connection with the registration of the securities, including with regard to compliance with state securities laws.

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s Second Amended and Restated Certificate of Incorporation, as amended, provides for indemnification of its directors, officers, employees, and other agents to the maximum extent permitted by the DGCL, and the Company’s Amended and Restated Bylaws, as amended, provide for indemnification of its directors, officers, employees, and other agents to the maximum extent permitted by the DGCL.

Any underwriting agreement will provide for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act of 1933, as amended, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, the following securities of the Company were sold and such offers and sales were not registered under the Securities Act. The numbers below with respect to 2026 and 2025 do not take into account the reverse stock split that was effective as of April 21, 2026 and September 24, 2026 or adjustments to conversion or exercise prices of the Company’s securities in connection therewith. The remaining numbers below do not take into account intervening reverse stock splits or adjustments to conversion or exercise prices of the Company’s securities. The securities described below were offered and sold pursuant to and in accordance with an exemption from registration provided by Section 4(a)(2) of the Securities and/or Regulation D promulgated under the Securities Act.

●	2026

°	During the first quarter of 2026, the Company issued convertible notes in the aggregate principal amount of $1,020,408 to an institutional investor, which is convertible into 1,717,281 shares of common stock of the Company. During the second quarter of 2026, the Company issued convertible notes in the aggregate principal amount of $1,556,122 to an institutional investor, which is convertible into 204,753 shares of common stock of the Company. During the third quarter of 2026, the Company issued convertible notes in the aggregate principal amount of $1,500,000 to an institutional investor, which is convertible into 197,369 shares of common stock of the Company.

°	During the first quarter of 2026, the Company issued convertible notes in the aggregate principal amount of $2,000,000 to an institutional investor, and such investor and the Company consummated an exchange whereby the Investor exchanged all of the principal amount of the convertible debentures into 2,023 shares of Series C convertible preferred stock. During the second quarter of 2026, the Company issued 4,800 shares of Series C convertible preferred stock, having an aggregate stated value of approximately $4.8 million, in exchange for approximately $4.0 million of the aggregate principal amount of the convertible debentures to an institutional investor.

●	2025

°	During the year ended December 31, 2025, certain institutional investors converted 27,188 and 2,300 shares of Series A convertible preferred stock into 10,458,152 and 310,748 shares of common stock respectively.

°	During the year ended December 31, 2025, 187 shares of Series B convertible preferred stock were converted into 392,490 shares of common stock.

°	During the year ended December 31, 2025, 1,660 shares Series C convertible preferred stock were converted into 2,740,740 shares of common stock.

°	During the year ended December 31, 2025, certain institutional investors converted certain term loan notes with principal amount of $2,551,855 and interest payable of $318,718 into 200,600 shares of common stock.

°	During the year ended December 31, 2025, a lender converted certain term loan with principal amount of $3,000,000 and interest payable of $773,958 into 2,144,295 shares of common stock.

°	During the year ended December 31, 2025, certain convertible debentures with a principal value of $2,050,000 and interest of $202,642, were converted into 4,549,509 shares of common stock.

°	During the fourth quarter of 2025, the Company issued to certain institutional investors 3,814 shares of Series C convertible preferred stock in exchange for portions of certain convertible term loans and convertible debentures.

°	During the third quarter of 2025, the Company issued to an institutional investor 3,000 shares of Series B convertible preferred stock at a price per share of $980 for an aggregate purchase price of $2,940,000.

●	2024

°	During the third quarter of 2024, the Company issued 1,322,604 shares to an institutional investor upon its conversion of its secured debentures with a principal value of $3,425,000 and interest of $96,528. The Company also issued 38,230 shares to an institutional investor upon its exercise of 38,230 warrants in exchange for shares of common stock.

°	During the second quarter of 2024, the Company issued 22,641,909 shares to ATW Special Situations I LLC, upon its conversion of its secured debentures with a principal value of $2,194,231 and interest of $43,167. The Company also issued 16,461,186 shares to an institutional investor upon its exercise of 16,461,186 warrants in exchange for the common stock.

°	On January 30, 2024, the Company also entered into a senior secured term loan agreement with certain institutional investors. The term loan agreement provided the Company with an aggregate $9,551,856 of secured term loans. The term loan agreement provided for up to an additional $6 million of secured term loans within 180 days of signing. The term loans were convertible, in whole or in part, at the option of each institutional investor into shares of common stock until the date that the term loans are no longer outstanding.

●	2023

°	During September 2023, the Company entered into a convertible senior secured term loan agreement with certain institutional investors. The convertible senior secured term loan agreement provided for up to $20.0 million of secured term loans, convertible, in whole or in part, at the option of each lender into shares of common stock.

°	During December 2023, the Company and an institutional investor entered into a securities purchase agreement pursuant to which the investor agreed to purchase up to an aggregate of $5,000 of shares of common stock at a $2 per share.

°	During August 2023, the Company issued 1,890,066 shares of common stock for $1.95 per share to certain institutional investors as payment for liquidated damages and interest relating to a registration rights agreement.

°	During June 2023, the Company entered into warrant exercise inducement offer letters with certain institutional investors. The parties agreed, among other things, to amend the exercise price of certain warrants, which, since issuance, had been exercisable to purchase an aggregate of 2,922,425 shares of common stock, in exchange for the Company’s agreement to (i) lower the $20.00 per share exercise price of the warrants to a weighted average of $3.28 per share, with multiple tranches priced between $2.04 and $4.64 per share, and (ii) upon the exercise of the warrants, issue new warrants to purchase, in the aggregate, up to 2,922,425 shares of Common Stock.

°	During June 2023, an institutional investor exercised 165,713 warrants, pursuant to which 165,713 shares of common stock and 165,713 warrants were issued by the Company. The Company received proceeds of approximately $338,000.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date

1.1*	Form of Underwriting Agreement
2.1	Merger Agreement dated as of December 16, 2021, by and among CleanTech Acquisition Corp., CleanTech Merger Sub, Inc., Nauticus Robotics, Inc., and Nicolaus Radford, as amended on January 30, 2021.	Form 8-K	001-40611	2.1	December 17, 2021
2.1.1	Amendment No. 1 to Underwriting Agreement dated January 27, 2023	Form 8-K	001-40611	2.1	June 6, 2022
3.1	Second Amended and Restated Certificate of Incorporation Nauticus Robotics, Inc.	Form 8-K	001-40611	3.5	September 15, 2022
3.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Nauticus Robotics, Inc.	Form 8-K	001-40611	3.1	July 18, 2024
3.3	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Nauticus Robotics, Inc.	Form 8-K	001-40611	3.1	September 2, 2025
3.4	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation	Form 8-K	001-40611	3.1	April 21, 2026
3.5	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation	Form 8-K	001-40611	3.1	September 23, 2026
3.6	Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock of Nauticus Robotics, Inc.	Form 8- K	001-40611	3.1	December 27, 2024
3.7	Certificate of Designations of Rights and Preferences of Series B Convertible Preferred Stock of Nauticus Robotics, Inc.	Form 8-K	001-40611	3.1	August 7, 2025
3.8	Form of Certificate of Designations of Rights and Preferences of Series C Convertible Preferred Stock of Nauticus Robotics, Inc.	Form 8-K	001-40611	3.1	December 3, 2025
3.9	Amended and Restated Bylaws of Nauticus Robotics, Inc.	Form 8-K	001-40611	3.1	May 15, 2023
3.10	Amendment No. 1 to the Amended and Restated By-laws of Nauticus Robotics, Inc	Form 8-K	001-40611	3.1	August 19, 2025
3.11	Certificate of Correction (Series A CoD) 2026	Form 10-K	001-40611	3.9	April 15, 2026
3.12	Certificate of Correction (Series B CoD) 2026	Form 10-K	001-40611	3.10	April 15, 2026
3.13	Certificate of Correction (Series C CoD) 2026	Form 10-K	001-40611	3.11	April 15, 2026
3.14	Certificate of Designations of Rights and Preferences of Series D Convertible Preferred Stock of Nauticus Robotics, Inc.	Form 8-K	001-40611	3.1	July 9, 2026
3.15*	Certificate of Designations of Rights and Preferences of Series E Convertible Preferred Stock of Nauticus Robotics, Inc.
4.1	Specimen Warrant Certificate of CleanTech Acquisition Corp.	Form S-1/A	333-256578	4.3	July 6, 2021
4.2	Warrant Agreement, dated July 14, 2021, by and between Continental Stock Transfer & Trust Company and CleanTech Acquisition Corp.	Form 8-K	001-40611	4.1	July 21, 2021
4.3	Rights Agreement, dated July 14, 2021, by and between Continental Stock Transfer & Trust Company and CleanTech Acquisition Corp.	Form 8-K	001-40611	4.2	July 21, 2021
4.4	Form of Warrants to be issued pursuant to the Securities Purchase Agreement dated December 16, 2021	Form S-4 Am. No. 4	333-262431	4.7	June 16, 2022

4.5	Form of Original Issue Discount Senior Secured Convertible Debenture Due 2026.	Form 8-K	001-40611	10.3	November 5, 2024
4.6**	Form of Warrant	Form 8-K	001-40611	4.1	February 9, 2026
4.7	Description of Registrant’s Securities	Form 10-K	001-40611	4.7	April 15, 2026
5.1*	Legal Opinion of Norton Rose Fulbright US LLP
10.1+**	Agreement by and between Nauticus Robotics Brazil Ltda. and Petróleo Brasileiro S.A. entered into on May 23, 2023.	Form 8-K	001-40611	10.1	May 30, 2023
10.2+	Senior Secured Term Loan Agreement, dated as of September 18, 2023, by and among Nauticus Robotics, Inc., ATW Special Situations II LLC, as collateral agent and lender, and the lenders party thereto.	Form 8-K	001-40611	10.1	September 21, 2023
10.3+	Pledge and Security Agreement, dated as of September 18, 2023, by and among Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc., ATW Special Situations II LLC, as collateral agent.	Form 8-K	001-40611	10.2	September 21, 2023
10.4	Intellectual Property Security Agreement, dated as of September 18, 2023, by and among Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc. and ATW Special Situations II LLC, as collateral agent.	Form 8-K	001-40611	10.3	September 21, 2023
10.5	Subsidiary Guarantee, dated as of September 18, 2023, by Nauticus Robotics Holdings, Inc. and acknowledged and agreed to by Nauticus Robotics, Inc.	Form 8-K	001-40611	10.4	September 21, 2023
10.6	Intercreditor Agreement, dated as of September 18, 2023, by and between ATW Special Situations II LLC, as first lien collateral agent, and ATW Special Situations I LLC, as second lien collateral agent, and acknowledged and agreed by Nauticus Robotics, Inc. and Nauticus Robotics Holdings, Inc.	Form 8-K	001-40611	10.5	September 21, 2023
10.7+	Amendment to Securities Purchase Agreement, Senior Secured Convertible Debentures and Pledge and Security Agreement, dated as of September 18, 2023, by and among Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc. and ATW Special Situations I LLC, as agent and the Required Creditors.	Form 8-K	001-40611	10.6	September 21, 2023
10.8+	Pledge and Security Agreement, dated as of September 9, 2022, by and among Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc. and ATW Special Situations I LLC, as agent and creditor, and the other creditors party thereto.	Form 8-K	001-40611	10.7	September 21, 2023
10.9++	Offer Letter, dated September 27, 2023	Form 8-K	001-40611	10.1	October 2, 2023
10.10	Director Designation Letter Agreement, dated as of October 2, 2023, by and between Nauticus Robotics, Inc. and Schlumberger Technology Corporation	Form 8-K	001-40611	10.5	October 6, 2023
10.11	First Amendment to Senior Secured Term Loan Agreement dated December 31, 2023	Form 8-K	001-40611	10.1	January 5, 2024
10.12	Securities Purchase Agreement dated December 31, 2023	Form 8-K	001-40611	10.2	January 5, 2024
10.13	Nauticus Second Lien Restructuring Agreement dated December 31, 2023	Form 8-K	001-40611	10.3	January 5, 2024
10.14+	Senior Secured Term Loan Agreement, dated as of January 30, 2024, by and among Nauticus Robotics, Inc., ATW Special Situations Management LLC, as collateral agent and lender, and the lenders party thereto	Form 8-K	001-40611	10.1	February 5, 2024
10.15+	Pledge and Security Agreement, dated as of January 30, 2024, by and among Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc., NautiWorks LLC, Nauticus Robotics Fleet LLC, Nauticus Robotics USA LLC, and ATW Special Situations Management LLC, as collateral agent	Form 8-K	001-40611	10.2	February 5, 2024
10.16+	Intellectual Property Security Agreement, dated as of January 30, 2024, by and among Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc., NautiWorks LLC, Nauticus Robotics Fleet LLC, Nauticus Robotics USA LLC, and ATW Special Situations Management LLC, as collateral agent	Form 8-K	001-40611	10.3	February 5, 2024

10.17	Subsidiary Guarantee, dated as of January 30, 2024, by Nauticus Robotics Holdings, Inc., NautiWorks LLC, Nauticus Robotics Fleet LLC, and Nauticus Robotics USA LLC, and acknowledged and agreed to by Nauticus Robotics, Inc.	Form 8-K	001-40611	10.4	February 5, 2024
10.18	Pari Passu Intercreditor Agreement, dated as of January 30, 2024, by and among ATW Special Situations Management LLC, as collateral agent for the lenders under the Term Loan Agreement, Acquiom Agency Services LLC, as collateral agent for the lenders under the 2023 Term Loan Agreement, and Nauticus Robotics, Inc., and Nauticus Robotics Holdings, Inc., as grantors	Form 8-K	001-40611	10.5	February 5, 2024
10.19	Intercreditor Agreement, dated as of January 30, 2024, by and between ATW Special Situations Management LLC, as 2024 first lien collateral agent, ATW Special situations I LLC, as second lien collateral agent, and acknowledged by Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc., NautiWorks LLC, Nauticus Robotics Fleet LLC, Nauticus Robotics USA LLC	Form 8-K	001-40611	10.6	February 5, 2024
10.20	Second Amendment to Senior Secured Term Loan Agreement, dated as of January 30, 2024, by and among Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc., NautiWorks LLC, Nauticus Robotics Fleet LLC, Nauticus Robotics USA LLC, ATW Special Situations II LLC, ATW Special Situations I LLC, and Material Impact Fund II, L.P.	Form 8-K	001-40611	10.7	February 5, 2024
10.21+	Second Agreement Regarding Incremental Loans, dated as of January 30, 2024, by and among Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc., NautiWorks LLC, Nauticus Robotics Fleet LLC, Nauticus Robotics USA LLC, ATW Special Situations II LLC, and Material Impact Fund II, L.P.	Form 8-K	001-40611	10.8	February 5, 2024
10.22	Form of Amendment and Exchange Agreement	Form 8-K	001-40611	10.9	February 5, 2024
10.23	Form of Original Issue Discount Exchanged Senior Secured Convertible Debenture Due September 9, 2026	Form 8-K	001-40611	10.10	February 5, 2024
10.24	Nauticus Second Lien Restructuring Agreement, entered into as of January 31, 2024, by and among Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc., NautiWorks LLC, Nauticus Robotics Fleet LLC, Nauticus Robotics USA LLC, and SLS Family Irrevocable Trust	Form 8-K	001-40611	10.11	February 5, 2024
10.25	Nauticus Second Lien Restructuring Agreement, entered into as of January 31, 2024, by and among Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc., NautiWorks LLC, Nauticus Robotics Fleet LLC, Nauticus Robotics USA LLC, and Material Impact Fund II, L.P.	Form 8-K	001-40611	10.12	February 5, 2024
10.26++	Employment Agreement dated February 21, 2024 between John W. Gibson Jr. and Nauticus Robotics, Inc.	Form 8-K	001-40611	10.1	February 22, 2024
10.27	First Amendment to Senior Secured Term Loan Agreement, dated as of May 1, 2024, between the Nauticus Robotics, Inc., ATW Special Situations Management LLC as collateral agent, and the lenders party thereto	Form 8-K	001-40611	10.1	May 1, 2024
10.28	At the Market Offering Agreement dated May 20, 2024, by and between Nauticus Robotics, Inc. and H.C. Wainwright & Co., LLC	Form 8-K	001-40611	10.1	May 20, 2024
10.29++	Offer Letter dated August 9, 2024, Between Nauticus Robotics, Inc. and John Symington.	Form 10-Q	001-40611	10.1	November 12, 2024
10.30**	Form of Second Amendment and Exchange Agreement dated November 4, 2024 by and among Nauticus Robotics Inc. and each of the signatories thereto.	Form 8-K	001-40611	10.1	November 5, 2024

10.31**	Form of Securities Purchase Agreement dated November 4, 2024, by and among Nauticus Robotics, Inc. and each of the investors listed on the Schedule of Buyers thereto.	Form 8-K	001-40611	10.2	November 5, 2024
10.32	Form of Original Issue Discount Senior Secured Convertible Debenture Due 2026.	Form 8-K	001-40611	10.3	November 5, 2024
10.33	Pledge and Security Agreement, dated as of November 4, 2024, by and among the Company, Nauticus Robotics Holdings Inc., Nautiworks LLC, Nauticus Robotics Fleet LLC, and Nauticus Robotics USA LLC, as Debtors, and ATW Special Situations Management LLC as the Collateral Agent	Form 8-K	001-40611	10.4	November 5, 2024
10.34	IP Security Agreement, dated as of November 4, 2024, by and among the Company, Nauticus Robotics Holdings Inc., Nautiworks LLC, Nauticus Robotics Fleet LLC, and Nauticus Robotics USA LLC, as Debtors, in favor of ATW Special Situations Management LLC as the Collateral Agent.	Form 8-K	001-40611	10.5	November 5, 2024
10.35	Subsidiary Guarantee, dated as of November 4, 2024, by Nauticus Robotics Holdings, Inc., NautiWorks LLC, Nauticus Robotics Fleet LLC, and Nauticus Robotics USA LLC, in favor of ATW Special Situations Management LLC as Collateral Agent.	Form 8-K	001-40611	10.6	November 5, 2024
10.36	Intercreditor agreement, dated as of November 4, 2024, by and among the Collateral Agent and ATW Special Situations Management LLC, in its capacity as agent for certain lenders to the Debtors, and acknowledged and agreed to by the Debtors	Form 8-K	001-40611	10.7	November 5, 2024
10.37	Intercreditor agreement, dated as of November 4, 2024, by and among the Collateral Agent and Acquiom Agency Services LLC, and acknowledged and agreed to by the Debtors.	Form 8-K	001-40611	10.8	November 5, 2024
10.38	Intercreditor agreement, dated as of November 4, 2024, by and among the Collateral Agent and ATW Special Situations I LLC and acknowledged and agreed to by the Debtors.	Form 8-K	001-40611	10.9	November 5, 2024
10.39**	Asset Purchase Agreement, dated March 5, 2025, by and among Nauticus Robotics Inc., SeaTrepid International, L.L.C., SeaTrepid Deepsea LLC, Remote Inspection Technologies, L.L.C. and each of the signatories thereto.	Form 8-K	001-40611	10.1	March 5, 2025
10.40+	Amendment No. 1 to Asset Purchase Agreement, dated March 20, 2025, by and among Nauticus Robotics Inc., SeaTrepid International, L.L.C., SeaTrepid Deepsea LLC, Remote Inspection Technologies, L.L.C. and each of the signatories thereto.	Form 8-K	001-40611	10.1	March 25, 2025
10.41**++	Award Letter dated March 27, 2025.	Form 8-K	001-40611	10.1	April 2, 2025
10.42**+	Securities Purchase Agreement dated August 6, 2025, by and among Nauticus Robotics, Inc. and each of the investors listed on the Schedule of Buyers thereto.	Form 8-K	001-40611	10.1	August 7, 2025
10.43**+	Equity Purchase Facility Agreement, as of dated October 24, 2025, by and between Nauticus Robotics, Inc. and the investor party named therein.	Form 8-K	001-40611	10.1	October 27, 2025
10.44**	Registration Rights Agreement, dated as of October 24, 2025, by and between Nauticus Robotics, Inc. and the investor party named therein.	Form 8-K	001-40611	10.2	October 27, 2025
10.45**	Amendment Agreement, dated October 25, 2025, by and among Nauticus Robotics, Inc. and the lenders signatories thereto.	Form 8-K	001-40611	10.3	October 27, 2025
10.46+	Form of Amendment and Exchange Agreement, dated as of December 3, 2025, by and between Nauticus Robotics, Inc. and the investor party named therein.	Form 8-K	001-40611	10.1	December 4, 2025
10.47**+	Securities Purchase Agreement, dated as of February 6, 2026, by and between Nauticus Robotics, Inc. and the investor party named therein.	Form 8-K	001-40611	10.1	February 9, 2026
10.48	Registration Rights Agreement, dated as of February 6, 2026, by and among Nauticus Robotics, Inc. and the investor party named therein.	Form 8-K	001-40611	10.2	February 9, 2026
10.49	Amendment No. 2 to Asset Purchase Agreement, dated May 11, 2026, by and among Nauticus Robotics, Inc., SeaTrepid International, L.L.C., SeaTrepid Deep L.L.C., Remote Inspection Technologies, L.L.C., and each of the signatories thereto.	Form 8-K	001-40611	10.1	May 13, 2026
10.50	Second Amendment, dated May 11, 2026, by and among Nauticus Robotics, Inc. and the lenders signatories thereto.	Form 8-K	001-40611	10.2	May 13, 2026

10.51++	Offer Letter dated March 26, 2026, by and between Nauticus Robotics, Inc. and Michael Ferrier	Form 10-Q	001-40611	10.3	May 14, 2026
10.52	Third Amendment, dated June 1, 2026, by and among Nauticus Robotics, Inc., and the lenders signatories thereto.	Form 8-K	001-40611	10.1	June 3, 2026
10.53++	Nauticus Robotics, Inc. 2022 Omnibus Incentive Plan, as amended	Form 8-K	001-40611	10.1	June 8, 2026
10.54**+	Form of Exchange Agreement, dated as of June 26, 2026, by and between Nauticus Robotics, Inc. and the investor party named therein.	Form 8-K	001-40611	10.1	June 30, 2026
10.55	Fourth Amendment, dated August 12, 2026, by and among Nauticus Robotics, Inc. and the lenders signatories thereto.	Form 8-K	001-40611	10.1	August 13, 2026
10.56	Form of Holder Notice and Confirmation of Extension of Maturity Date, dated September 9, 2026, delivered by ATW Special Situations II, LLC to Nauticus Robotics, Inc.	Form 8-K	001-40611	10.1	September 10, 2026
10.57	Form of Fifth Amendment to Term Loan Agreement, by and among Nauticus Robotics, Inc. and the lenders signatories thereto.	Form 8-K	001-40611	10.1	September 18, 2026
10.58	Form of Collateral Agent Acknowledgment And Consent.	Form 8-K	001-40611	10.2	September 18, 2026
10.59	Form of waiver of September 30, 2026 Triggering Event relating to Series C Convertible Preferred Stock, effective September 23, 2026.	Form 8-K	001-40611	10.1	September 29, 2026
10.60	Form of waiver of September 30, 2026 Triggering Event relating to Series A Convertible Preferred Stock, effective September 30, 2026.	Form 8-K	001-40611	10.1	October 1, 2026
10.61	Form of waiver of September 30, 2026 Triggering Event relating to Series B Convertible Preferred Stock, effective September 30, 2026.	Form 8-K	001-40611	10.1	October 1, 2026
10.62	Form of waiver of September 30, 2026 Triggering Event relating to Series C Convertible Preferred Stock, effective September 30, 2026.	Form 8-K	001-40611	10.2	October 1, 2026
10.63	Form of Sixth Amendment, dated September 30, 2026, by and among Nauticus Robotics, Inc. and the lender signatories thereto.	Form 8-K	001-40611	10.1	October 1, 2026
10.64	Form of Collateral Agent Acknowledgment and Consent.	Form 8-K	001-40611	10.2	October 1, 2026
14.1	Code of Business Conduct and Ethics of Nauticus Robotics, Inc.	Form 8-K	001-40611	14.1	September 15, 2022
16.1	Letter from Whitley Penn LLP to the Securities and Exchange Commission dated December 19, 2025	Form 8-K	001-40611	16.1	December 22, 2025
19.1	Insider Trading Policy	Form 10-K	001-40611	19.1	April 15, 2025
21.1	List of Subsidiaries.	Form 10-K	001-40611	21.1	April 21, 2026
23.1†	Consent of Independent Registered Public Accounting Firm
23.2†	Consent of Independent Registered Public Accounting Firm
23.3*	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1)
97.1	Nauticus Robotics, Inc. Clawback Policy	Form 10-K	001-40611	97.1	April 15, 2025
24.1 †	Power of Attorney (Signature page)
107 †	Filing Fee Table

†	Filed herewith
*	To be filed by amendment.
**	Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. The Company agrees to furnish supplementally an unredacted copy of this exhibit to the staff of the SEC upon request.
+	Schedules and similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the staff of the SEC upon request.
++	Management contract, compensatory plan, or arrangement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)	that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Webster, Texas, on this 12th day of November, 2026.

Nauticus Robotics, Inc.

By:	/s/ John W. Gibson Jr.
Name:	John W. Gibson, Jr.
Title:	President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints each of John W. Gibson, Jr. and Michael Ferrier, acting alone or together with another attorney-in-fact, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933, as amended (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities held and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ John W. Gibson Jr.	President and Chief Executive Officer and Director	November 12, 2026
John W. Gibson, Jr.	(Principal Executive Officer)

/s/ Jimena Begaries	Interim Chief Financial Officer	November 12, 2026
Jimena Begaries	(Principal Financial and Accounting Officer)

/s/ William H. Flores	Chair of the Board	November 12, 2026
William H. Flores

/s/ Dr. Jim Bellingham	Director	November 12, 2026
Dr. Jim Bellingham

/s/ Dr. Adam Sharkawy	Director	November 12, 2026
Dr. Adam Sharkawy

/s/ Eli Spiro	Director	November 12, 2026
Eli Spiro